As filed with the Securities and Exchange Commission on January 16, 2013

Registration No. 333-185642

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRI POINTE HOMES, LLC

(to be converted into TRI Pointe Homes, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	1531	27-3201111
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas F. Bauer

Chief Executive Officer and Manager

TRI Pointe Homes, LLC

19520 Jamboree Road, Suite 200

Irvine, California 92612

(949) 478-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Gordon, Esq. Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel (312) 853-7000 Fax (312) 853-7036	J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599	Dhiya El-Saden, Esq. Gibson, Dunn & Crutcher LLP 333 South Grand Avenue Los Angeles, California 90071 Tel (213) 229-7196 Fax (213) 229-6196

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling stockholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 16, 2013

PRELIMINARY PROSPECTUS

11,700,000 Shares

TRI Pointe Homes, Inc.

Common Stock

$        per share

This is the initial public offering of our common stock. We are selling 10,000,000 shares of our common stock and the selling stockholder named in this prospectus is selling 1,700,000 shares of our common stock. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. We currently expect the initial public offering price to be between $14.00 and $16.00 per share of our common stock.

The selling stockholder has granted the underwriters an option to purchase up to 1,755,000 additional shares of our common stock.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “TPH.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 19.

We are an “emerging growth company” under the federal securities laws and are eligible for reduced reporting requirements. See “Summary—Implications of Being an Emerging Growth Company.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount	$	$
Proceeds to us (before expenses)	$	$
Proceeds to the selling stockholder (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about                      , 2013 through the book-entry facilities of The Depository Trust Company.

Citigroup	Deutsche Bank Securities	FBR

Moelis & Company

JMP Securities

                         , 2013

Our company's core values of quality, integrity and excellence are the driving force behind innovative designs that connect with the individual.

THINK. RENEW. INSPIRE.

TRI Pointe Homes is guided by an unwavering commitment to think, renew and inspire. Insightful thinking -- anticipating and encompassing all the events and needs of the individuals and families who will live in a TRI Pointe Home -- is demanded.

NV
UT
CO
Boulder
Aurora
Denver
CA
San Mateo
San Jose
Morgan Hill
Simi Valley
Azusa
La Habra
Riverside
Huntington Beach
San Marcos
Irvine
Oceanside
Chula Vista
AZ
NM

2009

A new homebuilding venture with a different outlook on how to do business in an industry undergoing radical transformation.

2010

Created a strategic relationship with Starwood Capital Group who provided a $150 million equity commitment.

During 2010, we grew to a team of 35 exceptional professionals.

We sold and delivered over 100 homes in our first full year of operation.

TRI Pointe HOMES

2011

Increased our land pipeline to over 700 owned and controlled lots representing approximately $145 million in land assets.

Expanded into Northern California and acquired 107 lots representing over $25 million in land assets.

2012

Opened seven new communities throughout California.

Launched new Colorado Division, first new community to open in second quarter 2013.

We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, the underwriters are not, and the selling stockholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

i

We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled “Summary,” “Market Opportunity” and “Our Business.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC (“JBREC”), an independent research provider and consulting firm. We have paid JBREC a fee of $24,600 for that market study, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with that market study. Such information is included in this prospectus in reliance on JBREC’s authority as an expert on such matters. Any forecasts prepared by JBREC are based on data (including third-party data), models and experience of various professionals, and are based on various assumptions (including the completeness and accuracy of third-party data), all of which are subject to change without notice. See “Experts.” In addition, certain market and industry data has been taken from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources, and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

Special Note on Ownership of Our Common Stock

As part of our formation transactions, the members of TRI Pointe Homes, LLC (the entity that will be converted into a Delaware corporation and renamed TRI Pointe Homes, Inc. as part of our formation transactions) (“TPH LLC”) will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. The members of TPH LLC include a private equity fund (which, together with its wholly-owned subsidiaries, we refer to as the “Starwood Fund”) managed by an affiliate of Starwood Capital Group Global, L.P., the members of our management team and a third-party investor. In addition to their membership interests in TPH LLC, members of our management team also hold incentive units in TPH LLC and we refer to them in their capacity as holders of incentive units as “Incentive Unit Holders.”

The allocation of the 21,597,907 shares of our common stock among the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders depends on a calculation of an internal rate of return to the members of TPH LLC (other than the Incentive Unit Holders) resulting from this offering, which in turn depends upon the timing of this offering and the value per share of our common stock. Under the operating agreement of TPH LLC, that value per share of our common stock is based initially upon the midpoint of the price range set forth on the cover page of this prospectus. Such value is subject to adjustment following the completion of this offering such that the number of shares that are allocated to the members of TPH LLC (other than the Incentive Unit Holders), on the one hand, may increase or decrease and the number of shares that are allocated to the Incentive Unit Holders, on the other hand, may correspondingly decrease or increase, in an amount limited to up to 1.0% of the aggregate number of shares of our common stock outstanding immediately following the completion of this offering. The adjustment is based upon (1) the average of the closing price of the shares of our common stock on the New York Stock Exchange for the ten trading-day period initially following this offering and (2) the number of shares of our common stock outstanding on the date of the completion of this offering. Although the allocation of shares of our common stock among the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders is subject to a minor adjustment based on the foregoing, the number of shares of our common stock received by the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders in the aggregate will not change as a result of such adjustment. For a more detailed discussion regarding the numbers of shares of our common stock that will be received by the members of TPH LLC (other than the Incentive Unit Holders), on the one hand, and the Incentive Unit Holders, on the other hand, see “Principal and Selling Stockholders.”

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read this entire prospectus carefully, including, in particular, the “Risk Factors” section beginning on page 19 of this prospectus. As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “our company,” “we,” “our” and “us” (1) for periods prior to September 24, 2010, the date on which the Starwood Fund agreed to make its investment in us, refer to the entities through which we conducted our business during such periods, which we refer to collectively as “our predecessor,” (2) for periods from and after September 24, 2010 and prior to the completion of our formation transactions, refer to TRI Pointe Homes, LLC and its subsidiaries and affiliates, which we sometimes refer to as “TPH LLC,” and (3) following the completion of our formation transactions, refer to TRI Pointe Homes, Inc. and its subsidiaries and affiliates; references to “the Starwood Fund” refer to a private equity fund (together with its wholly-owned subsidiaries) managed by an affiliate of Starwood Capital Group; and references to “Starwood Capital Group” refer to Starwood Capital Group Global, L.P., its predecessors and owned affiliates.

Unless otherwise indicated, market data is derived from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC (“JBREC”).

Unless the context otherwise requires, the information in this prospectus assumes that: (1) our formation transactions have been completed, (2) the shares of our common stock to be sold in this offering are sold at $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and (3) the underwriters’ option to purchase additional shares is not exercised.

Our Company

We are engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California. Our company was founded in April 2009, towards the end of an unprecedented downturn in the national homebuilding industry, by our current management team with over a century of collective industry experience. As a “next generation” regional homebuilder, we are focused on taking advantage of opportunities in selected markets in California and are prudently evaluating opportunities in other Southwestern states with improving local market conditions. Unburdened by underperforming assets or legacy issues, our growth strategy generally seeks to capitalize on high demand in selected “core” markets with favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. As of September 30, 2012, our operations consisted of 13 communities, eight of which are actively selling, containing 695 lots under various stages of development (including three communities, one of which is actively selling, containing 143 lots for our fee building projects, as described below) in Southern and Northern California.

Our company was founded by the members of our management team, who have worked together for over 20 years. They have firmly established our company’s core values of quality, integrity and excellence, which are the driving forces behind our innovative designs and strong customer commitment. Given our relative size and regional focus, our management team employs a disciplined, hands-on approach, leveraging strong local market relationships and established reputation to source acquisitions, achieve land entitlements (which provide basic development rights to the owner) and deliver quality homes on budget and on schedule.

Prior to this offering, we have operated our business through TRI Pointe Homes, LLC, which, prior to the completion of this offering, will be converted into a Delaware corporation and renamed TRI Pointe Homes, Inc. The members of TRI Pointe Homes, LLC, which members include a fund affiliated with Starwood Capital Group, the members of our management team and a third-party investor, will receive an aggregate of 21,597,907 shares of our common stock in connection with our conversion into a corporation.

Since our formation, we have sold over 350 homes (including fee building projects), a number of which are located in prestigious master planned communities in California, and we have forged relationships with several leading national land developers. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, including entry-level, move-up and higher income customers. As a result, we build across a variety of price points, ranging from approximately $300,000 to $1,500,000, and home sizes, ranging from approximately 1,250 to 4,300 square feet. Cutting edge product development as well as exemplary customer service are key components of the lifestyle connection we seek to establish with each individual homebuyer. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

In September 2010, we received an equity commitment of $150 million from a fund affiliated with Starwood Capital Group, a private equity firm founded and controlled by Barry Sternlicht, the chairman of our board. Starwood Capital Group is a key strategic partner, providing access to acquisition opportunities within our markets as well as a wide range of knowledge in all aspects of real estate finance and operations. As of September 30, 2012, the Starwood Fund had contributed the entire $150 million of its commitment to us, and it has no further obligation to contribute capital to us. The Starwood Fund’s investment has enabled us to acquire or control, through options or non-binding letters of intent, 1,436 lots in 20 current and future communities. Prior to the Starwood Fund’s investment, most of our operations consisted of “fee building projects” in which we built, marketed and sold homes for independent third-party property owners with whom we have revenue sharing agreements on projects typically marketed under the TRI Pointe Homes brand name.

Our home sales revenue has grown rapidly from $4.1 million in 2010 to $26.5 million in the twelve months ended September 30, 2012 and our business mix has shifted away from fee building. We have experienced losses since we were founded in 2009, including losses of $3.9 million and $4.6 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. As of September 30, 2012, we owned 552 lots and controlled 841 lots (689 lots that are under land option contracts or purchase contracts, 91 lots that are under non-binding letters of intent and 61 additional lots that are under an option contract executed in October 2012), representing approximately two to three years of supply to support our current growth plan. We seek to invest only in land inventory that we can efficiently develop over a 24 to 36 month horizon in order to maximize our returns on capital and minimize our exposure to market risk. We continually evaluate new communities and have an attractive pipeline of land acquisition opportunities.

Industry Overview

National Housing Market

The U.S. housing market continues to show signs of stabilization and improvement from the cyclical low points reached during the 2008 – 2009 global recession. Between the 2005 – 2006 market peak and 2011, single family housing starts declined 75%, according to data compiled by the U.S. Census Bureau, and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2012, as a result of an improving macroeconomic backdrop and modest improvement in unemployment, early signs of a recovery began to materialize in many markets around the country. In the nine months ended September 30, 2012, new housing permits increased 32% and the median single-family home price increased 6% over the same period in 2011. Growth in sales of new homes have outpaced growth in sales of existing homes over the same period, increasing 23% versus 8% for existing homes.

Historically, strong housing markets have been associated with affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, low interest rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are beginning to exhibit several of these positive characteristics. Relative to long-term historical averages, the U.S. economy is creating more jobs for every homebuilding permit issued, the inventory of resale and new unsold homes is relatively low and affordability is near its highest level in over 30 years, as measured by the ratio of homeownership costs to household income.

However, despite recent momentum, the U.S. housing market has not fully recovered from the 2008 – 2009 recession as consumer confidence remains below average levels, mortgage underwriting standards remain tight, and inventories of vacant and distressed homes remain elevated relative to historic averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

California Housing Market

California residential real estate markets are significantly more supply-constrained and have experienced deeper contraction than other regions in the U.S. during the most recent global economic recession. Between the peak in 2005 and the trough in 2011, annual single-family homebuilding permits in the state of California declined a total of 86% versus the national decline of 75%. Despite being one of the largest housing markets in the nation, having issued an average of over 86,500 single-family homebuilding permits annually between 2001 and 2011, California added fewer than 26,000 single-family permits annually from 2009 through 2011. For the nine months ended September 30, 2012, California homebuilding permits grew 32% over the same period of the prior year, in line with the national average of 32%. The median existing family home price increased by an average of 7.4% from one year prior versus the national average of 5.8%, with more accelerated rates of appreciation in recent months.

The Company’s “core” markets in Southern and Northern California are expected to exhibit strong absolute or relative population growth, a key indicator of housing demand. According to a JBREC study of the 65 largest markets in the country, based on absolute population growth for the years 2012 – 2016, Los Angeles, San Diego and Riverside-San Bernardino are expected to rank among the top 15 markets in the country, with Orange County and Denver expected to rank in the top 25 markets. Additionally, supply constraints and increasing demand present more opportunities to build higher-density, infill projects (which are projects to construct new homes on vacant or under-utilized lots among existing properties in established communities) in the coastal submarkets.

While California experienced some of the greatest distress and sharpest price declines during the downturn, it remains in the early stages of a potential recovery. In 2011, unemployment was approximately 2.8 percentage points above the national average of 8.9%, a gap that widened from less than one percentage point in 2007. A reversion to long-term historical averages in terms of housing permits and sales volumes would represent meaningful improvement to current market conditions in many California markets. However, the Company’s “core” markets possess many positive attributes critical for a healthy housing market and are expected to exhibit solid growth.

Our Competitive Strengths

We believe the following strengths will provide us with a significant competitive advantage in implementing our business strategy:

Experienced and Proven Leadership

Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer, have worked together for over 20 years and have a successful track record of managing and growing a public homebuilding company. Their combined real estate industry experience includes land acquisition, financing, entitlement, development, construction, marketing and sales of single-family detached and attached homes in communities in a variety of markets. Prior to forming our company in 2009, Messrs. Bauer, Mitchell and Grubbs worked together for 17 years at William Lyon Homes from its formation in 1992, ultimately serving as its President and Chief Operating Officer, Executive Vice President and Senior Vice President and Chief Financial Officer, respectively. William Lyon Homes was formed with a nominal investment, and listed its shares on the New York Stock Exchange in 1999 until the company was taken private in 2006. During their tenure at William Lyon Homes, the company focused its operations in California, Arizona and Nevada. During its public operating period, the company delivered over 2,800 homes per year on average, generated revenues averaging over $1.0 billion per year and increased shareholders’ equity from $53 million to over $600 million. We believe that our management team’s prior experience, extensive relationships and strong local reputation provide us with a competitive advantage in being able to secure projects, obtain entitlements, build quality homes and complete projects on schedule.

Focus on High Growth Core Markets in California and Other Southwestern States

Our business is well-positioned to capitalize on the broader national housing market recovery. We are focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in Southern and Northern California and, more recently, in Colorado. Additionally, we plan to evaluate expansion opportunities on an opportunistic basis in other markets in the Southwestern United States. According to JBREC, the Southwestern region represents some of the largest single family housing markets in the country, as defined by sales, starts and building permits. In Southern California, we principally operate in the counties of Los Angeles, Orange, San Diego, Ventura and Riverside-San Bernardino, and in Northern California, we principally operate in the counties of Santa Clara, San Mateo and Alameda. In Colorado, we anticipate that we will principally operate in the counties of Douglas, Denver, Arapahoe and Jefferson. These markets are generally characterized by high job growth and increasing populations, creating strong demand for new housing, and we believe they represent attractive homebuilding markets with opportunities for long-term growth. Moreover, our management team has deep local market knowledge of the California and Colorado homebuilding and development industries. We believe this experience and strong relationships with local market participants enable us to efficiently source, entitle and close on land.

Attractive Land Positions to Support Future Growth

We believe that we have strong land positions strategically located within our core markets, all of which have been acquired since 2010. We select communities with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics that we believe will support long-term growth. Our Southern California assets are well located along key transportation corridors in major job centers in our submarkets. In Northern California, our assets are located within and around the Silicon Valley, a major employment center. Additionally, our planned project in Castle Rock, Colorado is conveniently located near the hub of the Denver Tech Center, a major employment center in Denver, with a concentration of larger technology and communications companies and excellent schools.

As of September 30, 2012, we owned 552 lots in California in which we had commenced development, held options or were under contract to acquire an additional 689 lots in eight new communities in California and Colorado and had entered into non-binding letters of intent to acquire an additional 91 lots in one new and one existing community in Southern California. In October 2012, we entered into an option contract to acquire an additional 61 lots in Southern California. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land. See “—Pending Acquisitions” below.

Strong Operational Discipline and Controls

Our management team possesses significant operating expertise, including running a much larger public homebuilder. The perspective gained from that experience has helped shape the strict discipline and hands-on approach with which our company is managed. From monthly financial and operating performance “dashboard” updates on each project to quarterly operating committee review and financial accountability at the project management level, our strict operating discipline is a key part of our strategy to maximize returns while minimizing risk.

Our Relationship with Starwood Capital Group

We believe that our relationship with Starwood Capital Group, which has approximately $20 billion of real estate-related assets under management, gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the investing and operational expertise of Starwood Capital Group. Additionally, Barry Sternlicht, the Chairman and Chief Executive Officer of Starwood Capital Group, is also the chairman of our board. As a former Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., a Fortune 500 company, and current Chairman and Chief Executive Officer of Starwood Property Trust, Inc., a commercial real estate finance company, Mr. Sternlicht brings a unique perspective on building a world class real estate operating business to the chairman position. The Starwood Fund will have the right to designate two members of our board for as long as the Starwood Fund owns 25% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member for as long as it owns at least 10%. Messrs. Bauer, Mitchell and Grubbs will agree to vote all shares of our common stock that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10%.

Through our relationship with Starwood Capital Group, our management team has drawn upon the deep real estate knowledge base of Starwood Capital Group’s personnel and its established track record of investing in real estate operating companies. On behalf of funds sponsored by Starwood Capital Group, members of its executive team have created or taken public three successful companies, including Starwood Hotels & Resorts Worldwide, Inc., Starwood Property Trust, Inc. and iStar Financial, Inc. They also participated in the formation of Equity Residential Properties Trust, one of the premier U.S. multi-family REITs. We believe the breadth of experience and the relationships that Starwood Capital Group has fostered since its inception, particularly in the residential land business, will provide us with competitive advantages in acquiring land and developing homes. Over the past five years, affiliates of Starwood Capital Group have purchased over 19,400 residential lots in targeted markets. As of September 30, 2012, affiliates of Starwood Capital Group controlled more than 21,100 residential lots across the United States, including approximately 9,600 lots in California, Arizona and Colorado. Affiliates of Starwood Capital Group may make available to us for purchase, at market prices, certain of their owned residential land holdings.

No Legacy Issues

Given our recent formation in 2009 and that our current land inventory was accumulated following the Starwood Fund’s investment in us in September 2010, we do not have distressed legacy assets or liabilities to manage, unlike many competitors that were affected by the unprecedented downturn in the real estate markets that resulted from the recession of 2008 – 2009. As a result, all of our real estate assets as well as those we have under option contracts, purchase contracts or non-binding letters of intent are located in markets that we targeted after the downturn commenced, whereas many of our competitors continue to own legacy properties in economically stagnant locations or land options either on undesirable properties or with unfavorable terms. The absence of legacy issues has also allowed us to hire experienced and talented real estate development personnel who became available during the downturn. We believe that our strong balance sheet and absence of legacy issues enables us to focus on future growth, as opposed to having resources diverted to manage troubled assets.

Our Business Strategy

Our business strategy is focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in Southern and Northern California and, more recently, Colorado, as well as the eventual entry into other Southwestern markets. Our business strategy is driven by the following:

Acquire Attractive Land Positions While Reducing Risk

We believe that our reputation and extensive relationships with land sellers, master plan developers, financial institutions, brokers and other builders, as well as our relationship with Starwood Capital Group, will enable us to continue to acquire well-positioned land parcels in our target markets in Southern and Northern California, Colorado and other Southwestern markets and provide us access to a greater number of acquisition opportunities. We believe our expertise in land development and planning enables us to create desirable communities that meet or exceed our target customer’s expectations, while operating at competitive costs. We also believe that our strategy of holding an inventory of land that will provide us with a two to three year supply of developed lots and focusing on the development of entitled parcels that we can complete within approximately 24 to 36 months from the start of sales allows us to limit exposure to land development and market cycle risk while pursuing attractive returns on our capital. We also seek to minimize our exposure to land risk through disciplined management of entitlements, as well as the use of land options and other flexible land acquisition arrangements.

Increase Market Position in Growth Markets

We believe that there are significant opportunities to profitably expand in our existing and target markets, and we continually review our selection of markets based on both aggregate demographic information and our own operating results. We use the results of these reviews to re-allocate our investments to those markets where we believe we can maximize our profitability and return on capital over the next several years. While our primary growth strategy will focus on increasing our market position in our existing markets, we may, on an opportunistic basis, explore expansion into other markets through organic growth or acquisition.

Provide Superior Design and Homeowner Experience and Service

We consider ourselves a “progressive” homebuilder driven by exemplary customer experience, cutting-edge product development and exceptional execution. Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process, tailoring our product to the buyer’s lifestyle needs and enhancing communication, knowledge and satisfaction. We believe that the new generation of home buying families has different ideas about the kind of home buying experience it wants. As a result, our selling process focuses on the homes’ features, benefits, quality and design in addition to the traditional metrics of price and square footage. In addition, we devote significant resources to the research and design of our homes to better meet the needs of our buyers. Through our “TRI-e3 Green” platform, we provide homes that we believe are earth-friendly, enhance homeowners’ comfort, promote a healthier lifestyle and deliver tangible operating cost savings versus less efficient resale homes. Collectively, we believe these steps enhance the selling process, lead to a more satisfied homeowner and increase the number of buyers referred to our communities.

Offer a Diverse Range of Products

We are a builder with a wide variety of product lines that enable us to meet the specific needs of each of our core markets, which we believe provides us with a balanced portfolio and an opportunity to increase market share. We have demonstrated expertise in effectively building homes across product offerings from entry-level through first-time and second-time “move-up” housing. We spend extensive time studying and designing our products through the use of architects, consultants and homeowner focus groups for all levels and price points in our target markets. We believe our diversified product strategy enables us to best serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk. Within each of our core markets we determine the profile of buyers we hope to address and design neighborhoods and homes with the specific needs of those buyers in mind.

Focus on Efficient Cost Structure and Target Attractive Returns

We believe that our homebuilding platform, which carries no legacy assets or liabilities, and our focus on controlling costs position us well to generate attractive returns for our investors. Our experienced management team is vigilant in maintaining its focus on controlling costs. We competitively bid each phase of development while maintaining strong relationships with our trade partners by managing production schedules closely and paying our vendors on time.

We combine decentralized management in those aspects of our business where we believe detailed knowledge of local market conditions is critical (such as governmental processing, construction, land development and sales and marketing), with centralized management in those functions where we believe central control is required (such as approval of land acquisitions, financial, treasury, human resources and legal matters). We have also made significant investments in systems and infrastructure to operate our business efficiently and to support the planned future growth of our company as a result of executing our expansion strategy.

Utilize Prudent Leverage

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. At that date, our aggregate loan commitments consisted of a $20 million secured revolving credit facility, which provides financing for several real estate projects, two project-specific revolving loans and several other loan agreements related to the acquisition and development of lots and the construction of model homes and homes for sale. We amended our secured revolving credit facility in December 2012 to increase the maximum amount that can be borrowed thereunder to $30 million. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized.

Recent Developments

Fourth Quarter Results

For the fourth quarter ended December 31, 2012, we expect to report significant year-over-year increases in net new home orders, closings and backlog. Our expected net new home orders, closings and backlog for our owned projects for the fourth quarter of fiscal 2012 compared to the same period in fiscal 2011 is set forth below:

	Quarter Ended December 31,				Increase (Decrease)
	2012		2011		Amount		%
Net new home orders		75		8		67	838%
New homes delivered		89	1	0		79	790%
Backlog (units)		68		8		60	750%

At December 31, 2012, we had seven owned selling communities, compared with three owned selling communities at December 31, 2011. We expect to report home sales revenue for the fourth quarter ended December 31, 2012 of between $52.0 million and $55.0 million, as compared to $4.2 million for the same period in 2011 and $10.0 million for the third quarter ended September 30, 2012.

We are currently in the process of finalizing our consolidated financial results for our fourth quarter and fiscal year ended December 31, 2012 and, therefore, our actual results for these periods are not yet available and have not been audited. The preliminary financial and operating data presented above for the quarter ended December 31, 2012 are subject to change pending finalization, and actual results may differ as we finalize such results.

Company Update

During the quarter ended December 31, 2012, we closed the purchase of an aggregate of 246 lots (105 lots in Rancho Mission Viejo (Orange County), 25 lots in Azusa (Los Angeles County), 59 lots in Mountain View (Santa Clara County) and 57 lots in Castle Rock (Douglas County, Colorado)) for an aggregate remaining purchase price of $40.7 million (net of deposits), all of which were included in “—Pending Acquisitions” as of September 30, 2012. In addition, we acquired 66 lots in Playa Vista (Los Angeles County) and have added 76 lots in Northern California and 104 lots in Colorado under non-binding letters of intent during the quarter, which were not included in “—Pending Acquisitions” as of September 30, 2012. As of December 31, 2012, we had options, were under contract or had entered into non-binding letters of intent to acquire land for an aggregate remaining purchase price of approximately $147.2 million (net of deposits) on which we expect to build 775 homes in 10 new communities in California and Colorado. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land.

Project Sales by Market

The following table sets forth home sales revenue and units delivered by market for our owned projects, in which we built and sold the homes for our own account, during the nine months ended September 30, 2012 and the preceding two calendar years. In addition, the following table sets forth units delivered by market for our fee building projects, in which we built the homes for independent third-party property owners. In our fee building business, we receive management fees for homes we build for independent third-party property owners and do not record the home sales revenue from the homes sold.

	Nine Months Ended September 30, 2012		Year Ended December 31,
			2011		2010(1)
	Home Sales	Units Delivered	Home Sales	Units Delivered	Home Sales	Units Delivered
	(dollars in thousands)
Southern California
Owned Projects
Riverside County:
Amberview, Riverside	$4,412	10	$—	—	$—	—
Topazridge, Riverside	3,481	8	—	—	—	—
Sagebluff, Riverside	4,946	14	—	—	—	—
Castlerock, Riverside	—	—	7,117	21	2,728	8
San Diego County:
Eagle Ridge, Oceanside	4,970	12	6,408	15	1,415	3
Los Angeles County:
Los Arboles, Simi Valley	4,468	11	—	—	—	—

Total—Owned Projects	$22,277	55	$13,525	36	$4,143	11

Fee Building Projects
Orange County:
Andalucia, Irvine(2)		—		—		3
Sonoma, Irvine(2)		—		19		76
San Marino, Irvine(3)		16		20		—
San Diego County:
Patria, Chula Vista(2)		—		29		23

Total—Fee Building Projects		16		68		102

Total—Company		71		104		113

(1)

Included in the table for the year ended December 31, 2010 are 46 units related to fee building projects completed prior to the Starwood Fund’s investment in us on September 24, 2010. Since the Starwood Fund’s investment in us, we have focused primarily on building and selling homes for our own account.

(2)

We entered into a construction management agreement to build, sell and market homes in this community for an independent third-party property owner. This project is marketed under the TRI Pointe Homes brand name.

(3)

We entered into a construction management agreement to only build homes in this community for an independent third-party property owner. This project is marketed under the independent third-party property owner’s name.

Description of Completed Projects and Communities under Development

Our homebuilding projects usually take approximately 24 to 36 months to complete from the start of sales. The following table presents project information relating to each of our markets as of September 30, 2012 and includes information for all completed projects from our inception and current projects under development where we are building and selling homes for our own account and all completed projects from our inception and current projects under development where we are acting as a fee builder.

County, Project, City	Year of First Delivery(1)	Total Number of Homes(2)	Cumulative Units Closed as of September 30, 2012	Backlog at September 30, 2012(3)(4)	Lots as of September 30, 2012(5)	Sales Price Range (in 000’s)(6)	Home Size Range (sq. ft.)
Owned Projects
Southern California
Orange County:
Brio, La Habra	2013	91	—	—	91	$410 – $445	1,744 – 2,259
San Diego County:
Eagle Ridge, Oceanside	2010	30	30	—	—	$425 – $435	2,362 – 2,495
Candera, San Marcos	2012	50	—	22	50	$297 – $357	1,524 – 2,014
Candera, San Marcos	2012	8	—	5	8	$440 – $490	2,361 – 2,929
Civita, San Diego	2013	45	—	—	45	$570 – $630	1,615 – 2,017
Riverside County:
Castlerock, Riverside	2010	29	29	—	—	$315 – $335	2,336 – 2,661
Amberview, Riverside	2012	11	10	1	1	$390 – $440	2,713 – 4,291
Topazridge, Riverside	2012	68	8	5	60	$390 – $440	2,567 – 3,773
Sagebluff, Riverside	2012	47	14	9	33	$350 – $380	2,866 – 3,206
Los Angeles County:
Los Arboles, Simi Valley	2012	43	11	12	32	$385 – $420	1,300 – 1,521
Tamarind Lane, Azusa	2012	62	—	6	62	$425 – $450	2,015 – 2,098

Southern California Total		484	102	60	382

Northern California
Santa Clara County:
Chantrea, San Jose	2012	38	—	13	38	$1,245– $1,465	3,390 – 4,250
Ironhorse South, Morgan Hill	2012	37	—	9	37	$500 – $676	1,818 – 2,672
Ironhorse North, Morgan Hill	2013	32	—	—	32	$500 – $676	1,818 – 2,672
San Mateo County:
Amelia, San Mateo	2013	63	—	—	63	$690 – $1,030	1,256 – 2,521

Northern California Total		170	—	22	170

Company Total—Owned Projects		654	102	82	552

Fee Building Projects
Southern California
Orange County:
Andalucia, Irvine(7)	2010	3	3	—	—	$849 – $1,028	1,961 – 2,596
Sonoma, Irvine(7)	2010	95	95	—	—	$755 – $900	2,330 – 2,622
San Marino, Irvine(8)	2011	39	36	—	3	N/A	2,808 – 3,121
San Diego County:
Patria, Chula Vista(7)	2010	52	52	—	—	$503 – $553	2,687 – 3,341
Ventura County:
Meridian Hills, Moorpark(7)	2013	83	—	—	83	$620 – $775	2,650 – 3,883
Lagunitas, Carpinteria(9)	2013	57	—	3	57	$450 – $815	1,360 – 2,605

Southern California Total		329	186	3	143

Company Total—Fee Building Projects		329	186	3	143

Grand Totals:
Owned Projects		654	102	82	552
Fee Building Projects		329	186	3	143

		983	288	85	695

(1)	Year of first delivery for future periods is based upon management’s estimates and is subject to change.

(2)	The number of homes to be built at completion is subject to change, and there can be no assurance that we will build these homes.

(3)	Backlog consists of homes under sales contracts that had not yet closed, and there can be no assurance that closings of sold homes will occur.

(4)

Of the total homes subject to pending sales contracts that have not closed as of September 30, 2012, 82 represent homes completed or under construction on our owned projects and three represent homes completed on our fee building projects.

(5)	Owned lots and fee building lots as of September 30, 2012 include owned lots and fee building lots in backlog as of September 30, 2012.

(6)

Sales price range reflects base price only and excludes any lot premium, buyer incentives and buyer selected options, which may vary from project to project. Sales prices for homes required to be sold pursuant to affordable housing requirements are excluded from sales price range.

(7)

We entered into a construction management agreement to build, sell and market homes in this community for an independent third-party property owner. This project is marketed under the TRI Pointe Homes brand name.

(8)

We entered into a construction management agreement to only build homes in this community for an independent third-party property owner. This project is marketed under the independent third-party property owner’s name.

(9)

We entered into a non-binding letter of intent to only build homes in this community for an independent third-party property owner. There can be no assurance that we will enter into a binding agreement or that we will complete this project as planned.

Pending Acquisitions

As of September 30, 2012, we had options or were under contract to acquire land for an aggregate purchase price of approximately $109.3 million (net of deposits) on which we expect to build 689 homes in eight new communities in California and Colorado. These projects are located in Rancho Mission Viejo (Orange County), Huntington Beach (Orange County) (two communities), Mountain View (Santa Clara County), Alameda (Alameda County) (three communities) and in Castle Rock (Douglas County, Colorado). As of September 30, 2012, we had paid $16.5 million in non-refundable deposits relating to these pending acquisitions. We have also entered into non-binding letters of intent, and, in October 2012, entered into an option contract, to acquire land for an aggregate purchase price of $56.0 million on which we expect to build 152 homes in two new communities and one existing community. The following table presents certain information with respect to each of these pending acquisitions as of September 30, 2012(1).

Market	Total Lots Controlled(1)	Communities	Aggregate Purchase Price, Net(2)
Southern California	387	5	$103,875,000
Northern California	305	4	52,850,000
Colorado	149	1	8,579,000

Company total	841	10	$165,304,000

(1)

Includes (i) 689 lots that are under land option contracts or purchase contracts, (ii) 91 lots that are under non-binding letters of intent and (iii) 61 lots that are under an option contract executed in October 2012. The aggregate purchase price of the lots under non-binding letters of intent and the option contract executed in October 2012 is $56.0 million. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land.

(2)	Includes the estimated aggregate purchase price of all the lots per region less aggregate deposits paid of $16.5 million as of September 30, 2012.

Owned and Controlled Lots

As of September 30, 2012, we owned or controlled, pursuant to option contracts, purchase contracts or non-binding letters of intent, an aggregate of 1,393 lots. The following table presents certain information with respect to our owned and controlled lots as of September 30, 2012(1).

Market	Lots Owned	Lots Controlled(1)	Lots Owned and Controlled(1)
Southern California	382	387	769
Northern California	170	305	475
Colorado	—	149	149

Company total	552	841	1,393

(1)

Includes (i) 689 lots that are under land option contracts or purchase contracts, (ii) 91 lots that are under non-binding letters of intent and (iii) 61 lots that are under an option contract executed in October 2012. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

Summary Risk Factors

An investment in the shares of our common stock involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus before investing in our common stock.

•	Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential buildout.

•	Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

•	Our geographic concentration could materially and adversely affect us if the homebuilding industry in our markets should decline.

•

Because most of our homebuyers finance the purchase of their homes, the terms and availability of mortgage financing can affect the demand for and the ability to complete the purchase of a home, which could materially and adversely affect us.

•	Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

•	Our business and results of operations are dependent on the availability and skill of subcontractors.

•	Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

•

The Starwood Fund holds a majority equity interest in our company and its interests may not be aligned with yours, and as a result of Starwood Capital Group’s relationship with us, conflicts of interests may arise with respect to transactions involving or with Starwood Capital Group or its affiliates.

•

We have no contractual right to access the personnel, relationships or the investing and operational expertise of Starwood Capital Group, which may be withheld from us at any time, and we are likely to lose such access if and when the Starwood Fund ceases to hold a material investment in our company. Starwood Capital Group may pursue competing transactions.

•	We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

•	We have a limited operating history and we may not be able to successfully operate our business.

•

There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering and our common stock prices may be volatile and could decline substantially following this offering.

•	The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Our Offices

Our principal executive offices are located at 19520 Jamboree Road, Suite 200, Irvine, California 92612. Our main telephone number is (949) 478-8600. Our internet website is www.tripointehomes.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

•	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

•

an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

•	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

•	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

The Offering

Common stock offered by us	10,000,000 shares

Common stock offered by the selling stockholder	1,700,000 shares

Common stock to be outstanding immediately following this offering	31,597,907 shares(1)

Underwriters’ option	Up to 1,755,000 shares, any and all of which will be purchased from the selling stockholder.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $137.7 million (assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering primarily for the acquisition of land, including the land described above under “—Pending Acquisitions,” and for development, home construction and other related purposes.

We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholder, including the net proceeds received if the underwriters exercise their option to purchase additional shares. See “Use of Proceeds.”

Dividend policy	We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. See “Dividend Policy.”

New York Stock Exchange symbol	Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “TPH.”

Directed share program	The underwriters have reserved for sale, at the initial public offering price, up to 585,000 shares of our common stock being offered to persons who are directors, officers or employees, or who are otherwise associated with us. See “Underwriting.”

Risk factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider in making an investment, see “Risk Factors” beginning on page 19 of this prospectus.

(1)

Excludes: (i) an aggregate of 180,667 restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (based upon the midpoint of the price range set forth on the cover page of this prospectus); (ii) options to purchase an aggregate of 320,196 shares of our common stock to be granted to the members of our management team upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus); and (iii) 2,026,970 shares of our common stock reserved for future issuance under our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

Summary of Selected Financial Data

The following sets forth our summary of selected financial and operating data on a historical basis. You should read the following summary of selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

Our historical consolidated statements of operations information for the year ended December 31, 2011, the period from September 24, 2010 (inception date of TRI Pointe Homes, LLC) through December 31, 2010 and the period from January 1, 2010 through September 23, 2010 (our predecessor) have been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. From April 2009 to September 23, 2010, our principals were engaged primarily in the business of constructing homes for independent third-party property owners through a number of different entities.

Our unaudited historical consolidated balance sheet information as of September 30, 2012 and consolidated statements of operations information for the nine-month periods ended September 30, 2012 and 2011 are derived from our unaudited historical consolidated financial statements, which we believe include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended September 30, 2012 are not necessarily indicative of the results to be obtained for the full calendar year.

				Period From	Our Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2011	September 24, 2010 (Inception) Through December 31, 2010	Period From January 1, 2010 Through September 23, 2010
	2012	2011
	(unaudited)
Statement of Operations Data
Home sales	$22,277,000	$9,279,000	$13,525,000	$4,143,000	$—
Cost of home sales	(19,663,000)	(8,408,000)	(12,075,000)	(3,773,000)	—

Homebuilding gross profit	2,614,000	871,000	1,450,000	370,000	—
Fee building gross margin	38,000	198,000	150,000	814,000	2,665,000
Sales and marketing	(2,351,000)	(1,062,000)	(1,553,000)	(408,000)	(136,000)
General and administrative	(4,155,000)	(3,112,000)	(4,620,000)	(1,875,000)	(1,401,000)
Organizational costs	—	—	—	(1,061,000)	—
Other income (expense), net	(86,000)	(41,000)	(20,000)	(15,000)	(43,000)

Net income (loss)	$(3,940,000)	$(3,146,000)	$(4,593,000)	$(2,175,000)	$1,085,000

Unaudited pro forma loss per share(1)
Basic	$(0.18)		$(0.36)

Diluted	$(0.18)		$(0.36)

Operating Data-Owned Projects
Net new home orders	129	34	42	9	4
New homes delivered	55	26	36	11	—
Average sales price of homes delivered	$405,000	$357,000	$376,000	$377,000	$—
Cancellation rate	17%	8%	13%	19%	20%
Average selling communities	5	2	2	2	1
Selling communities at end of period	7	2	3	2	1
Backlog at end of period, number of homes	82	10	8	2	4
Backlog at end of period, aggregate sales value	$46,126,000	$4,004,000	$3,364,000	$696,000	$1,392,000
Operating Data-Fee Building Projects
Net new home orders	17	31	34	24	114
New homes delivered	16	65	68	56	46
Average sales price of homes delivered	$1,020,000	$775,000	$786,000	$794,000	$787,000

	As of September 30, 2012
	Actual	As Adjusted(2)
Balance Sheet Data (at period end)
Cash and cash equivalents	$45,242,000	$182,942,000
Real estate inventories	$148,468,000	$148,468,000
Total assets	$195,514,000	$333,214,000
Notes payable	$46,436,000	$46,436,000
Total liabilities	$52,924,000	$52,924,000
Common units subject to redemption(3)	$37,000,000	$—
Members’ equity	$105,590,000	$—
Stockholders’ equity	$—	$280,290,000

(1)	Pro forma for the conversion of members’ equity and redeemable common units in TPH LLC into shares of common stock.

(2)

This column gives effect to (i) our formation transactions, (ii) the sale of 10,000,000 shares of our common stock in this offering by us, assuming an initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us, and (iii) the application of the net proceeds from this offering.

(3)

During the period ended September 30, 2012, the Starwood Fund made an additional capital contribution to TPH LLC in the amount of $37 million, representing the contribution of the remainder of its $150 million equity commitment to TPH LLC, in exchange for additional common units. As of September 30, 2012, we were required to return this $37 million capital contribution (or a lesser amount specified by the Starwood Fund) to the Starwood Fund if this offering were not to close by February 28, 2013, or if this offering were to terminate prior to that time. In November 2012, we obtained written approval from the Starwood Fund, pursuant to an amendment of the operating agreement of TPH LLC, to remove the redemption feature of the $37 million of common units.

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential buildout.

Our future growth depends upon our ability to successfully identify and acquire attractive land parcels for development of our single-family homes at reasonable prices and with terms that meet our underwriting criteria. Our ability to acquire land parcels for new single-family homes may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning and other market conditions. If the supply of land parcels appropriate for development of single-family homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase land parcels under option contracts. To the extent that we are unable to purchase land parcels timely or enter into new contracts for the purchase of land parcels at reasonable prices, our home sales revenue and results of operations could be negatively impacted.

Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions such as levels of employment, consumer confidence and income, availability of financing for acquisitions, construction and permanent mortgages, interest rate levels, inflation and demand for housing. Since early 2006, the U.S. housing market has been negatively impacted by declining consumer confidence, restrictive mortgage standards and large supplies of foreclosures, resales and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, increases in the rate of inflation and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices and increasing pricing pressure. In the event that these economic and business trends continue or decline further, we could experience declines in the market value of our inventory and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The health of the residential homebuilding industry may also be significantly affected by “shadow inventory” levels. “Shadow inventory” refers to the number of homes with a mortgage that are in some form of distress but that have not yet been listed for sale. Shadow inventory can occur when lenders put properties that have been foreclosed or forfeited to lenders on the market gradually, rather than all at once, or delay the foreclosure process. They may choose to do so because of regulations and foreclosure moratoriums, because of the additional costs and resources required to process and sell foreclosed properties, or because they want to avoid depressing housing prices further by putting many distressed properties up for sale at the same time. A significant shadow inventory in our markets could, were it to be released into our markets, adversely impact home prices and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, an important segment of our customer base consists of first time and second time “move-up” buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect our sales. Moreover, during such periods, we may need to reduce our sales prices and offer greater incentives to buyers to compete for sales that may result in reduced margins.

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should decline.

Our business strategy is focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in Southern and Northern California and, more recently, Colorado, as well as the eventual entry into other Southwestern markets. In Southern California, we principally operate in the counties of Los Angeles, Orange, San Diego, Ventura and Riverside-San Bernardino, and in Northern California, we principally operate in the counties of Santa Clara, San Mateo and Alameda. In Colorado, we anticipate that we will principally operate in the counties of Douglas, Denver, Arapahoe and Jefferson. Because our operations are concentrated in these areas, a prolonged economic downturn in one or more of these areas, particularly within California, could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. For the nine months ended September 30, 2012, we generated all of our revenues from our California real estate inventory. During the downturn from 2008 to 2010, land values, the demand for new homes and home prices declined substantially in California. In addition, the state of California is experiencing severe budget shortfalls and is considering raising taxes and increasing fees to offset the deficit. If these conditions in California persist or worsen, it could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations. If the current, relatively weak buyer demand for new homes in California continues or worsens, home prices could stagnate or continue to decline, which would have a material adverse effect on us.

Because most of our homebuyers finance the purchase of their homes, the terms and availability of mortgage financing can affect the demand for and the ability to complete the purchase of a home, which could materially and adversely affect us.

Our business depends on the ability of our homebuyers to obtain financing for the purchase of their homes. Many of our homebuyers must sell their existing homes in order to buy a home from us. Since 2009, the U.S. residential mortgage market as a whole has experienced significant instability due to, among other things, defaults on subprime and other loans, resulting in the declining market value of such loans. In light of these developments, lenders, investors, regulators and other third parties questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years. This has led to tightened credit requirements and an increase in indemnity claims for mortgages. Deterioration in credit quality among subprime and other nonconforming loans has caused most lenders to eliminate subprime mortgages and most other loan products that do not conform to Federal National Mortgage Association (“Fannie Mae”), Federal Home Loan Mortgage Corporation (“Freddie Mac”), Federal Housing Administration (the “FHA”) or Veterans Administration (the “VA”) standards. Fewer loan products and tighter loan qualifications, in turn, make it more difficult for a borrower to finance the purchase of a new home or the purchase of an existing home from a potential “move-up” buyer who wishes to purchase one of our homes. In general, these developments have delayed any general improvement in the housing market. If our potential homebuyers or the buyers of our homebuyers’ existing homes cannot obtain suitable financing, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

Substantially all purchasers of our homes finance their acquisitions with mortgage financing. Rising interest rates, decreased availability of mortgage financing or of certain mortgage programs, higher down payment requirements or increased monthly mortgage costs may lead to reduced demand for our homes and mortgage loans. Increased interest rates can also hinder our ability to realize our backlog because our home purchase contracts provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates can decrease our home sales and mortgage originations. Any of these factors could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. The availability and affordability of mortgage loans, including consumer interest rates for such loans, could be adversely affected by a curtailment or cessation of the federal government’s mortgage-related programs or policies. The FHA may continue to impose stricter loan qualification standards, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, and/or limit the number of mortgages it insures. Due to growing federal budget deficits, the U.S. Treasury may not be able to continue supporting the mortgage-related activities of Fannie Mae, Freddie Mac, the FHA and the VA at present levels, or it may revise significantly the federal government’s participation in and support of the residential mortgage market. Because the availability of Fannie Mae, Freddie Mac, FHA- and VA-backed mortgage financing is an important factor in marketing and selling many of our homes, any limitations, restrictions or changes in the availability of such government-backed financing could reduce our home sales, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Furthermore, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. This legislation provides for a number of new requirements relating to residential mortgages and mortgage lending practices, many of which are to be developed further by implementing rules. These include, among others, minimum standards for mortgages and lender practices in making mortgages, limitations on certain fees and incentive arrangements, retention of credit risk and remedies for borrowers in foreclosure proceedings. The effect of such provisions on lending institutions will depend on the rules that are ultimately enacted. However, these requirements, as and when implemented, are expected to reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Any such reduction could result in a decline of our home sales, which could materially and adversely affect us.

Any limitation on, or reduction or elimination of, tax benefits associated with owning a home would have an adverse effect upon the demand for our home products, which could be material to our business.

Changes in federal income tax laws may affect demand for new homes. Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual’s federal, and in many cases, state, taxable income. Various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence. If such proposals were enacted without offsetting provisions, the after-tax cost of owning a new home would increase for many of our potential customers. Enactment of any such proposal may have an adverse effect on the homebuilding industry in general, as the loss or reduction of homeowner tax deductions could decrease the demand for new homes.

Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land parcels and begin development. If internally generated funds are not sufficient, we may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments and/or to develop the housing. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts or purchase contracts, we may incur contractual penalties and fees. Any difficulty in obtaining sufficient capital for planned development expenditures could also cause project delays and any such delay could result in cost increases. Any one or more of the foregoing events could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We face potentially substantial risk with respect to our land and lot inventory.

We intend to acquire land parcels for replacement and expansion of land inventory within our current and any new markets. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases. As a result, we may buy and develop land parcels on which homes cannot be profitably built and sold. The market value of land parcels, building lots and housing inventories can fluctuate significantly as a result of changing market conditions, and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and pre-acquisition costs and terminate the agreements. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at significantly lower margins or at a loss, if we are able to sell them at all.

Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect us.

As a homebuilder, we are subject to numerous risks, many of which are beyond our management’s control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other weather-related and geologic events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or raw materials, which could delay project completion and cause increases in the prices for labor or raw materials, thereby affecting our sales and profitability. Our current markets are primarily in Southern and Northern California, areas which have historically experienced significant earthquake activity and seasonal wildfires. Areas in Colorado have also been subjected to seasonal wildfires and soil subsidence. In addition to directly damaging our projects, earthquakes, wildfires or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Our business and results of operations are dependent on the availability and skill of subcontractors.

Substantially all of our construction work is done by third-party subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors during times of material shortages and believe that our relationships with subcontractors are good, we do not have long-term contractual commitments with any subcontractors, and there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. Certain of the subcontractors engaged by us are represented by labor unions or are subject to collective bargaining arrangements. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for our construction work. In addition, union activity could result in higher costs to retain our subcontractors. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

In addition, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we, generally through our subcontractors, repair the homes in accordance with our new home warranty and as required by law. We reserve up to 1.0% of the sales price of each home we sell to provide the customer service to our homebuyers. These reserves are established based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can in some instances be subject to fines or other penalties, and our reputation may be injured.

Labor and raw material shortages and price fluctuations could delay or increase the cost of home construction, which could materially and adversely affect us.

The residential construction industry experiences serious labor and raw material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and raw material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and raw materials may also be adversely affected during periods of shortage or high inflation. During the recent economic downturn, a large number of qualified tradespeople went out of business or otherwise exited the market. A reduction in available tradespeople will likely exacerbate labor shortages when demand for new housing increases. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Utility shortages or price increases could have an adverse impact on operations.

Certain of the areas in which we operate, particularly in Southern and Northern California, have experienced power shortages, including mandatory periods without electrical power, as well as significant increases in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. In addition, power shortages and rate increases may adversely affect the local economies in which we operate, which may reduce demand for housing in our markets. Our operations may be adversely impacted if further rate increases and/or power shortages occur.

New and existing laws and regulations or other governmental actions may increase our expenses, limit the number of homes that we can build or delay completion of our projects.

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements, the result of which is to limit the number of homes that can be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local governments also have broad discretion regarding the imposition of development fees and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development. As a result, home sales could decline and costs increase, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

We may be unable to obtain suitable bonding for the development of our housing projects.

We are often required to provide bonds to governmental authorities and others to ensure the completion of our projects. As a result of market conditions, surety providers have been reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. If we are unable to obtain required bonds in the future for our projects, or if we are required to provide credit enhancements with respect to our current or future bonds, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected.

We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes and delay completion of our projects.

We are subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to multiple factors, including the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas. In addition, in those cases where an endangered or threatened species is involved, environmental rules and regulations can result in the restriction or elimination of development in identified environmentally sensitive areas. From time to time, the United States Environmental Protection Agency (the “EPA”) and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. California is especially susceptible to restrictive government regulations and environmental laws.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination. A mitigation system may be installed during the construction of a home if a cleanup does not remove all contaminants of concern or to address a naturally occurring condition such as methane. Some buyers may not want to purchase a home with a mitigation system.

We may not be able to compete effectively against competitors in the homebuilding industry.

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, a number of our primary competitors are significantly larger, have a longer operating history and may have greater resources or lower cost of capital than ours; accordingly, they may be able to compete more effectively in one or more of the markets in which we operate. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We also compete for sales with individual resales of existing homes and with available rental housing.

Increases in our cancellation rate could have a negative impact on our home sales revenue and homebuilding margins.

The cancellation rate of buyers for our owned projects who contracted to buy a home but did not close escrow (as a percentage of overall orders) was approximately 17% during the nine months ended September 30, 2012 and 13% during the year ended December 31, 2011. Home order cancellations negatively impact the number of closed homes, net new home orders, home sales revenue and results of operations, as well as the number of homes in backlog. Home order cancellations can result from a number of factors, including declines or slow appreciation in the market value of homes, increases in the supply of homes available to be purchased, increased competition, higher mortgage interest rates, homebuyers’ inability to sell their existing homes, homebuyers’ inability to obtain suitable financing, including providing sufficient down payments, and adverse changes in economic conditions. Upon a home order cancellation, the homebuyer’s escrow deposit is returned to the homebuyer (other than with respect to certain design-related deposits, which we retain). An increase in the level of our home order cancellations could have a negative impact on our business, prospects, liquidity, financial condition and results of operations.

We are subject to product liability and warranty claims arising in the ordinary course of business.

As a homebuilder, we are subject to construction defect, product liability and home warranty claims, including moisture intrusion and related claims, arising in the ordinary course of business. While we maintain general liability insurance and generally seek to require our subcontractors and design professionals to indemnify us for some portion of the liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be collectable or adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce, we are often responsible for applicable self-insured retentions (particularly in markets where we include our subcontractors on our general liability insurance and our ability to seek indemnity for insured claims is significantly limited), certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. Additionally, in the event we determine to obtain product liability insurance, the coverage offered by and availability of such insurance for construction defects is limited and costly. There can be no assurance that coverage will not be further restricted, become more costly or even be available. Furthermore, any product liability or warranty claims made against us, whether or not they are viable, may lead to negative publicity, which could impact our reputation and our home sales.

In addition, we conduct the substantial portion of our business in California, one of the most highly regulated and litigious jurisdictions in the United States, which imposes a ten year, strict liability tail on many construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than those of our competitors who have smaller California operations.

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for operations, as well as the value of our real estate assets. These events include, but are not limited to:

•	adverse changes in international, national or local economic and demographic conditions;

•	adverse changes in financial conditions of buyers and sellers of properties, particularly residential homes and land suitable for development of residential homes;

•	competition from other real estate investors with significant capital, including other real estate operating companies and developers and institutional investment funds;

•	reductions in the level of demand for and increases in the supply of land suitable for development;

•	fluctuations in interest rates, which could adversely affect our ability, or the ability of homebuyers, to obtain financing on favorable terms or at all;

•

unanticipated increases in expenses, including, without limitation, insurance costs, development costs, real estate assessments and other taxes and costs of compliance with laws, regulations and governmental policies; and

•

changes in enforcement of laws, regulations and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies and the Americans with Disabilities Act of 1990.

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in the purchase of homes or an increased incidence of home order cancellations. If we cannot successfully implement our business strategy, our business, prospects, liquidity, financial condition and results of operations will be adversely affected.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

Real estate investments are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in response to changing economic, financial and investment conditions is limited and we may be forced to hold non-income producing assets for an extended period of time. We cannot predict whether we will be able to sell any property for the price or on the terms that we set or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

Fluctuations in real estate values may require us to write-down the book value of our real estate assets.

The homebuilding industry is subject to significant variability and fluctuations in real estate values. As a result, we may be required to write-down the book value of our real estate assets in accordance with U.S. generally accepted accounting principles (“GAAP”), and some of those write-downs could be material. Any material write-downs of assets could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Inflation could adversely affect our business and financial results.

Inflation could adversely affect us by increasing the costs of land, raw materials and labor needed to operate our business. If the market continues to have an oversupply of homes relative to demand, we may be unable to offset any such increases in costs with corresponding higher sales prices for our homes. Inflation may also accompany higher interests rates, which could adversely impact potential customers’ ability to obtain financing on favorable terms, thereby further decreasing demand. If we are unable to raise the prices of our homes to offset the increasing costs of our operations, our margins could decrease. Furthermore, if we need to lower the price of our homes to meet demand, the value of our land inventory may decrease. Inflation may also raise our costs of capital and decrease our purchasing power, making it more difficult to maintain sufficient funds to operate our business.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power or acts of terrorism may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our homes and adversely impact our business, prospects, liquidity, financial condition and results of operations.

Risks Related to Conflicts of Interest

The Starwood Fund holds a majority equity interest in our company and its interests may not be aligned with yours.

Upon the completion of this offering, the Starwood Fund will beneficially own 16,326,019 shares of our common stock, which will represent 51.7% of our common stock outstanding immediately after this offering, or 14,571,019 shares of our common stock, which will represent 46.1% of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on February 1, 2013). See “Principal and Selling Stockholders.” The Starwood Fund is managed by an affiliate of Starwood Capital Group. For so long as the Starwood Fund continues to beneficially own a controlling stake in us, the Starwood Fund will have the power to elect and remove all of our directors and to approve any action requiring the majority approval of our stockholders. In addition, the Starwood Fund will have the right to designate two members of our board for as long as the Starwood Fund owns 25% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member for as long as it owns at least 10%. Messrs. Bauer, Mitchell and Grubbs will agree to vote all shares of our common stock that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10%. The Starwood Fund’s interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests. In addition, the Starwood Fund’s significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our common stock might otherwise receive a premium for your shares over the then-current market price.

Moreover, if the Starwood Fund’s beneficial ownership of our common stock exceeds 50%, we may elect to be treated as a “controlled company” for purposes of the New York Stock Exchange, which would allow us to opt out of certain corporate governance requirements, including requirements that a majority of the board of directors consist of independent directors and that the compensation committee and nominating committee be composed entirely of independent directors. We do not currently rely on the controlled company exemptions; however, to the extent we qualify, we may choose to take advantage of these exemptions in the future.

As a result of Starwood Capital Group’s relationship with our company, conflicts of interest may arise with respect to any transactions involving or with Starwood Capital Group or its affiliates.

Barry Sternlicht, the chairman of our board, is the Chairman and Chief Executive Officer, and J. Marc Perrin, a member of our board, is a Managing Director, of Starwood Capital Group. As a result of our relationship with Starwood Capital Group, there may be transactions between us and Starwood Capital Group that could present an actual or perceived conflict of interest. These conflicts of interest may lead Mr. Sternlicht and Mr. Perrin to recuse themselves from actions of our board of directors with respect to any transactions involving or with Starwood Capital Group or its affiliates, or with Starwood Property Trust, Inc., a New York Stock Exchange-listed public mortgage REIT managed by an affiliate of Starwood Capital Group. In addition, Mr. Sternlicht and Mr. Perrin will devote only a portion of their business time to their duties with our board of directors, and they will devote the majority of their time to their duties with Starwood Capital Group and other commitments.

In addition to the acquisition of lots in Castle Rock, Colorado from an entity managed by an affiliate of Starwood Capital Group referred to under “Certain Relationships and Related Party Transactions,” we may in the future acquire additional land from affiliates of Starwood Capital Group. Any such acquisitions will be separately considered for approval by our independent directors.

We have no contractual right to access the personnel, relationships or the investing and operational expertise of Starwood Capital Group, which may be withheld from us at any time, and we are likely to lose such access if and when the Starwood Fund ceases to hold a material investment in our company. Starwood Capital Group may pursue competing transactions.

We believe that our relationship with Starwood Capital Group provides us with a competitive advantage by providing us with access to the personnel, relationships and the investing and operational expertise of Starwood Capital Group. However, we have not entered into, nor do we anticipate entering into, any exclusivity agreements with Starwood Capital Group, and we have no contractual right to access Starwood Capital Group’s personnel, relationships or expertise. Starwood Capital Group may cease to provide us with access to its personnel, relationships and expertise at any time, or from time to time, and we are likely to lose such access if and when the Starwood Fund ceases to hold a material investment in our company. Our inability to access Starwood Capital Group’s personnel, relationships or expertise as we currently expect, or the loss of such access in the future, could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations. For example, we believe that our relationship with Starwood Capital Group provides us with access to a greater number of acquisition opportunities than our competitors, and if we do not have access to those opportunities as we currently expect, our ability to grow could be significantly limited, and the number of homes that we build and sell could be materially lower than what we currently anticipate.

In addition, Starwood Capital Group is under no obligation to engage in any transactions with us, to present any acquisition opportunities to us or to assist us in any way in acquiring land parcels. As a result, Starwood Capital Group may pursue transactions that are competitive with our business, including engaging in acquisitions and/or sales of land and other residential properties for its own benefit, or for the benefit of entities that its affiliates manage, with third parties. In addition, Starwood Capital Group may sell land suitable for residential buildout in our current or target markets to our competitors. Any of the foregoing activities by Starwood Capital Group could materially and adversely affect our business, prospects, liquidity, financial condition and results of operations.

Although we do not pay any fees to Starwood Capital Group or its affiliates, we have reimbursed Starwood Capital Group for certain due diligence expenses, and for the out-of-pocket travel and lodging expenses of representatives of the Starwood Fund for their attendance at board and other meetings and in connection with site visits or other business of our company. We reimbursed Starwood Capital Group $3,966, $79,464 and $0 during the nine-month period ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

The employment agreements of our executive officers were not negotiated on an arm’s length basis and we may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with them.

We will enter into amended and restated employment agreements with Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer, effective upon the completion of this offering, pursuant to which they will devote their full business time and attention to our affairs. See “Executive and Director Compensation—Employment Agreements.” These employment agreements were not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with the individuals party to these agreements.

Risks Related to Our Indebtedness

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

We expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

Incurring substantial debt could subject us to many risks that, if realized, would adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt which is likely to result in acceleration of such debt;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing cost;

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we may be required to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations and capital expenditures, future investment opportunities or other purposes; and

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt or additional equity financings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows and results of operations. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of our assets on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our assets that may be pledged to secure our obligations to foreclosure. Unsecured debt agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

We expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. Our access to additional third-party sources of financing will depend, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow; and

•	the market price per share of our common stock.

Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

Our current financing arrangements contain, and our future financing arrangements likely will contain, restrictive covenants relating to our operations.

Our current financing arrangements contain, and the financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our operating policies. If we fail to meet or satisfy any of these covenants in our debt agreements, we would be in default under these agreements, which could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, it could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our land parcels.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our land parcels or other assets because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders.

Interest expense on debt we incur may limit our cash available to fund our growth strategies.

As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. As part of our financing strategy, we may incur a significant amount of additional debt. Our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay existing debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our cash flows and results of operations.

Failure to hedge effectively against interest rate changes may adversely affect us.

We may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our assets at times which may not permit us to receive an attractive return on our assets in order to meet our debt service obligations.

Risks Related to Our Organization and Structure

We have a limited operating history and we may not be able to successfully operate our business.

Our predecessor was formed in April 2009 and TPH LLC was formed in September 2010. Prior to the completion of this offering, TRI Pointe Homes, LLC will be converted from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc. Given our limited operating history, you will have little historical information upon which to evaluate our prospects, including our ability to acquire desirable land parcels, develop such land and market our homes. In addition, we cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this prospectus. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team, as past performance may not be indicative of our future results.

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer, each of whom would be difficult to replace. Although we will enter into amended and restated employment agreements with Messrs. Bauer, Mitchell and Grubbs upon the completion of this offering, there is no guarantee that these executives will remain employed with us. If any of our key personnel were to cease employment with us, our operating results could suffer. Our ability to retain our key personnel or to attract suitable replacements should any members of our management team leave is dependent on the competitive nature of the employment market. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition and results of operations. Further, such a loss could be negatively perceived in the capital markets. Although we are currently considering our coverages, we have not obtained key man life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

Termination of the employment agreements with the members of our management team could be costly and prevent a change in control of our company.

The amended and restated employment agreements we will enter into with Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer, upon the completion of this offering each provide that if their employment with us terminates under certain circumstances, we may be required to pay them significant amounts of severance compensation, thereby making it costly to terminate their employment. Furthermore, these provisions could delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock.

Certain anti-takeover defenses and applicable law may limit the ability of a third-party to acquire control of us.

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our charter and bylaws.    Our charter and/or bylaws contain anti-takeover provisions that:

•

authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow our directors to establish the size of our board of directors by action of our board, subject to a minimum of three members;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors; and

•	prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described below under “—Selected provisions of Delaware law.”

Selected provisions of Delaware law.    We have opted out of Section 203 of the Delaware General Corporation Law (the “DGCL”), which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our charter provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•

prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in the case of our company, the Starwood Fund and any of its affiliates and subsidiaries and any of their permitted transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

We may change our operational policies, investment guidelines and our business and growth strategies without stockholder consent, which may subject us to different and more significant risks in the future.

Our board of directors will determine our operational policies, investment guidelines and our business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, our stockholders. This could result in us conducting operational matters, making investments or pursuing different business or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

The obligations associated with being a public company will require significant resources and management attention.

As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), related regulations of the Securities and Exchange Commission (the “SEC”) and requirements of the New York Stock Exchange, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are an “emerging growth company,” as defined in the JOBS Act, and, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting.

These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

Any joint venture investments that we make could be adversely affected by our lack of sole decision making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers.

We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a land acquisition and/or a development. In this event, we would not be in a position to exercise sole decision-making authority regarding the acquisition and/or development, and our investment may be illiquid due to our lack of control. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third-party not involved, including the possibility that partners or co-venturers might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

We may become subject to litigation, which could materially and adversely affect us.

In the future we may become subject to litigation, including claims relating to our operations, security offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to vigorously defend ourselves. However, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

An information systems interruption or breach in security could adversely affect us.

We rely on fully integrated accounting, financial and operational management information systems to conduct our operations. Any disruption in these systems could adversely affect our ability to conduct our business. Furthermore, any security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Risks Related to this Offering and Ownership of Our Common Stock

There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering and our common stock prices may be volatile and could decline substantially following this offering.

Prior to this offering there has been no market for shares of our common stock. Although our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “TPH,” an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

•	the likelihood that an active trading market for shares of our common stock will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our stockholders to sell their shares of common stock; or

•	the price that our stockholders may obtain for their common stock.

If an active market does not develop or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of our indebtedness;

•	additions or departures of key personnel;

•	actions by stockholders;

•	speculation in the press or investment community;

•	general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

•	our operating performance and the performance of other similar companies;

•	changes in accounting principles; and

•	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Prior to this offering there has been no market for our common stock. The offering price per share of our common stock offered by this prospectus was negotiated among us, the selling stockholder and the underwriters. Factors considered in determining the price of our common stock include:

•	the history and prospects of companies whose principal business is the design, construction and sale of single-family homes;

•	prior offerings of those companies;

•	our prospects for acquiring land parcels for development at attractive values;

•	our capital structure;

•	an assessment of our management and its experience in acquiring land parcels and designing, constructing and selling homes;

•	general conditions of the securities markets at the time of this offering; and

•	other factors we deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

If you purchase common stock in this offering, you will experience immediate dilution.

The offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding upon the completion of this offering. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $6.13 in the net tangible book value per share of our common stock, based upon the midpoint of the price range set forth on the cover page of this prospectus. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds the per share net tangible book value of our assets.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock (including equity or debt securities convertible into common stock), options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by the Starwood Fund or another large stockholder or otherwise, or the perception that such sales could occur, may adversely affect the market price of our common stock.

We are offering 10,000,000 shares of our common stock and the selling stockholder is offering 1,700,000 shares of our common stock, as described in this prospectus (excluding the underwriters’ option to purchase up to an additional 1,755,000 shares). Upon the completion of this offering, the members of our management team will collectively beneficially own 2,979,019 shares of our common stock (excluding grants of restricted stock units and options to purchase shares of our common stock), which will represent 9.4% of our common stock outstanding immediately after this offering (based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on February 1, 2013). See “Principal and Selling Stockholders.” In addition, the members of our management team and other officers and employees will be granted an aggregate of 169,999 restricted stock units (based upon the midpoint of the price range set forth on the cover page of this prospectus), and the members of our management team will be granted options to purchase an aggregate of 320,196 shares of our common stock (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus), in each case upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan and our director nominees will be granted an aggregate of 10,668 restricted stock units upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. Further, upon the completion of this offering, the Starwood Fund will beneficially own 16,326,019 shares of our common stock, which will represent 51.7% of our common stock outstanding immediately after this offering, or 14,571,019 shares of our common stock, which will represent 46.1% of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on February 1, 2013). See “Principal and Selling Stockholders.” In connection with this offering, we, our officers and directors, the Starwood Fund and the third-party investor in TPH LLC have agreed that, and purchasers of our shares through the directed share program will agree that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock.

Pursuant to his employment agreement, each member of our management team will agree that, for a period of 36 months following the completion of this offering, during any calendar quarter, he will not sell shares of our common stock in an amount exceeding the greater of (1) 10% of the shares of our common stock owned by him on the date of the completion of this offering and (2) the percentage of shares of our common stock that has been sold or otherwise disposed of by the Starwood Fund during such calendar quarter. Any sales of shares of our common stock made pursuant to the foregoing will be subject to the restrictions imposed by the lock-up agreements referenced above and by applicable law.

We will enter into a registration rights agreement with the members of TPH LLC, including the Starwood Fund, the members of our management team and a third-party investor, with respect to the shares of our common stock that they will receive as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we will grant the members of TPH LLC and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan, including the restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, in each case upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

Non-U.S. holders may be subject to United States federal income tax on gain realized on the sale or disposition of shares of our common stock.

Because of our anticipated holdings in United States real property interests following the completion of our formation transactions, we believe we will be and will remain a “United States real property holding corporation” for United States federal income tax purposes. As a result, a non-U.S. holder (as defined in “Certain Material Federal Income Tax Considerations”) generally will be subject to United States federal income tax on any gain realized on a sale or disposition of shares of our common stock, and a purchaser of the stock generally will be required to withhold and remit to the Internal Revenue Service (the “IRS”) 10% of the purchase price, unless our common stock is regularly traded on an established securities market (such as the New York Stock Exchange) and such non-U.S. holder did not actually or constructively hold more than 5% of our common stock at any time during the shorter of (a) the five-year period preceding the date of the sale or disposition and (b) the non-U.S. holder’s holding period in such stock. A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	continued or increased downturn in the homebuilding industry;

•	continued volatility and uncertainty in the credit markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

•	the cost and availability of insurance and surety bonds;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	our leverage and debt service obligations;

•	our relationship, and actual and potential conflicts of interest, with Starwood Capital Group;

•	availability of qualified personnel and our ability to retain our key personnel; and

•	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $137.7 million (assuming an initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering primarily for the acquisition of land, including the land described under “Our Business—Pending Acquisitions,” and for development, home construction and other related purposes.

Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit and direct or guaranteed obligations of the U.S. government.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $9.4 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase the net proceeds to us from this offering by approximately $24.3 million, after deducting the underwriting discount and estimated offering expenses payable by us. Conversely, a decrease of 1,000,000 shares in the number of shares offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease the net proceeds to us from this offering by approximately $22.4 million, after deducting the underwriting discount and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

We will not receive any of the net proceeds from the sale of shares of our common stock in this offering by the selling stockholder, including the net proceeds received if the underwriters exercise their option to purchase additional shares.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2012, on an actual basis and as adjusted to give effect to (i) the issuance of 21,597,907 shares of our common stock to the Starwood Fund, the members of our management team and a third-party investor in respect of the conversion of their membership interests in TPH LLC as part of our formation transactions and (ii) this offering, assuming an initial public offering price of $15.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us. This table should be read in conjunction with the sections captioned “Use of Proceeds,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes thereto included elsewhere in this prospectus.

	As of September 30, 2012
	Actual	As Adjusted(1)
	(unaudited, in thousands except per share amounts)
Debt:
Notes payable	$46,436	$46,436

Common units subject to redemption(2)	37,000	—

Members’ equity and Stockholders’ equity:
Members’ equity	105,590	—
Common stock, $0.01 par value per share, no shares authorized and no shares issued and outstanding, actual; 500,000,000 shares authorized and 31,597,907 shares issued and outstanding, as adjusted	—	316
Preferred Stock, $0.01 par value per share, no shares authorized and no shares issued and outstanding, actual; 50,000,000 shares authorized and no shares issued and outstanding as adjusted	—	—

Additional paid-in capital	—	279,974

Total members’ equity	105,590	—

Total stockholders’ equity	—	280,290

Total capitalization	$189,026	$326,726

(1)

The number of outstanding shares does not include: (i) an aggregate of 180,667 restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (based upon the midpoint of the price range set forth on the cover page of this prospectus); (ii) options to purchase an aggregate of 320,196 shares of our common stock to be granted to the members of our management team upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus); and (iii) 2,026,970 shares of our common stock reserved and available for future issuance under our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

(2)

During the period ended September 30, 2012, the Starwood Fund made an additional capital contribution to TPH LLC in the amount of $37 million, representing the contribution of the remainder of its $150 million equity commitment to TPH LLC, in exchange for additional common units. As of September 30, 2012, we were required to return this $37 million capital contribution (or a lesser amount specified by the Starwood Fund) to the Starwood Fund if this offering were not to close by February 28, 2013, or if this offering were to terminate prior to that time. In November 2012, we obtained written approval from the Starwood Fund, pursuant to an amendment of the operating agreement of TPH LLC, to remove the redemption feature of the $37 million of common units.

DILUTION

Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of their shares of our common stock from the assumed initial public offering price, based upon the midpoint of the price range set forth on the cover page of this prospectus.

The difference between the per share offering price paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

As of September 30, 2012, our net tangible book value was approximately $142,444,000, or $6.60 per share of our common stock (pro forma for the conversion of members’ equity and redeemable common units in TPH LLC into shares of common stock). After giving effect to our formation transactions, the sale of shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the receipt by us of the net proceeds from this offering and the deduction of the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2012 would have been approximately $280,144,000, or $8.87 per share of our common stock. This amount represents an immediate increase in net tangible book value of approximately $2.27 per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $6.13 per share of our common stock, or approximately 40.9%, to purchasers in this offering.

The following table illustrates the dilution to purchasers in this offering on a per share basis:

Assumed initial public offering price per share		$15.00

Net tangible book value per share as of September 30, 2012(1)	$6.60

Pro forma increase in net tangible book value per share attributable to purchasers in this offering	2.27

Pro forma net tangible book value per share immediately after this offering		8.87

Dilution in pro forma net tangible book value per share to purchasers in this offering		$6.13

The pro forma net tangible book value per share immediately after this offering:

Numerator:

Net tangible book value as of September 30, 2012	$142,444,000

Net proceeds from this offering to us	137,700,000

Total pro forma net tangible book value immediately after this offering	$280,144,000

Denominator:

Shares of our common stock outstanding prior to this offering(2)	21,597,907

Shares of our common stock being sold in this offering by us	10,000,000

Total shares of our common stock	31,597,907

(1)	Pro forma for the conversion of members’ equity and redeemable common units in TPH LLC into shares of common stock.
(2)	Includes 1,700,000 shares of our common stock which the selling stockholder is selling in this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share immediately after this offering by $0.30 per share and the dilution in pro forma net tangible book value per share to purchasers in this offering by $0.70 per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares of our common stock offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase the pro forma net tangible book value per share immediately after this offering and the dilution in pro forma net tangible book value per share to purchasers in this offering by $0.47 and $0.53, respectively, after deducting the underwriting discount and estimated offering expenses payable by us. Conversely, a decrease of 1,000,000 shares in the number of shares of our common stock offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease the pro forma net tangible book value per share immediately after this offering and the dilution in pro forma net tangible book value per share to purchasers in this offering by $0.44 and $0.56, respectively, after deducting the underwriting discount and estimated offering expenses payable by us.

The following table sets forth, as of September 30, 2012, on the pro forma basis as described above, the differences between the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders (pro forma for the conversion of members’ equity and redeemable common units in TPH LLC into shares of common stock) and by purchasers in this offering, before deducting the underwriting discount and estimated offering expenses payable by us, at an assumed initial public offering price of $15.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing stockholders(1)(2)	21,597,907	68.3%	$142,590,000	48.7%	$6.60
Purchasers in this offering from us	10,000,000	31.7	150,000,000	51.3	15.00

Total	31,597,907	100.0%	$292,590,000	100.0%	$9.26

(1)	Pro forma for the conversion of members’ equity and redeemable common units in TPH LLC into shares of common stock.
(2)	Includes 1,700,000 shares of our common stock which the selling stockholder is selling in this offering.

Sales by the selling stockholder in this offering will cause the number of shares held by our existing stockholders to be reduced to 19,897,907 shares, or approximately 63.0% of the total number of shares of our common stock outstanding after this offering.

If the underwriters’ option to purchase additional shares from the selling stockholder is exercised in full, the following will occur:

•	the number of shares of our common stock held by our existing stockholders will decrease to 18,142,907 shares, or approximately 57.4% of the total number of shares of our common stock outstanding;

•

the number of shares of our common stock held by purchasers in this offering will increase to 13,455,000 shares, or approximately 42.6% of the total number of shares of our common stock outstanding; and

•

the pro forma net tangible book value per share will be the same amounts as described above and the immediate dilution experienced by purchasers in this offering will be the same amounts as described above.

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future.”

SELECTED FINANCIAL DATA

The following sets forth our selected financial and operating data on a historical basis. You should read the following summary of selected financial data in conjunction with our consolidated historical financial statements and the related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.

Our historical consolidated balance sheet information as of December 31, 2011 and 2010 and September 23, 2010, and consolidated statements of operations information for the year ended December 31, 2011, the period from September 24, 2010 (inception date of TRI Pointe Homes, LLC) through December 31, 2010 and the period from January 1, 2010 through September 23, 2010 (our predecessor) have been derived from the historical consolidated financial statements audited by Ernst & Young LLP, independent auditors, whose report with respect thereto is included elsewhere in this prospectus. From April 2009 to September 23, 2010, our principals were engaged primarily in the business of constructing homes for independent third-party property owners through a number of different entities.

Our unaudited historical consolidated balance sheet information as of September 30, 2012 and consolidated statements of operations information for the nine-month periods ended September 30, 2012 and 2011 are derived from our unaudited historical consolidated financial statements, which we believe include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. Our results of operations for the interim period ended September 30, 2012 are not necessarily indicative of the results to be obtained for the full calendar year.

				Period From September 24, 2010 (Inception) Through December 31, 2010	Our Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2011		Period From January 1, 2010 Through September 23, 2010
	2012	2011
	(unaudited)
Statement of Operations Data:
Home sales	$22,277,000	$9,279,000	$13,525,000	$4,143,000	$—
Cost of home sales	(19,663,000)	(8,408,000)	(12,075,000)	(3,773,000)	—

Homebuilding gross profit	2,614,000	871,000	1,450,000	370,000	—
Fee building gross margin	38,000	198,000	150,000	814,000	2,665,000
Sales and marketing	(2,351,000)	(1,062,000)	(1,553,000)	(408,000)	(136,000)
General and administrative	(4,155,000)	(3,112,000)	(4,620,000)	(1,875,000)	(1,401,000)
Organizational costs	—	—	—	(1,061,000)	—
Other income (expense), net	(86,000)	(41,000)	(20,000)	(15,000)	(43,000)

Net income (loss)	$(3,940,000)	$(3,146,000)	$(4,593,000)	$(2,175,000)	$1,085,000

Unaudited pro forma loss per share(1)
Basic	$(0.18)		$(0.36)

Diluted	$(0.18)		$(0.36)

Operating Data-Owned Projects
Net new home orders	129	34	42	9	4
New homes delivered	55	26	36	11	—
Average sales price of homes delivered	$405,000	$357,000	$376,000	$377,000	$—
Cancellation rate	17%	8%	13%	19%	20%
Average selling communities	5	2	2	2	1
Selling communities at end of period	7	2	3	2	1
Backlog at end of period, number of homes	82	10	8	2	4
Backlog at end of period, aggregate sales value	$46,126,000	$4,004,000	$3,364,000	$696,000	$1,392,000

				Period From September 24, 2010 (Inception) Through December 31, 2010	Our Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2011		Period From January 1, 2010 Through September 23, 2010
	2012	2011
	(unaudited)
Operating Data-Fee Building Projects
Net new home orders	17	31	34	24	114
New homes delivered	16	65	68	56	46
Average sales price of homes delivered	$1,020,000	$775,000	$786,000	$794,000	$787,000

Balance Sheet Data (at period end)
Cash and cash equivalents	$45,242,000	$7,171,000	$10,164,000	$11,744,000	$6,029,000
Real estate inventories	$148,468,000	$75,750,000	$82,023,000	$14,108,000	$8,117,000
Total assets	$195,514,000	$86,016,000	$93,776,000	$30,096,000	$15,672,000
Notes payable	$46,436,000	$—	$6,873,000	$3,462,000	$4,494,000
Total liabilities	$52,924,000	$2,195,000	$11,285,000	$5,238,000	$4,983,000
Common units subject to redemption(2)	$37,000,000	$—	$—	$—	$—
Members’ equity	$105,590,000	$83,821,000	$82,491,000	$24,858,000	$10,689,000

(1)	Pro forma for the conversion of members’ equity and redeemable common units in TPH LLC into shares of common stock.

(2)

During the period ended September 30, 2012, the Starwood Fund made an additional capital contribution to TPH LLC in the amount of $37 million, representing the contribution of the remainder of its $150 million equity commitment to TPH LLC, in exchange for additional common units. As of September 30, 2012, we were required to return this $37 million capital contribution (or a lesser amount specified by the Starwood Fund) to the Starwood Fund if this offering were not to close by February 28, 2013, or if this offering were to terminate prior to that time. In November 2012, we obtained written approval from the Starwood Fund, pursuant to an amendment of the operating agreement of TPH LLC, to remove the redemption feature of the $37 million of common units.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” “Selected Financial Data” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

We are engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California. We also provide fee building services whereby we build, market and sell homes for independent third-party property owners with whom we have revenue sharing agreements on projects typically marketed under the TRI Pointe Homes brand name. We have two reportable segments: homebuilding and fee building. Our corporate segment primarily provides management services to our operating segments.

Overview and Outlook

During the nine months ended September 30, 2012, the overall housing market continued to show signs of improvement largely driven by increasing consumer confidence levels related to the homebuilding industry, continued excellent housing affordability based on historical metrics, decreasing home inventory levels in many markets, and more positive consumer sentiment for the overall economy. Individual markets continue to experience varying results as local economic and employment situations strongly influence the local market demand and home buying abilities. However, most of our markets have shown positive indicators of a sustainable recovery. We improved on most key operating metrics during the nine months ended September 30, 2012 as compared to the same period in 2011, including increased net new home orders, home deliveries, average sales prices, home sales revenue, backlog units, backlog value and homebuilding gross margins.

Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiaries and have been prepared in accordance with GAAP as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”). Our consolidated financial statements and notes thereto for interim periods presented are unaudited. In our opinion, these interim financial statements contain all adjustments (consisting of normal recurring adjustments) that are necessary for a fair statement of our operating results, financial position and cash flows. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent interim period or for the full fiscal year ending December 31, 2012.

Results of Operations

Our primary goal in 2011 was to source, perform due diligence, contract and acquire land or lots in targeted market areas to generate deliveries with profitable returns beginning in late 2012 and beyond. We are currently actively acquiring and developing lots in California to maintain and grow our lot supply and active selling communities that are strategically located in selected “core” markets with favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. In addition to expanding our business in existing markets in California, we continue to prudently evaluate opportunities to expand in other Southwestern markets. Accordingly, in October 2012, we announced our entry into the Colorado market. During the nine months ended September 30, 2012, we acquired 199 lots in three communities in California and signed a land option contract, a purchase contract or a non-binding letter of intent to acquire an additional 547 lots in California and Colorado. As of September 30, 2012, we owned 552 lots in which we had commenced development, held options or were under contract to acquire an additional 689 lots and had entered into non-binding letters of intent to acquire an additional 91 lots in our target markets. In October 2012, we entered into an option contract to acquire an additional 61 lots in one new community in Southern California. With respect to the non-binding letters of intent, there can be no assurance that we will enter into binding agreements or that we will complete these projects as planned.

We also focus on increasing our number of active selling locations which we expect will contribute to our net new home order growth, homes in backlog and ultimately new home deliveries. We opened seven new selling locations during the nine-month period ended September 30, 2012, five in Southern California and two in Northern California. We experienced a 279% increase in net new home orders from 34 to 129, a 720% increase in backlog units from 10 to 82 and a 1,052% increase in backlog value from $4.0 million to $46.1 million for the nine months ended September 30, 2012, as compared to the same period in 2011. Home sales revenue was $22.3 million for the nine months ended September 30, 2012, representing an increase of $13.0 million, or 140%, when compared to the same period in the prior year, due to a 112% increase in the number of homes delivered from 26 to 55 and an increase in the average sales price of homes delivered from $357,000 to $405,000, representing an increase of $48,000, or 13%, during such period.

We refer to our financial statement line items in the explanation of our period over period changes in results of operations. Below are general definitions of what those line items include and represent.

Revenues

Revenues are derived primarily from home deliveries and fee building services provided to independent third-party property owners. Home sales revenue is recorded at close of escrow of the homes while revenue for fee building services is recorded when services have been provided to independent third-party property owners.

Expenses

Expenses relate to cost of home sales and fee building cost of sales provided to independent third-party property owners. Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect cost of construction, estimated warranty costs, real estate taxes and direct overhead costs incurred during development and home construction that benefit the entire project, and is recorded after close of escrow of the homes. Expense for fee building cost of sales is recorded when services have been provided to independent third-party property owners. Sales and marketing expense is comprised of direct selling expenses, including internal and external commissions, related sales and marketing expenses, such as advertising and model operations, and sales office costs and is recorded in the period incurred. General and administration expenses represent corporate and divisional overhead expenses such as salaries, benefits, office expenses, outside professional services, insurance and travel expenses and are recorded in the period incurred.

Organizational Costs

Organizational costs include legal, accounting and other expenditures incurred in connection with the formation of TPH LLC, which were expensed in their entirety during the period ended December 31, 2010.

Other Income (Expense), Net

Other income (expense), net, consists of interest income, national contract rebates, dead deal costs (pre-acquisition costs on projects where we determine continuation of the project is not probable) and certain consulting fees.

The historical financial data presented below are not necessarily indicative of the results to be expected for any future period.

Consolidated Financial Data:

	Nine-months Ended September 30,		Year Ended December 31,	Period From September 24, 2010 (Inception) Through December 31,	Our Predecessor
					Period From January 1, 2010 Through September 23,
	2012	2011	2011	2010	2010
	(unaudited)
Revenues:
Home sales	$22,277,000	$9,279,000	$13,525,000	$4,143,000	$—
Fee building	244,000	5,635,000	5,804,000	14,844,000	19,853,000

	22,521,000	14,914,000	19,329,000	18,987,000	19,853,000

Expenses:
Cost of home sales	19,663,000	8,408,000	12,075,000	3,773,000	—
Fee building	206,000	5,437,000	5,654,000	14,030,000	17,188,000
Sales and marketing	2,351,000	1,062,000	1,553,000	408,000	136,000
General and administrative	4,155,000	3,112,000	4,620,000	1,875,000	1,401,000

	26,375,000	18,019,000	23,902,000	20,086,000	18,725,000

Income (loss) from operations	(3,854,000)	(3,105,000)	(4,573,000)	(1,099,000)	1,128,000
Organizational costs	—	—	—	(1,061,000)	—
Other income (expense), net	(86,000)	(41,000)	(20,000)	(15,000)	(43,000)

Net income (loss)	$(3,940,000)	$(3,146,000)	$(4,593,000)	$(2,175,000)	$1,085,000

Matters Affecting the Comparability of Our Financial Results

On September 24, 2010, we received an equity commitment of $150 million from the Starwood Fund, a private equity fund managed by an affiliate of Starwood Capital Group, a private equity firm founded and controlled by Barry Sternlicht, the chairman of our board. Prior to the Starwood Fund’s investment, most of our operations consisted of “fee building projects” in which we built, marketed and sold homes for independent third-party property owners with whom we have revenue sharing agreements on projects typically marketed under the TRI Pointe Homes brand name.

For periods prior to September 24, 2010, the date on which the Starwood Fund agreed to make its investment in us, we conducted our business through a number of different entities, which we refer to collectively as “our predecessor.” For periods from and after September 24, 2010 and prior to the completion of our formation transactions, we conducted our business through TPH LLC. As a result of the foregoing, the financial and operational data for 2010 that is presented and discussed in this prospectus is generally bifurcated between the period during 2010 that our business was conducted through our predecessor (January 1, 2010 through September 23, 2010) and the period during 2010 that our business was conducted through TPH LLC (September 24, 2010 through December 31, 2010). The historical results of operations of our predecessor may not be comparable to the results of operations of TPH LLC because each of our predecessor and TPH LLC used a different basis of accounting and our homebuilding operations have been our strategic focus since September 24, 2010 compared to our predecessor’s focus on fee building services prior to such date.

Nine Months Ended September 30, 2012 Compared to Nine Months Ended September 30, 2011

Net New Home Orders and Backlog

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
Net new home orders	129	34	95	279%
Cancellation rate	17%	8%	9%	112%
Average selling communities	5	2	3	150%
Selling communities at end of period	7	2	5	250%
Backlog (dollar value)	$46,126,000	$4,004,000	$42,122,000	1,052%
Backlog (units)	82	10	72	720%
Average sales price of backlog	$563,000	$400,000	$163,000	40%

Net new home orders for the nine months ended September 30, 2012 increased 279% to 129, compared to 34 during the same period in 2011. Our overall “absorption rate” (the rate at which home orders are contracted, net of cancellations) for the nine months ended September 30, 2012 was 25.8 per average selling community (2.87 monthly), compared to 17.0 per average selling community (1.89 monthly) during the same period in 2011. Our monthly absorption rates increased despite an increase in our cancellation rate. Our cancellation rate of buyers for our owned projects who contracted to buy a home but did not close escrow (as a percentage of overall orders) was approximately 17% for the nine months ended September 30, 2012 as compared to an unusually low 8% during the same period in 2011. We believe our current cancellation rate of 17% is more representative of an industry average cancellation rate as compared to 8% for the nine months ended September 30, 2011. We experienced substantial order growth primarily due to an increase in our average selling community count. Our average number of selling communities increased by three communities from two for the nine months ended September 30, 2011 to five for the nine months ended September 30, 2012. The increase was due to our opening seven new selling communities for the nine months ended September 30, 2012, offset by final net new home orders at two selling communities. The increase in net new home orders positively impacted our number of homes in backlog, which are homes we expect to close in future periods. We expect that our net new home orders and backlog increases will have a positive impact on revenues and cash flow in future periods.

Backlog reflects the number of homes, net of actual cancellations experienced during the period, for which we have entered into a sales contract with a customer but for which we have not yet delivered the home. Homes in backlog are generally closed within three to six months, although we may experience cancellations of sales contracts prior to closing. The increase in backlog units of 72 homes was driven by the 279% increase in net new home orders during the nine months ended September 30, 2012 as compared to the same period of the previous year. The dollar value of backlog increased $42.2 million, or 1,052%, as of September 30, 2012 from $4.0 million as of September 30, 2011. The increase in dollar amount of backlog reflects an increase in the number of homes in backlog of 72, or 720%, to 82 homes as of September 30, 2012 from 10 homes as of September 30, 2011 and an increase in the average sales price of homes in backlog. We experienced an increase in the average sales price of homes in backlog of $163,000, or 40%, to $563,000 as of September 30, 2012 compared to $400,000 as of September 30, 2011 due to the introduction of new product at seven new communities with a shift to larger square footage homes with corresponding higher average sales prices in the 2012 period, including one move-up product. The increase in the dollar amount of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in subsequent periods.

Home Sales Revenue and New Homes Delivered

	Nine Months Ended September 30,		Increase (Decrease)
	2012	2011	Amount	%
New homes delivered	55	26	29	112%
Home sales revenue	$22,277,000	$9,279,000	$12,998,000	140%
Average sales price of homes delivered	$405,000	$357,000	$48,000	13%

New home deliveries increased 29, or 112%, to 55 during the nine months ended September 30, 2012 from 26 during the nine months ended September 30, 2011. The increase in new home deliveries was primarily attributable to the increase in net new home orders and units in backlog due to the increase in the average number of selling communities. In addition, we were able to convert 59% of our units in backlog as of June 30, 2012 into home deliveries for the three months ended September 30, 2012.

Home sales revenue increased $13.0 million, or 140%, to $22.3 million for the nine months ended September 30, 2012 from $9.3 million for the nine months ended September 30, 2011. The increase was primarily attributable to: (1) an increase in revenue of $11.7 million due to a 112% increase in homes closed to 55 for the nine months ended September 30, 2012 from 26 for the nine months ended September 30, 2011, and (2) an increase in revenues of $1.4 million related to an increase in average sales price of $48,000 per unit to $405,000 for the nine months ended September 30, 2012 from $357,000 for the nine months ended September 30, 2011. The increase in the average sales price of homes delivered was attributable to a change in product mix from the deliveries at four new communities for the nine months ended September 30, 2012, which included an increase in the number of homes delivered with a sales price in excess of $400,000.

Homebuilding

	Nine Months Ended September 30,
	2012	%	2011	%
Home sales	$22,277,000	100.0%	$9,279,000	100.0%
Cost of home sales	19,663,000	88.3%	8,408,000	90.6%

Homebuilding gross margin	2,614,000	11.7%	871,000	9.4%
Add: interest in cost of home sales	211,000	1.0%	181,000	1.9%

Adjusted homebuilding gross margin(1)	$2,825,000	12.7%	$1,052,000	11.3%

Homebuilding gross margin percentage	11.7%		9.4%

Adjusted homebuilding gross margin percentage(1)	12.7%		11.3%

(1)	Non-GAAP financial measure (as discussed below).

Homebuilding gross margin represents home sales revenue less cost of home sales. Cost of home sales increased $11.3 million, or 134%, to $19.7 million for the nine months ended September 30, 2012 from $8.4 million for the nine months ended September 30, 2011. The increase was primarily due to a 112% increase in the number of homes delivered and the product mix of homes delivered from new communities in the 2012 period. Our homebuilding gross margin percentage increased to 11.7% for the nine months ended September 30, 2012 as compared to 9.4% for the same period in 2011, primarily due to the delivery unit mix from new projects, which achieve higher gross margins, along with additional cost savings on existing projects offset by 33% of our deliveries from existing older product with lower gross margins in the 2012 period as compared to the 2011 period.

Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 12.7% for the nine months ended September 30, 2012, compared to 11.3% for the nine months ended September 30, 2011. Adjusted homebuilding gross margin is a non-GAAP financial measure. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion. See the table above reconciling this non-GAAP financial measure to homebuilding gross margin, the nearest GAAP equivalent.

Fee Building

	Nine Months Ended September 30,
	2012	%	2011	%
Fee building revenue	$244,000	100.0%	$5,635,000	100.0%
Fee building cost	206,000	84.4%	5,437,000	96.5%

Fee building gross margin	$38,000	15.6%	$198,000	3.5%

As of September 30, 2012, we had entered into one construction management agreement to build 83 homes in Moorpark, California and entered into a non-binding letter of intent to build 57 homes in Carpinteria, California. There can be no assurance that we will enter into a binding agreement or that we will complete this project as planned. In addition, we completed one fee building project in Irvine, California, whereby all homes were completed and delivered to the third-party property owner, leaving three active model homes remaining unsold. Fee building revenue, which was all recorded in Southern California, decreased $5.4 million, or 96%, to $244,000 for the nine months ended September 30, 2012 from $5.6 million for the nine months ended September 30, 2011. Fee building cost decreased $5.2 million, or 96%, to $206,000 for the nine months ended September 30, 2012 from $5.4 million for the nine months ended September 30, 2011. Fee building revenue and cost decreased primarily due to the close out of two of the three fee building projects in 2011, leaving only one remaining fee building project for the nine months ended September 30, 2012, which completed construction activity in early 2012. The two new fee building projects mentioned above, one of which began in September 2012, began generating fee building revenue and cost in October 2012. Fee building gross margin represents the net fee income earned related to our fee building projects.

Selling, General and Administrative Expense

	Nine Months Ended September 30,		As a Percentage of Home Sales Revenue
	2012	2011	2012	2011
Sales and marketing	$2,351,000	$1,062,000	10.5%	11.4%
General and administrative (“G&A”)	4,155,000	3,112,000	18.7%	33.6%

Total sales and marketing and G&A	$6,506,000	$4,174,000	29.2%	45.0%

Sales and marketing expense increased $1.3 million, or 121%, to $2.4 million for the nine months ended September 30, 2012 from $1.1 million for the nine months ended September 30, 2011. The increase in sales and marketing expense was primarily attributable to a 150% increase in the average number of selling communities and a 112% increase in the number of homes delivered for the nine months ended September 30, 2012 compared to the same period in 2011. Sales and marketing expense was 10.5% and 11.4% of overall home sales revenue for the nine months ended September 30, 2012 and 2011, respectively. As a percentage of home sales revenue, we expect sales and marketing expense to decrease significantly as we begin to deliver homes in all of our active projects.

General and administrative expenses increased $1.1 million, or 34%, to $4.2 million for the nine months ended September 30, 2012 from $3.1 million for the nine months ended September 30, 2011. The increase was primarily attributed to (1) an increase of $677,000 in our compensation-related expenses resulting largely from a 29% increase in our office headcount to 31 employees as of September 30, 2012 compared to 24 as of September 30, 2011, (2) an increase of $195,000 in office rent and office related expenses to $389,000 for the nine months ended September 30, 2012, as compared to $194,000 for the nine months ended September 30, 2011, due to our growth, and our resulting move to our Northern California office in August 2011 and our Southern California office in November 2011, and (3) moderate increases in outside professional services, depreciation, travel and other miscellaneous expenses related to increased operations from our growth in 2012. Our general and administrative expense as a percentage of home sales revenue was 18.7% and 33.6% for the nine months ended September 30, 2012 and 2011, respectively. We expect that our general and administrative expense as a percentage of home sales revenue will continue to decrease into the near future as our increase in new home deliveries from growth in our community count generate increased home sales revenue.

Other Income (Expense), Net

Other income (expense), net, increased $45,000, or 110%, to $86,000 for the nine months ended September 30, 2012 from $41,000 for the nine months ended September 30, 2011. The increase in other income (expense), net, was due to a decrease in other income of $98,000 related to a reduction in national contract rebates collected from closed projects, offset by a decrease in other expense of $59,000 related to the reduction in dead deal costs for the nine months ended September 30, 2012 as compared to the same period in 2011.

Other Items

Interest, which was incurred principally to finance land acquisitions, land development and home construction, totaled $1,297,000 and $108,000 for the nine months ended September 30, 2012 and 2011, respectively, all of which was capitalized to real estate inventory. The increase in interest incurred during the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011 was primarily attributable to our increase in outstanding debt, which was the result of the increase in the number of active projects and the growth in our real estate inventory.

Net Loss

As a result of the foregoing factors, net loss during the nine months ended September 30, 2012 was $3.9 million compared to a net loss during the nine months ended September 30, 2011 of $3.1 million.

Lots Owned and Controlled

The table below summarizes our lots owned and controlled as of the dates presented:

	September 30,		Increase (Decrease)
	2012	2011	Amount	%
Lots Owned
Southern California	382	311	71	23%
Northern California	170	108	62	57%

Total	552	419	133	32%

Lots Controlled(1)
Southern California	387	326	61	18%
Northern California	305	—	305	—
Colorado	149	—	149	—

Total	841	326	515	157%

Total Lots Owned and Controlled(1)	1,393	745	648	87%

(1)

Includes (i) 689 lots that are under land option contracts or purchase contracts, (ii) 91 lots that are under non-binding letters of intent and (iii) 61 lots that are under an option contract executed in October 2012, in two new communities and one existing community in Southern California for an aggregate purchase price of approximately $56.0 million. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

In Southern California, our owned and controlled land totaled 769 lots as of September 30, 2012. We plan to open sales locations at five new communities in 2013 in the following cities (counties): La Habra (Orange County), San Diego (San Diego County), Rancho Mission Viejo (Orange County), Azusa (Los Angeles County) and Irvine (Orange County). Lots under option contracts include two attractive infill development sites (which are new homes constructed on vacant or under-utilized lots among existing properties in established communities) in Huntington Beach (Orange County), which are projected to begin sales in 2014. In addition to our owned projects, we are managing three fee building projects for a total of 143 homes (including one project to build 57 homes pursuant to a non-binding letter of intent).

In Northern California, our owned and controlled land totaled 475 lots as of September 30, 2012. These lots are all in the highly desirable Bay Area, contiguous to Silicon Valley. We plan to open sales locations at two new communities located in Mountain View (Santa Clara County) and San Mateo (San Mateo County) in 2013. Lots under option contracts include three new projects in a well-located new community in Alameda (Alameda County), which are projected to open in 2014.

In Colorado, our controlled land totaled 149 lots as of September 30, 2012. We plan to open a sales location in this community located south of Denver in Castle Rock (Douglas County) in 2013.

Year Ended December 31, 2011 Compared to the Period from September 24, 2010 through December 31, 2010

Net New Home Orders and Backlog

	Year Ended December 31, 2011	Period From September 24, 2010 (Inception) Through December 31, 2010	Increase (Decrease)
			Amount	%
Net new home orders	42	9	33	367%
Cancellation rate	13%	19%	(6)%	(32)%
Average selling communities	2	2	—	—%
Selling communities at end of period	3	2	1	50%
Backlog (dollar value)	$3,364,000	$696,000	$2,668,000	383%
Backlog (units)	8	2	6	300%
Average sales price of backlog	$421,000	$348,000	$73,000	21%

Net new home orders for the year ended December 31, 2011 increased 33, or 367%, to 42 compared to nine for the period from September 24, 2010 through December 31, 2010. Our overall absorption rate for the year ended December 31, 2011 was 21.0 per average selling community (1.75 monthly), compared to 4.5 per average selling community (1.50 monthly) for the period from September 24, 2010 through December 31, 2010. Our absorption rate per average selling community increased and we experienced substantial order growth because of the comparison of twelve months of order activity to just over three months in the 2010 period. Our cancellation rate was approximately 13% for the year ended December 31, 2011 as compared to 19% for the period from September 24, 2010 through December 31, 2010.

Backlog units increased by six homes, or 300%, to eight as of December 31, 2011 as compared to two as of December 31, 2010 primarily driven by the 367% increase in net new home orders for the year ended December 31, 2011. The dollar value of backlog increased $2.7 million, or 383%, to $3.4 million as of December 31, 2011 from $0.7 million as of December 31, 2010. The increase in dollar amount of backlog reflects an increase in the number of homes in backlog and an increase in the average sales price of homes in backlog. Our average sales price of homes in backlog increased $73,000, or 21%, to $421,000 for the period ended December 31, 2011 compared to $348,000 for the period from September 24, 2010 through December 31, 2010 due to the introduction of new product at new communities with a shift to larger square footage homes with corresponding higher average sales prices in the 2011 period.

Home Sales Revenue and New Homes Delivered

	Year Ended December 31, 2011	Period From September 24, 2010 (Inception) Through December 31, 2010	Increase (Decrease)
			Amount	%
New homes delivered	36	11	25	227%
Home sales revenue	$13,525,000	$4,143,000	$9,382,000	226%
Average sales price of homes delivered	$376,000	$377,000	$(1,000)	—%

New home deliveries increased 25, or 227%, to 36 during the year ended December 31, 2011 from 11 during the period from September 24, 2010 through December 31, 2010. The increase in new home deliveries was primarily attributable to the increase in units in backlog and net new home orders because of the comparison of twelve months of activity to just over three months in the 2010 period.

Home sales revenue increased $9.4 million, or 226%, to $13.5 million for the year ended December 31, 2011 from $4.1 million for the period from September 24, 2010 through December 31, 2010, all of which is attributed to the increase in number of homes delivered given the slight change in the average sales price of homes delivered between the periods.

Homebuilding

	Year Ended December 31, 2011%		Period From September 24, 2010 (Inception) Through December 31, 2010%
Home sales	$13,525,000	100.0%	$4,143,000	100.0%
Cost of home sales	12,075,000	89.3%	3,773,000	91.1%

Homebuilding gross margin	1,450,000	10.7%	370,000	8.9%
Add: interest in cost of home sales	269,000	2.0%	88,000	2.1%

Adjusted homebuilding gross margin(1)	1,719,000	12.7%	458,000	11.0%

Homebuilding gross margin percentage	10.7%		8.9%

Adjusted homebuilding gross margin percentage(1)	12.7%		11.0%

(1)	Non-GAAP financial measure (as discussed below).

Cost of home sales increased $8.3 million, or 220%, to $12.1 million for the year ended December 31, 2011 from $3.8 million for the period from September 24, 2010 through December 31, 2010, primarily due to the 227% increase in the number of homes delivered. Our homebuilding gross margin percentage increased to 10.7% for the year ended December 31, 2011 as compared to 8.9% for the period from September 24, 2010 through

December 31, 2010. The increase in margins is primarily due to additional cost savings achieved at our two communities in the 2011 period as compared to the delivery unit mix of homes for the 2010 period, which included 27% of our deliveries from existing older product with lower gross margins versus the newer product currently being delivered. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 12.7% for the year ended December 31, 2011, compared to 11.0% for the period from September 24, 2010 through December 31, 2010. Adjusted homebuilding gross margin is a non-GAAP financial measure. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion. See the table above reconciling this non-GAAP financial measure to homebuilding gross margin, the nearest GAAP equivalent.

Fee Building

	Year Ended December 31, 2011%		Period From September 24, 2010 (Inception) Through December 31, 2010%
Fee building revenue	$5,804,000	100.0%	$14,844,000	100.0%
Fee building cost	5,654,000	97.4%	14,030,000	94.5%

Fee building gross margin	$150,000	2.6%	$814,000	5.5%

Fee building revenue, which was all recorded in Southern California, decreased $9.0 million, or 61%, to $5.8 million for the year ended December 31, 2011 from $14.8 million for the period from September 24, 2010 through December 31, 2010. Fee building cost decreased $8.4 million, or 60%, to $5.6 million for the year ended December 31, 2011 from $14.0 million for the period from September 24, 2010 through December 31, 2010. Fee building revenue and cost decreased primarily due to the close out of two fee building projects in 2011 and the change in the focus of our business from fee building to primarily building and selling homes for our own account.

Selling, General and Administrative Expense

			As a Percentage of Home Sales Revenue
	Year Ended December 31, 2011	Period From September 24, 2010 (Inception) Through December 31, 2010	Year Ended December 31, 2011	Period From September 24, 2010 (Inception) Through December 31, 2010
Sales and marketing	$1,553,000	$408,000	11.5%	9.8%
General and administrative (“G&A”)	4,620,000	1,875,000	34.2%	45.3%

Total sales and marketing and G&A	$6,173,000	$2,283,000	45.7%	55.1%

Sales and marketing expense increased $1.1 million, or 281%, to $1.6 million for the year ended December 31, 2011 from $0.4 million for the period from September 24, 2010 through December 31, 2010. The increase in sales and marketing expense was primarily attributable to a 227% increase in the number of homes delivered for the year ended December 31, 2011 and the twelve months of model operations for the full year as compared to just over three months for the period from September 24, 2010 through December 31, 2010. Sales and marketing expense was 11.5% and 9.8% of overall home sales revenue for the year ended December 31, 2011 and the period from September 24, 2010 through December 31, 2010, respectively.

General and administrative expenses increased $2.7 million, or 146%, to $4.6 million for the year ended December 31, 2011 from $1.9 million for the period from September 24, 2010 through December 31, 2010 primarily attributable to twelve months of general and administrative expenses for the full year as compared to just over three months for the period from September 24, 2010 through December 31, 2010. Our general and administrative expense as a percentage of home sales revenue was 34.2% and 45.3% for the year ended December 31, 2011 and the period from September 24, 2010 through December 31, 2010, respectively, as a result of the lower level of home sales revenue in the 2010 period given the startup nature of our company.

Other Income (Expense), Net

Other income (expense), net, increased $5,000, or 33%, to $20,000 for the year ended December 31, 2011 from $15,000 for the period from September 24, 2010 through December 31, 2010. The increase was primarily due to an increase in other income of $119,000 related to national contract rebates collected from closed projects, offset by an increase in other expense of $128,000 related to an increase in dead deal costs for the year ended December 31, 2011 as compared to the period from September 24, 2010 through December 31, 2010.

Organizational Costs

Organizational costs include legal, accounting and other expenditures incurred in connection with the formation of TPH LLC, which were expensed in their entirety during the period ended December 31, 2010.

Net Loss

As a result of the foregoing factors, net loss for the year ended December 31, 2011 was $4.6 million compared to a net loss for the period from September 24, 2010 through December 31, 2010 of $2.2 million.

Lots Owned and Controlled

The table below summarizes our lots owned and controlled as of the dates presented:

	December 31,		Increase (Decrease)
	2011	2010	Amount	%
Lots Owned
Southern California	301	48	253	527%
Northern California	107	—	107	N/A

Total	408	48	360	750%

Lots Controlled(1)
Southern California	326	169	157	93%
Northern California	59	—	59	—%

Total	385	169	216	128%

Total Lots Owned and Controlled(1)	793	217	576	266%

(1)	Includes lots under an option contract or under non-binding letters of intent.

Year Ended December 31, 2011 Compared to the Period from January 1, 2010 through September 23, 2010 (Our Predecessor)

Net New Home Orders and Backlog

		Our Predecessor
	Year Ended December 31,	Period From January 1, 2010 Through September 23,
			Increase (Decrease)
	2011	2010	Amount	%
Net new home orders	42	4	38	950%
Cancellation rate	13%	20%	(7)%	(35)%
Average selling communities	2	1	1	100%
Selling communities at end of period	3	1	2	200%
Backlog (dollar value)	$3,364,000	$1,392,000	$1,972,000	142%
Backlog (units)	8	4	4	100%
Average sales price of backlog	$421,000	$348,000	$73,000	21%

Net new home orders for the year ended December 31, 2011 increased 38, or 950%, to 42 compared to four for the period from January 1, 2010 through September 23, 2010. Our overall absorption rate for the year ended December 31, 2011 was 21.0 per average selling community (1.75 monthly). The comparative analysis for the absorption rate for the period from January 1, 2010 through September 23, 2010 is not comparable given only one active selling location which opened in May 2010. Our absorption rate per average selling community increased and we experienced substantial order growth for the year ended December 31, 2011 as compared to the period from January 1, 2010 through September 23, 2010 due to twelve months of order activity from two selling communities versus four months of order activity from one selling location in the 2010 period. Our cancellation rate was approximately 13% for the year ended December 31, 2011 as compared to 20% for the period from January 1, 2010 through September 23, 2010. The cancellation rate was higher for the period from January 1, 2010 through September 23, 2010 due to the limited amount of orders as compared to a full year of activity ended December 31, 2011.

Backlog units increased by four homes, or 100%, to eight as of December 31, 2011 as compared to four homes as of September 23, 2010 primarily driven by the 950% increase in net new home orders offset by 36 home deliveries for the year ended December 31, 2011. The dollar value of backlog increased $2.0 million, or 142%, to $3.4 million as of December 31, 2011 from $1.4 million as of September 23, 2010. The increase in dollar amount of backlog reflects the increase in the number of homes in backlog and an increase in the average sales price of homes in backlog. Our average sales price of homes in backlog increased $73,000, or 21%, to $421,000 for the period ended December 31, 2011 compared to $348,000 for the period from January 1, 2010 through September 23, 2010 due to the introduction of new product at new communities with a shift to larger square footage homes with corresponding higher average sales prices in the 2011 period.

Home Sales Revenue and New Homes Delivered

		Our Predecessor
	Year Ended December 31,	Period From January 1, 2010 Through September 23,
			Increase (Decrease)
	2011	2010	Amount	%
New homes delivered	36	—	36	N/A
Home sales revenue	$13,525,000	$—	$13,525,000	N/A
Average sales price of homes delivered	$376,000	$—	$376,000	N/A

Increase in new homes delivered, home sales revenue and average sale price is because we did not have any home sales during the predecessor period from January 1, 2010 through September 23, 2010. In addition, we have not included a homebuilding gross margin table for the same reason.

Fee Building

			Our Predecessor
			Period From
			January 1, 2010
	Year Ended		Through
	December 31,		September 23,
	2011	%	2010	%
Fee building revenue	$5,804,000	100.0%	$19,853,000	100.0%
Fee building cost	5,654,000	97.4%	17,188,000	86.6%

Fee building gross margin	$150,000	2.6%	$2,665,000	13.4%

Fee building revenue, which was all recorded in Southern California, decreased $14.0 million, or 71%, to $5.8 million for the year ended December 31, 2011 from $19.9 million for the period from January 1, 2010 through September 23, 2010. Fee building cost decreased $11.6 million, or 67%, to $5.6 million for the year ended December 31, 2011 from $17.2 million for the period from January 1, 2010 through September 23, 2010. Fee building revenue and cost decreased primarily due to the close out of two fee building projects in 2011 and the change in the focus of our business from fee building to primarily building and selling homes for our own account.

Selling, General and Administrative Expense

		Our Predecessor
	Year Ended December 31, 2011	Period From January 1, 2010 Through September 23, 2010

			As a Percentage of
			Home Sales Revenue
			2011	2010
Sales and marketing	$1,553,000	$136,000	11.5%	N/A
General and administrative (“G&A”)	4,620,000	1,401,000	34.2%	N/A

Total sales and marketing and G&A	$6,173,000	$1,537,000	45.7%	N/A

Sales and marketing expense increased $1.5 million, or 1,042%, to $1.6 million for the year ended December 31, 2011 from $0.1 million for the period from January 1, 2010 through September 23, 2010. The increase in sales and marketing expense was primarily attributable to 36 homes delivered for the year ended December 31, 2011 and the twelve months of model operations for two communities for the full year 2011 as compared to no home deliveries and four months of model operations for one community for the period from January 1, 2010 through September 23, 2010. Sales and marketing expense was 11.5% of overall home sales revenue for the year ended December 31, 2011 with no comparative data for the period from January 1, 2010 through September 23, 2010 due to no home sales revenue.

General and administrative expenses increased $3.2 million, or 230%, to $4.6 million for the year ended December 31, 2011 from $1.4 million for the period from January 1, 2010 through September 23, 2010 primarily attributable to our growth in employees and operations for the full year 2011 as compared to the period from January 1, 2010 through September 23, 2010. Our general and administrative expense as a percentage of home sales revenue was 34.2% with no comparative data for the period from January 1, 2010 through September 23, 2010 due to no home sales revenue.

Other Income (Expense), Net

Other income (expense), net, decreased $23,000, or 53%, to $20,000 for the year ended December 31, 2011 from $43,000 for the period from January 1, 2010 through September 23, 2010. The decrease was primarily due to an increase in other income of $123,000 related to national contract rebates collected from closed projects and $11,000 of interest income, offset by an increase in other expense of $118,000 related to the increase in dead deal costs for the year ended December 31, 2011 as compared to the period from January 1, 2010 through September 23, 2010.

Net Income (Loss)

As a result of the foregoing factors, net loss for the year ended December 31, 2011 was $4.6 million compared to net income for the period from January 1, 2010 through September 23, 2010 of $1.1 million.

Lots Owned and Controlled

The table below summarizes our lots owned and controlled as of the dates presented:

	December 31, 2011	As of September 23, 2010	Increase (Decrease)
			Amount	%
Lots Owned
Southern California	301	59	242	410%
Northern California	107	—	107	N/A

Total	408	59	349	592%

Lots Controlled(1)
Southern California	326	126	200	160%
Northern California	59	—	59	—%

Total	385	126	259	206%

Total Lots Owned and Controlled(1)	793	185	608	329%

(1)	Includes lots under an option contract or under non-binding letters of intent.

Liquidity and Capital Resources

Overview

Our principal uses of capital for the nine months ended September 30, 2012 were operating expenses, land purchases, land development, home construction and the payment of routine liabilities. We used funds generated by operations and available borrowings to meet our short-term working capital requirements. We remain focused on generating positive margins in our homebuilding operations and acquiring desirable land positions in order to maintain a strong balance sheet and keep us poised for growth.

Cash flows for each of our communities depend on their stage in the development cycle, and can differ substantially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, entitlements and other approvals, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of our inventory and not recognized in our statement of operations until a home closes, we incur significant cash outlays prior to our recognition of earnings. In the later stages of community development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home and land construction was previously incurred. From a liquidity standpoint, we are currently actively acquiring and developing lots in our markets to maintain and grow our lot supply and active selling communities that are strategically located in “core markets,” which are in major job centers or on transportation corridors to those job centers. We are also using our cash on hand to fund expansion into Colorado. As demand for new homes improves and we continue to expand our business, we expect that cash outlays for land purchases and land development to grow our lot inventory will exceed our cash generated by operations. During the nine months ended September 30, 2012, we closed 55 homes, purchased 199 lots for $35.2 million, spent $14.5 million on land development, and started construction on 183 homes. The opportunity to purchase substantially finished lots in desired locations is becoming increasingly more limited and competitive. As a result, we are spending more dollars on land development, as we are purchasing more undeveloped land and partially finished lots than in recent years.

We exercise strict controls and believe we have a prudent strategy for company-wide cash management, including those related to cash outlays for land and inventory acquisition and development. We ended the third quarter with $45.2 million of cash and cash equivalents, a $35.1 million increase from December 31, 2011, primarily as a result of additional capital contributions of $66.0 million, a net increase in notes payable of $39.6 million and home sales revenue of $22.3 million for the nine months ended September 30, 2012, offset by land acquisitions and land development expenditures of $54.5 million, an increase in our home inventory under construction of $31.6 million and other expenditures of $6.7 million. We intend to generate cash from the sale of our inventory net of loan release payments on our notes payable, but we intend to redeploy the net cash generated from the sale of inventory to acquire and develop strategic and well-positioned lots that represent opportunities to generate desired margins, as well as for other operating purposes.

In addition to expanding our business in existing markets in California, we continue to look for opportunities to expand outside our existing markets. Accordingly, in October 2012 we announced our entry into the Denver, Colorado market. We purchased our first lots in Colorado in December 2012, and we expect to begin sales operations in the second quarter of 2013 and to have our first deliveries in the third quarter of 2013. Entry into the Denver area offers us growth opportunities based on a number of positive factors, including a growing employment base, rising median incomes, and affordable cost of living. We are also looking at opportunities in other Southwestern markets to expand our footprint into new markets with positive growth potential and the ability to leverage our existing resources.

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. At such date, our aggregate loan commitments consisted of a $20 million secured revolving credit facility, which provides financing for several real estate projects, two project-specific revolving loans and several other loan agreements related to the acquisition and development of lots and the construction of model homes and homes for sale. We amended our secured revolving credit facility in December 2012 to, among other things, increase the maximum amount that can be borrowed thereunder to $30 million. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

We intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common and preferred equity, secured and unsecured corporate level debt, property-level debt and mortgage financing and other public, private or bank debt.

Secured Revolving Credit Facility

As of September 30, 2012, we were party to a secured revolving credit facility which has a maximum loan commitment of $20 million. Our secured revolving credit facility has an initial maturity date of April 19, 2014 and a final maturity date of April 19, 2015. We may borrow under our secured revolving credit facility in the ordinary course of business to fund our operations, including our land development and homebuilding activities. Interest on our secured revolving credit facility is paid monthly at a rate based on LIBOR or prime rate pricing, subject to a minimum interest rate floor of 5.5%. As of September 30, 2012, the outstanding principal balance was $7.1 million, the interest rate was 5.5% per annum and we had approximately $11.0 million of availability under our secured revolving credit facility. We amended our secured revolving credit facility in December 2012 to, among other things, increase the maximum amount that can be borrowed thereunder to $30 million and to decrease the minimum interest rate floor to 5.0%.

Secured Acquisition and Development Loans and Construction Loans

As of September 30, 2012, we were party to several secured acquisition and development loan agreements to purchase and develop land parcels. In addition, we were party to several secured construction loan agreements for the construction of our model and production homes. As of September 30, 2012, the total aggregate commitment of our acquisition and development loans and our construction loans was approximately $66.0 million, of which $39.3 million was outstanding. The acquisition and development loans will be repaid as lots are released from the loans based upon a specific release price, as defined in each respective loan agreement. Our construction loans will be repaid with proceeds from home sales based upon a specific release price, as defined in each respective loan agreement. These loans range in maturity between May 2013 and February 2015, including the six month extensions which are at our election (subject to certain conditions). Interest on the loans is paid monthly at a rate based on LIBOR or prime rate pricing, with interest rate floors ranging between 4.0% and 6.0%.

Covenant Compliance

Under our secured revolving credit facility, our acquisition and development loans and our construction loans, we are required to comply with certain financial covenants, including but not limited to those set forth in the table below:

Financial Covenant	Actual at September 30, 2012	Covenant Requirement at September 30, 2012
Liquidity(1)	$56,252,000	$5,000,000
(Greater of $5.0 million or 10% of total liabilities)
Tangible Net Worth	$104,444,000	$61,500,000
(Not less than $47.0 million plus 50% of annual net income and 50% of additional future capital contributions and net proceeds from equity offerings after December 31, 2011)
Maximum Total Liabilities to Net Worth Ratio	0.51	≤1.5
(Not in excess of 1.5:1.0)

(1)	Liquidity is defined as cash on hand plus availability under our secured revolving credit facility.

As of September 30, 2012 and 2011, we were in compliance with all of these financial covenants.

We believe that our leverage ratios provide useful information to the users of our financial statements regarding our financial position and cash and debt management. The ratio of debt-to-capital and the ratio of net debt-to-capital are calculated as follows (dollars in thousands):

	At September 30, 2012	At December 31, 2011
Notes payable	$46,436	$6,873
Common units subject to redemption(1)	37,000	—
Members’ equity	105,590	82,491

Total capital	$189,026	$89,364

Ratio of debt-to-capital(2)	24.6%	7.7%
Notes Payable	$46,436	$6,873
Less: cash and cash equivalents	(45,242)	(10,164)

Net debt	1,194	—
Common units subject to redemption(1)	37,000	—
Members’ equity	105,590	82,491

Total capital	$143,784	$82,491

Ratio of net debt-to-capital(3)	0.8%	N/A

(1)

During the period ended September 30, 2012, the Starwood Fund made an additional capital contribution to TPH LLC in the amount of $37 million, representing the contribution of the remainder of its $150 million equity commitment to TPH LLC, in exchange for additional common units. As of September 30, 2012, we were required to return this $37 million capital contribution (or a lesser amount specified by the Starwood Fund) to the Starwood Fund if this offering were not to close by February 28, 2013, or if this offering were to terminate prior to that time. In November 2012, we obtained written approval from the Starwood Fund, pursuant to an amendment of the operating agreement of TPH LLC, to remove the redemption feature of the $37 million of common units.

(2)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus members’ equity.

(3)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash and cash equivalents) by the sum of net debt plus members’ equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.

Cash Flows—Nine Months Ended September 30, 2012 to Nine Months Ended September 30, 2011

For the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011, the comparison of cash flows is as follows:

•

Net cash used in operating activities increased to $69.4 million in the 2012 period from a use of $62.7 million in the 2011 period. The change was primarily a result of (i) an increase in real estate inventories of $66.4 million in the 2012 period compared to an increase of $61.6 million in the 2011 period, primarily driven by the increase in land, land development and homes under construction, offset by the increase in home closings in the 2012 period as compared to the 2011 period and (ii) a consolidated net loss of $3.9 million in the 2012 period compared to a consolidated net loss of $3.1 million in the 2011 period.

•	Net cash used in investing activities was $102,000 in the 2012 period as compared to $156,000 in the 2011 period. The change was a result of less fixed assets purchased in the 2012 period.

•

Net cash provided by financing activities increased to $104.5 million in the 2012 period from $58.3 million in the 2011 period. The change was primarily a result of (i) an increase in net borrowings on notes payable of $39.5 million in the 2012 period as compared to a net decrease in notes payable of $3.5 million in the 2011 period, (ii) an increase in capital contributions from members of $29.0 million offset by a financial advisory fee payment of $1.0 million in the 2012 period compared to $64.0 million in capital contributions offset by a financial advisory fee payment of $2.2 million in the 2011 period and (iii) an increase of $37.0 million in capital contributions in exchange for the issuance of common units subject to redemption in the 2012 period with no comparable in the 2011 period. (In November 2012, we obtained written approval from the Starwood Fund, pursuant to an amendment of the operating agreement of TPH LLC, to remove the redemption feature of the $37.0 million of common units.)

As of September 30, 2012, our cash balance was $45.2 million. We believe we have sufficient cash and sources of financing for at least twelve months.

Cash Flows—Year Ended December 31, 2011 Compared to the Period from September 24, 2010 through December 31, 2010

For the year ended December 31, 2011 as compared to the period from September 24, 2010 through December 31, 2010, the comparison of cash flows is as follows:

•

Net cash used in operating activities increased to $66.4 million in the 2011 period from a use of $4.1 million in the 2010 period. The change was primarily a result of (i) an increase in real estate inventories of $67.9 million in the 2011 period compared to an increase of $2.5 million in the 2010 period, primarily driven by the increase in land, land development and homes under construction in the 2011 period as compared to the 2010 period, (ii) an increase in accounts payable of $2.6 million offset by a decrease in accounts receivable of $2.0 million in the 2011 period as compared to a decrease in accounts payable of $0.2 million offset by an increase in accounts receivable of $1.5 million in the 2010 period, and (iii) a consolidated net loss of $4.6 million in the 2011 period compared to a consolidated net loss of $2.2 million in the 2010 period.

•	Net cash used in investing activities was $308,000 in the 2011 period as compared to $26,000 in the 2010 period. The change was a result of more fixed assets purchased in the 2011 period.

•

Net cash provided by financing activities increased to $65.2 million in the 2011 period from $15.9 million in the 2010 period. The change was primarily a result of (i) an increase in net borrowings on notes payable of $3.4 million in the 2011 period as compared to a net decrease in notes payable of $1.5 million in the 2010 period, and (ii) an increase in capital contributions from members of $64.0 million offset by a financial advisory fee payment of $2.2 million in the 2011 period compared to $20.0 million in capital contributions offset by a financial advisory fee payment of $3.0 million in the 2010 period.

As of December 31, 2011, our cash balance was $10.2 million.

Cash Flows—Year Ended December 31, 2011 Compared to the Period from January 1, 2010 through September 23, 2010 (Our Predecessor)

For the year ended December 31, 2011 as compared to the period from January 1, 2010 through September 23, 2010, the comparison of cash flows is as follows:

•

Net cash used in operating activities increased to $66.4 million in the 2011 period from a use of $7.2 million in the 2010 period. The change was primarily a result of (i) an increase in real estate inventories of $67.9 million in the 2011 period compared to an increase of $7.4 million in the 2010 period, primarily driven by the increase in land, land development and homes under construction in the 2011 period as compared to the 2010 period and (ii) a consolidated net loss of $4.6 million in the 2011 period compared to consolidated net income of $1.1 million in the 2010 period, all of which was partially offset by (iii) an increase in accounts payable of $2.6 million and a decrease in accounts receivable of $2.0 million in the 2011 period as compared to a decrease in accounts payable of $0.6 million offset by an increase in accounts receivable of $1.2 million in the 2010 period.

•	Net cash used in investing activities was $308,000 in the 2011 period as compared to $50,000 in the 2010 period. The change was a result of more fixed assets purchased in the 2011 period.

•

Net cash provided by financing activities increased to $65.2 million in the 2011 period from $4.5 million in the 2010 period. The change was primarily a result of (i) an increase in net borrowings on notes payable of $3.4 million in the 2011 period as compared to an increase of $4.5 million in the 2010 period and (ii) an increase in capital contributions from members of $64.0 million offset by a financial advisory fee payment of $2.2 million in the 2011 with no comparable amount in the 2010 period.

As of December 31, 2011, our cash balance was $10.2 million.

Off-Balance Sheet Arrangements and Contractual Obligations

In the ordinary course of business, we enter into land option contracts in order to procure lots for the construction of our homes. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the sellers, including obtaining applicable property and development entitlements. We also utilize option contracts with land sellers as a method of acquiring land in staged takedowns, to help us manage the financial and market risk associated with land holdings, and to reduce the use of funds from our corporate financing sources. Option contracts generally require a non-refundable deposit for the right to acquire lots over a specified period of time at pre-determined prices. We generally have the right at our discretion to terminate our obligations under both purchase contracts and option contracts by forfeiting our cash deposit with no further financial responsibility to the land seller. As of September 30, 2012, we had $16.5 million of non-refundable cash deposits pertaining to land option contracts and purchase contracts for 689 lots with an aggregate remaining purchase price of approximately $109.3 million (net of deposits).

Our utilization of land option contracts is dependent on, among other things, the availability of land sellers willing to enter into option takedown arrangements, the availability of capital to financial intermediaries to finance the development of optioned lots, general housing market conditions, and local market dynamics. Options may be more difficult to procure from land sellers in strong housing markets and are more prevalent in certain geographic regions.

As of September 30, 2012, the outstanding principal balance of our secured revolving credit facility was $7.1 million, the interest rate was 5.5% per annum and we had approximately $11.0 million of availability under our secured revolving credit facility. We amended our secured revolving credit facility in December 2012 to, among other things, increase the maximum amount that can be borrowed thereunder from $20 million to $30 million and to decrease the minimum interest rate floor to 5.0%. As of September 30, 2012, we also were party to several secured acquisition and development loan agreements to purchase and develop land parcels. In addition, we were party to several secured construction loan agreements for the construction of our model and production homes. As of September 30, 2012, the total aggregate commitments of our acquisition and development loans and our construction loans were approximately $66.0 million, of which $39.3 million was outstanding. We expect that the obligations secured by our secured revolving credit facility and the loan agreements generally will be satisfied in the ordinary course of business and in accordance with applicable contractual terms.

Contractual Obligations Table

The following table summarizes our future estimated cash payments under existing contractual obligations as of December 31, 2011, including estimated cash payments due by period. Our purchase obligations primarily represent commitments for land purchases under land purchase and land option contracts with non-refundable deposits and commitments for subcontractor labor and material to be utilized in the normal course of business.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term debt principal payments(1)	$6,873,000	$6,873,000	$—	$—	$—
Long-term debt interest payments	201,000	201,000	—	—	—
Operating leases(2)	1,643,000	233,000	774,000	636,000	—
Purchase obligations(3)	86,061,000	57,061,000	29,000,000	—	—

Total	$94,778,000	$64,368,000	$29,774,000	$635,000	$—

(1)

Long-term debt represents our secured revolving credit facility and an acquisition and development loan. Contractual maturities of the debt is in the 1-3 Years category; however, the assets securing the loans are expected to be sold in less than a year and consequently repayment will be required at that time. For a more detailed description of our long-term debt, please see note 6 of the notes to our consolidated financial statements included elsewhere in this prospectus.

(2)	For a more detailed description of our operating leases, please see note 8 of the notes to our consolidated financial statements included elsewhere in this prospectus.

(3)

Includes $74.2 million (net of deposits) of the remaining purchase price for all land option contracts and purchase contracts and $11.9 million of subcontractor labor and material commitments as of December 31, 2011. For a more detailed description of our land purchase and option contracts, please see the discussion set forth above in this “—Off-Balance Sheet Arrangements and Contractual Obligations” section and notes 1 and 2 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Inflation

Our homebuilding and fee building segments can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occur during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Critical Accounting Policies

Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of costs and expenses during the reporting period. On an ongoing basis, our management evaluates its estimates and judgments, including those which impact our most critical accounting policies. Our management bases its estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. Our management believes that the following accounting policies are among the most important to the portrayal of our financial condition and results of operations and require among the most difficult, subjective or complex judgments:

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

•

a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;

•	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

•	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;

•	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and

•

an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. As a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of this exemption is irrevocable.

We have elected to adopt the reduced disclosure requirements described above. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

We will remain an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Cash and Cash Equivalents

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short term liquid investments with an initial maturity date of less than three months. Our cash balances exceed federally insurable limits. We monitor the cash balances in our operating accounts and adjust the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, we have experienced no loss or lack of access to cash in our operating accounts.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition, land, development and other allocated costs, including interest, during development and home construction. Applicable costs incurred after development or construction is substantially complete are charged to selling, general and administrative, and other expenses as appropriate. Pre-acquisition costs, including non-refundable land deposits, are expensed to other income (expense) when we determine continuation of the respective project is not probable.

Land, development and other common costs are typically allocated to inventory using a methodology that approximates the relative-sales-value method. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the allocation of construction costs of each home and all applicable land acquisition, land development and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each community. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated on a relative-sales-value method to remaining homes in the community. Inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to fair value. We review our real estate assets at each community for indicators of impairment. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs in excess of budget, and actual or projected cash flow losses.

If there are indications of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the community are more or less than the asset’s carrying value. If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying value, the asset is deemed impaired and is written down to fair value. These impairment evaluations require us to make estimates and assumptions regarding future conditions, including timing and amounts of development costs and sales prices of real estate assets, to determine if expected future undiscounted cash flows will be sufficient to recover the asset’s carrying value.

When estimating undiscounted cash flows of a community, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the community, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase sales. These objectives may vary significantly from community to community and over time. If assets are considered impaired, impairment is determined by the amount the asset’s carrying value exceeds its fair value. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by expected risk based on estimated land development, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases; and other risks specific to the asset or market conditions where the asset is located when assessment is made. These factors are specific to each community and may vary among communities. We perform a quarterly review for indicators of impairment. We did not note any indicators of impairment for any projects, and no impairment adjustments relating to real estate inventories were recorded, for the nine months ended September 30, 2012 and the years ended December 31, 2011 and 2010.

Revenue Recognition

Home Sales and Profit Recognition.    In accordance with ASC 360, Property, Plant, and Equipment, revenues from home sales and other real estate sales are recorded and a profit is recognized when the respective units are closed. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “—Real Estate Inventories and Cost of Sales.”

Fee Building.    We enter into construction management agreements to provide fee building services whereby we will build, market and sell homes on behalf of independent third-party property owners. The independent third-party property owner funds all project costs incurred by us to build and sell the homes. We primarily enter into cost plus fee contracts where we charge independent third-party property owners for all direct and indirect costs plus a negotiated management fee. For these types of contracts, we recognize revenue based on the actual total costs we have expended and the applicable management fee. The management fee is typically a fixed fee based on a percentage of the cost or home sales revenue of the project depending on the terms of the agreement with the independent third-party property owner. In accordance with ASC 605, Revenue Recognition, revenues from construction management services are recognized over a cost-to-cost approach in applying the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. The total estimated cost plus the management fee represents the total contract value. We recognize revenue based on the actual labor and other direct costs incurred, plus the portion of the management fee we have earned to date. In the course of providing our services, we routinely subcontract for services and incur other direct costs on behalf of our clients. These costs are passed through to clients and, in accordance with industry practice and GAAP, are included in our revenue and cost of revenue. Under certain agreements, we are eligible to receive additional incentive compensation, as certain financial thresholds defined in the agreement are achieved. We recognize revenue for any incentive compensation when such financial thresholds are probable of being met and such compensation is deemed to be collectible, generally at the date the amount is communicated to us by the independent third-party property owner.

We also enter into fee building contracts where we do not bear risks for any services outside of our own. For these types of contracts, we recognize revenue as services are performed. We do not recognize any revenue or costs related to subcontractors’ cost since we do not bear any risk related to them.

Warranty Reserves

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued are based upon historical experience rates. Indirect warranty overhead salaries and related costs are charged to the reserve in the period incurred. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued liabilities in the accompanying consolidated balance sheets.

Acquired Intangible Assets

Upon consummation of a business combination as defined in ASC 805, Business Combinations, we perform an assessment to determine the value of the acquired company’s tangible and identifiable intangible assets and liabilities. In our assessment, we determine whether identifiable intangible assets exist, which typically include backlog and customer relationships. The identified intangible assets are amortized over their respective calculated term.

Variable Interest Entities

We account for variable interest entities in accordance with ASC Topic 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, we perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. As of September 30, 2012, December 31, 2011 and 2010, we did not have any investment that was deemed to be a VIE.

Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created. As of September 30, 2012, December 31, 2011 and December 31, 2010, we were not required to consolidate any VIEs nor did we write off any costs that had been capitalized under lot option contracts. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Stock-Based Compensation

We account for share-based awards in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees.

Sales and Marketing Expense

Sales and marketing costs incurred to sell real estate projects are capitalized if they are reasonably expected to be recovered from the sale of the project or from incidental operations and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. All other selling expenses and other marketing costs are expensed in the period incurred.

Organizational Costs

Organizational costs include legal, accounting and other expenditures incurred in connection with the formation of TPH LLC, which were expensed in their entirety during the period ended December 31, 2010.

Income Taxes

TPH LLC is a limited liability company and our predecessor includes a limited partnership and a limited liability company, all of which are treated as partnerships for income tax purposes and are subject to certain minimal taxes and fees; however, income taxes on taxable income or losses realized by TPH LLC are the obligation of the members. We have concluded that there are no significant uncertain tax positions requiring recognition in our financial statements, nor have we been assessed interest or penalties by any major tax jurisdictions. Our evaluation was performed for the tax years ended December 31, 2011 and 2010.

TPH LLC has a subsidiary that is treated as a C Corporation for income tax purposes. Federal and state income taxes are provided for this C Corporation in accordance with the provisions of ASC 740, Income Taxes. The provision for, or the benefit from, income taxes is calculated using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are evaluated to determine whether a valuation allowance should be established based on our determination of whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which those temporary differences become deductible. Judgment is required in determining future tax consequences of events that have been recognized in the consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on our consolidated financial position or results of operations.

Our predecessor followed certain accounting guidance with respect to how uncertain tax positions should be accounted for and disclosed in the consolidated financial statements. The guidance requires the assessment of tax positions taken or expected to be taken in the tax returns and to determine whether the tax positions are “more-likely-than-not” of being sustained upon examination by the applicable taxing authority. Tax positions deemed to meet the more-likely-than-not criteria would be recorded as a tax benefit or expense in the current year. We are required to assess open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain states. Open tax years are those that are open for examination by taxing authorities. We have no examinations in progress and believe that there are no uncertain tax positions that do not meet the more-likely-than-not level of authority.

Related Party Transactions

See “Certain Relationships and Related Party Transactions” for a description of our transactions with related parties.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350-20, Intangibles – Goodwill and Other – Goodwill. Under ASU 2011-08, entities have the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, then entities are required to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for our fiscal year beginning December 1, 2012, with early adoption permitted. The adoption of ASU 2011-08 is not expected to have a material effect on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks related to fluctuations in interest rates on our outstanding variable rate debt. We did not utilize swaps, forward or option contracts on interest rates or commodities, or other types of derivative financial instruments as of or during the nine months ended September 30, 2012. We have not entered into and currently do not hold derivatives for trading or speculative purposes. Many of the statements contained in this section are forward looking and should be read in conjunction with our disclosures under the heading “Cautionary Note Concerning Forward-Looking Statements.”

The table below details the principal amount and the average interest rates for the outstanding debt for each category based upon the expected maturity or disposition dates. The fair value of our variable rate debt, which consists of our secured revolving credit facility and our acquisition and development loans, is based on quoted market prices for the same or similar instruments as of September 30, 2012.

	Expected Maturity Date
	September 30,							Estimated Fair Value
	2012	2013	2014	2015	2016	Thereafter	Total
Liabilities:
Variable rate debt(1)	$28,620,600	$17,815,200	$—	$—	$—	$—	$46,435,800	$46,435,800
Average interest rate	5.5%	5.5%	—%	—%	—%	—%	5.5%	5.5%

(1)

Contractual maturities of the variable rate debt are in 2013 and 2014; however, the assets securing the loans are expected to be sold in less than a year and consequently repayment will be required at that time. For a more detailed description of our long-term debt, please see note 6 of the notes to our consolidated financial statements included elsewhere in this prospectus.

Based on the current interest rate management policies we have in place with respect to our outstanding debt, we do not believe that the future market rate risks related to the above securities will have a material adverse impact on our financial position, results of operations or liquidity.

MARKET OPPORTUNITY

Unless otherwise indicated, market data is derived from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC (“JBREC”). Founded in 2001, JBREC is an independent research provider and consulting firm focused on the housing industry. The following information contains forward-looking statements which are subject to uncertainty and you should review “Cautionary Note Concerning Forward-Looking Statements.”

National Housing Market

The U.S. housing market continues to show signs of stabilization and improvement from the cyclical low points reached during the 2008 – 2009 global recession. Between the 2005 – 2006 market peak and 2011, single family housing starts declined 75%, according to data compiled by the U.S. Census Bureau, and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2012, as a result of an improving macroeconomic backdrop and modest improvement in unemployment, early signs of a recovery began to materialize in many markets around the country. In the nine months ended September 30, 2012, new housing permits increased 32% and the median single-family home price increased 6% over the same period in 2011. Growth in sales of new homes have outpaced growth in sales of existing homes over the same period, increasing 23% versus 8% for existing homes.

Historically, strong housing markets have been associated with affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, low interest rates, increases in renters that qualify as homebuyers and locally based dynamics such as housing demand relative to housing supply. Many markets across the U.S. are beginning to exhibit several of these positive characteristics. Relative to long-term historical averages, the U.S. economy is creating more jobs for every homebuilding permit issued, the inventory of resale and new unsold homes is relatively low and affordability is near its highest level in over 30 years, as measured by the ratio of homeownership costs to household income.

However, despite recent momentum, the U.S. housing market has not fully recovered from the 2008 – 2009 recession as consumer confidence remains below average levels, mortgage underwriting standards remain tight, and inventories of vacant and distressed homes remain elevated relative to historic averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

The U.S. housing market is in the middle of phase two of a three-phase supply-constrained housing recovery, as described below:

•	Phase 1—job growth begins.

•	Phase 2—price appreciation occurs among low-priced homes in foreclosure, increasing resale prices to the point that purchasing a new home provides more value than purchasing an existing home.

•

Phase 3—strong demand and limited supply, coupled with normal vacancy rates, lead to considerable price appreciation in land-constrained markets and a resurgence in construction activity in markets with sufficient land supplies.

While conditions are improving, significant future growth is required to return to pre-recession housing market conditions.

•

Construction starts, as measured by the U.S. Census Bureau through August 2012, are at 750,000 units per year. This represents 27% of a recovery to a level of 1.5 million annual starts, which is comparable to housing starts in the year 2000, a period that is reflective of a more stable market, up 57% from a low of 478,000 annual starts in April 2009.

•

Existing home sales, as measured by the National Association of Realtors, are at 4,820,000 transactions per year through August 2012, approximately in-line with what JBREC estimates to be a stable level based on existing home sales activity during the late 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. Existing home sales had fallen to an annualized rate of 3,300,000 transactions in July 2010.

•

New home sales are at 373,000 annualized transactions through August 2012, as measured by the U.S. Census Bureau, representing 19% of a recovery to a level of 800,000 annual transactions, which JBREC estimates to be a stable level based on new home sales activity during the late 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. New home sales had fallen to 273,000 annualized transactions in February 2011.

•

Home affordability for the nation reached its most favorable levels during the housing downturn as prices and mortgage rates declined. A combination of rising prices and mortgage rates is likely to increase the cost of housing relative to incomes for U.S. homebuyers over the coming decade, bringing affordability measures closer to the historical median level measured from 1981 to 2012.

Demand.    Job growth is the most important factor for a healthy housing market. While year-over-year job growth is once again positive after significant losses from 2008 through 2010, recent growth has moderated amidst fiscal and political uncertainty. Additionally, the rate of job growth in economic recoveries has slowed over the last 30 years, primarily as a result of the aging U.S. labor force, productivity improvements and globalization. JBREC forecasts that job growth, while positive, will soften through 2013, and grow at a 1.3% compound annual rate through 2016. By the end of 2016, the economy is expected to have recovered all of the 7.7 million jobs lost between 2008 and 2010.

The current average employment growth to homebuilding permit ratio for the country is 2.4. A balanced ratio in a stable market is 1.2 to 1.3. This ratio has been above a stable market ratio for several quarters, due to a marginal rise in employment growth coupled with historically low homebuilding permit levels. Eventually, the relative excess job growth to homebuilding permit growth should lead to improving consumer confidence and new home sales, which should result in increased construction activity.

The U.S. homeownership rate (the percentage of U.S. adult households that own their residence) is currently below the rate that the long-term history of the homeownership rate and demographic shifts would suggest, according to JBREC. The homeownership rate, which was 65.5% as of the second quarter of 2012 according to the U.S. Census Bureau, is down from a JBREC-estimated peak of 70.1% in 2004. JBREC forecasts homeownership will decrease to a low of 62.9% in 2015. The projected decline is expected to result from a combination of three factors:

1)	a larger percentage of new households formed as renters,

2)	current homeowners displaced by mortgage distress, and

3)	a decline in the long-term propensity to own for younger generations.

However, JBREC believes that this trend of a declining homeownership rate will begin to reverse in 2016, making a gradual recovery to 66.0% by 2025.

The projected decline in homeownership rate is not expected to have a significant negative impact on the new home market in 2012 and 2013, as most of the decline will be attributable to homeowners who are currently not paying their mortgages. The major implication of this decline in homeownership rate is expected to be an unprecedented increase in renters, in which case the rental market will likely be the primary beneficiary early in the recovery. The rental market is currently adding 900,000 renters of single-family homes and 740,000 apartment renters each year. Most homeowners that are 90 or more days delinquent on their mortgage will become renters, which will be one of the factors that causes a decline in the homeownership rate to below 63%. The homeownership rate should eventually recover, as former homeowners previously displaced by mortgage distress buy a home again. This is already occurring, and JBREC believes that 70% of foreclosed homeowners will re-enter homeownership over time.

Household formations are expected to average 1.38 million per year through 2016, based on population growth that averages 0.8% per year and headship rates (which is the percentage of people in an age group that head a household) that return to levels that are more consistent with historical trends by 2025. The reduction in headship rates for nearly all age groups from 2000 to 2010 was caused primarily by the economic distress in the latter half of the last decade. This reduction has created an estimated 1.9 million units of pent-up household growth that is expected to reverse itself by 2025 as headship rates rebound. Immigration is expected to add to the household and population growth as well, occurring at approximately 0.3% per year, and mostly concentrated in the 20 to 40 year old demographic.

A lack of inventory is currently limiting sales activity in the existing home market, but sales are expected to grow through 2015, in part, due to continued investor activity. After decreasing to 4.1 million transactions in 2008 from a peak of nearly 7.1 million transactions three years prior, existing home sales transactions are currently just over 4.8 million, hampered by a large decrease in the supply of homes on the market. JBREC forecasts that sales will rise to 5.25 million transactions in 2015, which would be equivalent to the sales activity in 2001, and will decline in 2016. The share of sales that were for investment purposes rose to 27% in 2011, which was the highest rate since 2005. An elevated share of distressed sales is expected to keep activity above normal levels in the near term.

The projected slow but steady job growth should help to absorb the rising new home supply, which is coming off historical lows. New home sales transactions reached a trough in 2011 at 306,000 homes sold, and are forecasted to rise steadily to 740,000 sales in 2016 – a level last reached in pre-boom 1996 and post-boom 2007. The new home market currently has only 38,000 units of completed supply, which is the lowest level in more than 30 years, and JBREC expects this to lead to increased construction levels as the demand for housing rebounds.

Supply.    JBREC is forecasting measurable improvement in new residential construction activity that will begin in 2012. Activity should steadily increase over the following few years, but JBREC believes that annual homebuilding permit levels through 2016 will remain below the average annual levels experienced nationally from 1998 to 2006, similar to what happened in Houston in the mid-1980s and in Southern California in the early 1990s. In theory, the United States does not need any additional housing construction until all of the excess vacancy is consumed. In reality, however, housing construction will occur to the extent that it is a wise business decision for homebuilders and consumers decide to purchase new homes that are more energy efficient and meet their location and lifestyle requirements. With prices rising, and certain submarkets stabilized, homebuilder demand for lots is increasing substantially.

The number of existing unsold homes available for sale (not including “shadow inventory,” which is the number of homes with a mortgage that are in some form of distress but that are not currently for sale) continues its general downward trend after peaking in 2007. As of August 31, 2012, there were 6.1 months of inventory supply on the market, which is well below the peak level and below the average of 7.3 months of supply over the past 30 years.

The excess of vacant homes in the United States has been reduced significantly from its peak of more than 3.2 million units in 2009 to an estimated 1.5 million excess vacant homes today. The vacant housing inventory had accumulated first as investors and second-homebuyers purchased homes for profit and personal use, and then as the severe recession significantly reduced household formations. The housing vacancy in the United States is expected to stabilize in 2015, reducing the excess nationally in that year as household growth outpaces construction, although this will vary by local market.

While the number of homes entering the foreclosure process is declining, the overall volume is still quite high relative to historical levels. Approximately 12% of all mortgages are currently delinquent – nearly twice the pre-2008 level. The shadow inventory is still substantial. This supply is likely to be sold or liquidated over the next several years. Real estate owned (“REO”) by lenders who foreclosed and short sales (sales in lieu of a foreclosure) are forecasted to peak in 2012, and to remain elevated through 2015. JBREC believes that banks will dispose of these distressed loans through either short sales or foreclosures and will do so at a moderate rate so as to limit the downward pressure on home prices resulting from the liquidation of foreclosed homes. One risk is that banks change their philosophy, and decide to dispose of these distressed loans at a more rapid pace.

The media has made much of the distress in the market, focusing on the homes that are in some form of delinquency or foreclosure. However, it is important to note that only 10% of the total housing units in the United States have some sort of distress; the remaining 90% do not.

Affordability.    Affordability in the existing home market at the national level is at historically favorable levels looking back over the last 30 years. The ratio of annual housing costs (which is mortgage payment plus a portion of the down payment) for the median-priced resale home to the median household income is near an all-time low, dating back to 1981. Due to slowly rising mortgage rates coupled with expected home price appreciation, affordability conditions nationally are expected to weaken gradually in the coming years, but still remain historically favorable. While affordability conditions vary by market, most markets have experienced their most favorable historical affordability during this cycle.

Resale home prices are trending up slowly, and the declining percentage of distressed sales and low inventory levels should further cause prices to rise. JBREC projects flat prices overall in 2012, but appreciation of 5% to 6% per year in 2013 to 2015, slowing to 3% by 2016. Many factors can influence this outlook. Recent statements by the Federal Reserve cause JBREC to believe that the Federal Reserve would like to see home price appreciation exceed these levels.

Increasing home price appreciation in the near-term will be supported by low mortgage rates, which remain historically favorable and are expected to remain low in the near term due to low inflation and global economic uncertainty. JBREC forecasts that average 30-year fixed mortgage rates will rise slowly to 4.5% by 2016, as increasing inflation is expected to drive rates higher after this period of very low inflation. This forecast is subject to the policies of the U.S. government, including the Federal Reserve.

There is a strong case for solid price appreciation:

•

Demand—demand is growing much faster than the new home supply being added to the market, which will eventually reduce the excess existing supply that is currently in the market. With a lower level of excess supply, prices will rise.

•	Affordability—the most favorable affordability in decades will help in the recovery.

•	Safe haven investment—hard assets, such as real estate, are broadly considered an inflation hedge, and many investors will focus on inflation once the current deflation concerns subside.

The Bear Case.    While the fundamentals are in place for a recovery in the housing market, there are a number of factors that would slow the recovery, including the following.

•

The market could see a low level of activity from entry-level buyers due to a lack of savings, challenges with back-end debt-to-income ratios and credit, and uncertainty about the housing market and the economy.

•	A low level of home purchases by mature families could also occur due to the high loan-to-value ratios of many existing homeowners.

•	Lower net worth may result in delayed retirement for some consumers, resulting in decreases in home purchases by retirees.

•	There are 1.5 million excess vacant homes that need to be filled.

•	Land development may still be unprofitable in many markets. Home price appreciation is necessary for many land parcels to become profitable for developers and builders.

•

The economy could still experience slow and volatile growth in the years to come. Recessions caused by excess leverage, such as the recent recession, take many years to recover from and these periods are typically very volatile.

•	A large number of mortgaged homes will go through the foreclosure process and will be sold under duress.

•	There exists a potential for a rise in mortgage rates, driven by the bond market.

•

The implementation of qualified mortgage and qualified residential mortgage rules proposed in the Dodd-Frank Wall Street Reform and Consumer Protection Act could make mortgages more difficult to obtain.

•	Development and building costs are rising, which could negatively impact homebuilder margins.

•

Given current high unemployment rates and the resulting excess of available labor, new job creation in the current environment may be at lower income levels than in the pre-recession period, which could serve to undermine the ratios of current average employment growth to homebuilding permits as a factor supporting growth in the housing market.

In addition, the government deficit is substantial, and the United States will be subject to further credit rating downgrades until political leadership develops and executes a plan to address the deficit. A lack of fiscal accountability could cause U.S. economic problems for years to come.

Conclusion.    In summary, housing is a risky asset class, but JBREC believes the outlook for the housing market is very favorable as a result of several factors, including the following:

•	Demand is strong. The number of adults finding employment is exceeding new home supply by a ratio of 2.4 to 1.

•	Supply is low. Resale inventory is below the historical average months of supply, new home inventory is at an all-time low, and new construction is 50% below historical averages.

•	Affordability is historically favorable. With mortgage rates at 3.5%+, and home prices in many markets returning to levels last seen in 2003, homeownership is an attractive financial option.

JBREC forecasts that the excesses of the recent downturn will clear and that home prices and construction will increase for the foreseeable future.

California Housing Market

California residential real estate markets are significantly more supply-constrained and have experienced deeper contraction than other regions in the U.S. during the most recent global economic recession. Between the peak in 2005 and the trough in 2011, annual single-family homebuilding permits in the state of California declined a total of 86% versus the national decline of 75%. Despite being one of the largest housing markets in the nation, having issued an average of over 86,500 single-family homebuilding permits annually between 2001 and 2011, California added fewer than 26,000 single-family permits annually from 2009 through 2011. For the nine months ended September 30, 2012, California homebuilding permits grew 32% over the same period of the prior year, in line with the national average of 32%. The median existing family home price increased by an average of 7.4% from one year prior versus the national average of 5.8%, with more accelerated rates of appreciation in recent months.

The Company’s “core” markets in Southern and Northern California are expected to exhibit strong absolute or relative population growth, a key indicator of housing demand. According to a JBREC study of the 65 largest markets in the country, based on absolute population growth for the years 2012 – 2016, Los Angeles, San Diego and Riverside-San Bernardino are expected to rank among the top 15 markets in the country, with Orange County and Denver expected to rank in the top 25 markets. Additionally, supply constraints and increasing demand present more opportunities to build higher-density, infill projects (which are projects to construct new homes on vacant or under-utilized lots among existing properties in established communities) in the coastal submarkets.

While California experienced some of the greatest distress and sharpest price declines during the downturn, it remains in the early stages of a potential recovery. In 2011, unemployment was approximately 2.8 percentage points above the national average of 8.9%, a gap that widened from less than one percentage point in 2007. A reversion to long-term historical averages in terms of housing permits and sales volumes would represent meaningful improvement to current market conditions in many California markets. However, the Company’s “core” markets possess many positive attributes critical for a healthy housing market and are expected to exhibit solid growth.

Los Angeles-Ventura, CA Housing Market Overview

The combined Los Angeles-Ventura, California market consists of Los Angeles and Ventura Counties, which were combined due to the influence of the Los Angeles economy on Ventura County. With 10.8 million people and nearly 3.6 million households, Los Angeles-Ventura represents the largest concentration of population in California. This market has a wide diversity of submarkets and demographics, which make it critical for builders and developers to understand the local consumer. A large percentage of new homebuilding activity will likely occur in either infill locations close to job growth or in more distant areas where land is available for traditional single-family detached home development.

The housing fundamentals in Los Angeles-Ventura are improving, which is a positive sign for home price appreciation in this market. More recent improvement has been stronger in Los Angeles County than in Ventura County. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. While both markets have seen substantial improvement in the affordability fundamentals, Los Angeles has experienced a stronger rebound in the demand and supply fundamentals than Ventura.

Los Angeles-Ventura has combined payroll employment of nearly 4.1 million workers, and job growth is returning to the market after experiencing a decline in employment of 8.4% between 2008 and 2010. Compared with other Southern California markets, the percentage decline in employment in Los Angeles-Ventura was not as large as Riverside-San Bernardino or Orange County, but larger than San Diego County.

Owing to its size, the Los Angeles-Ventura market has a diverse employment distribution that closely resembles that of the nation as a whole, with some slight variations. The Trade, Transportation and Utilities sector is the largest, accounting for 19.6% of the total jobs. The Professional and Business Services, Government, and Education and Health Services sectors each comprise approximately 14% of the job base. The higher-income sectors – Financial Activities, Information, and Professional and Business Services – account for a combined 25.2% of jobs in the area, which is higher than the national average. The Los Angeles-Ventura region is home to such Fortune 500 companies as Walt Disney, DirecTV, Occidental Petroleum, Amgen and Edison International.

Following losses that occurred from 2005 to 2007, population and household growth has returned to the Los Angeles-Ventura area. The combined region had lost a total of 82,300 people and 23,700 households in that time frame, as people moved to other parts of the country for employment and better housing affordability. The area rebounded and added a total of 230,500 people and 100,000 households from 2008 through 2011.

For 2011, the median household income in Los Angeles-Ventura was $55,442, which is close to the national average. After peaking above $57,000 in 2008, the median household income declined in 2009 and 2010. Incomes are rising once again, although the 1.9% growth rate in 2011 was below the 30-year average growth rate of 3.3%.

Los Angeles-Ventura’s existing home sales are improving from very low levels for this market. In the twelve months ended July 31, 2012, sales had reached 83,558 transactions, representing an increase of more than 25% from the 2008 market trough of 66,614 transactions. Resale prices had witnessed strong appreciation from 1998 through 2006, with the median price rising at an average annual rate of 14% during that time. However, the median price fell by a total of 43% in 2008 and 2009 due to a shift in sales activity to distressed sales in the lower price points and a loss of value. Home prices now appear to be stabilizing, and the current median price is on par with the median price from late 2003.

New home sales activity in Los Angeles-Ventura is just beginning to rise from trough levels in 2011, and is expected to show a gradual return to more stable levels. New home sales for the two-county area have totaled 4,258 in the twelve months ended July 31, 2012. The median new home price continues to decline from the peak level in 2007. However, the median new home price in this market should not be relied upon as the only indicator of market trends, as it can be significantly influenced by both the mix of home types being sold at any given time across such a diverse market and the relatively small number of new home sales. Resale home prices are a better indication of market trends.

While homebuilding permit activity in Los Angeles-Ventura is growing rapidly from a percentage standpoint, the growth is from a trough level that was the lowest in at least three decades, and the absolute level of new home construction is still historically low. The trough of the market for construction activity occurred in 2009 at just under 5,500 total homebuilding permits, which was just 7% of the peak permit level in 1986 and just 19% of the more recent peak of 29,146 homebuilding permits in 2004. During the twelve months ended July 31, 2012, Los Angeles-Ventura has issued 12,231 homebuilding permits, which is a notable improvement from the trough. Given the relatively high level of infill building activity, the area has a high proportion of multi-family construction, mostly in Los Angeles County. Over the 30-year period from 1982 through 2011, 43% of the homebuilding permits issued in the combined areas were for single-family homes, whereas in 2011, only 24% of the permits issued were for single-family homes.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 4.7; a normal range measured over the last 30 years for the employment growth to homebuilding permit ratio in the Los Angeles-Ventura market would be 1.0 to 1.2.

Resale listings in Los Angeles-Ventura are declining, causing the resale market to become more competitive and favoring home sellers, which is leading to increases in prices. Through August 31, 2012, Los Angeles-Ventura had 26,476 homes listed on the market, which represented a decline of 34% from the prior year. By comparison, in late 2007, listings were approaching 62,400 homes on the market. The current level of listings equates to 4.0 months of supply, based on existing home sales activity over the most recent twelve months. This represents a significant drop from more than 11 months of supply in mid-2008.

Pre-foreclosure notices have also trended downward, which is a positive sign for home prices in the Los Angeles-Ventura market. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. In the twelve months ended June 30, 2012, slightly more than 62,000 pre-foreclosure notices had been issued, representing a 10% decline from the prior year and a 48% decline from the peak in 2009.

Although the level of pre-foreclosure homes is declining, there is still a high level of distressed homes that are not yet on the market that may act to limit upward movement of home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 89,200 homes, or ten months of supply. This is more than three times the level of listings that are currently on the market. JBREC believes that most shadow inventory homes in Los Angeles-Ventura will gradually become distressed sales over the next few years, as it expects banks to continue to process foreclosures at a slow pace due to regulatory pressures and to maintain values of the balance of their inventories. JBREC expects that the subsequent pace of distressed sales will be slow enough that home prices will not continue to fall.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability in Los Angeles-Ventura is much better than the area’s historical median dating back to 1981. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 46% in Los Angeles County and 41% in Ventura County. When compared against each market’s own history, housing affordability relative to incomes in Ventura County is slightly better than in Los Angeles County.

In summary, the housing fundamentals in Los Angeles-Ventura are improving – more rapidly in Los Angeles County. Job growth exceeds the area’s very low new construction levels, and listings are declining, which makes for a more competitive resale environment. As housing fundamentals return to more favorable levels, the Los Angeles-Ventura market is positioned for price appreciation and increased construction activity.

Orange County, CA Housing Market Overview

Orange County, California, also referred to as the Santa Ana-Anaheim-Irvine metropolitan division, is one of two counties that comprise the greater Los Angeles-Long Beach-Santa Ana metropolitan statistical area (“MSA”). Once considered a bedroom community for neighboring Los Angeles County, Orange County is now the third-most populous county in the State of California, with more than three million people and more than one million households.

The housing fundamentals in Orange County are improving, which is a positive sign for price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one-to three-year leading indicator for home price appreciation. The overall housing market fundamentals have improved since 2008, as the fundamentals for housing demand have strengthened due to improved job growth and home sales activity. The supply fundamentals have strengthened as well due to low homebuilding permit levels and declining listings, and the affordability fundamentals have improved due to lower pricing and low interest rates, but not to the same level as many other markets across the country.

The Orange County job base supports demand for local new home construction, but a significant number of employees of businesses within the county are residents of more affordable, neighboring counties. The county has a payroll employment level of nearly 1.4 million workers, and is experiencing a return of job growth in the market after having experienced a drop in employment of 10.9% between 2007 and 2010.

Much of California’s future job growth is expected to take place in Orange County. The county has a large share of high-paying jobs and is home to numerous Fortune 500 companies, including Ingram Micro, Western Digital, Spectrum Group International, Broadcom, Pacific Life and Allergan. The Professional and Business Services sector is the county’s largest, accounting for 18.3% of jobs, and is generally considered to be a high-income employment sector. This sector is closely followed in size by the Trade, Transportation and Utilities sector, which comprises 18.1% of the county’s jobs. Compared to the nation, Orange County has a higher concentration of jobs in the Financial Activities and Professional and Business

Services sectors (both of which are considered to be higher-income employment sectors) and in the Construction, Leisure and Hospitality, and Manufacturing sectors.

While the county experienced a drop in population and household growth during the market’s peak and subsequent decline, growth has returned, with the county averaging population growth of more than 30,000 residents and household growth of approximately 10,000 households annually in recent years.

For 2011, the median household income was $71,999, which is higher than the national average. After peaking above $76,000 in 2008, the median household income in Orange County declined in 2009 and 2010. Incomes are rising once again in Orange County, although the 1.6% growth rate in 2011 was below the 30-year average growth rate of 3.4%.

Existing home sales in Orange County are gradually improving from the trough of the market in 2007, in which only 23,468 existing homes were sold. Existing home sales during the twelve months ended July 31, 2012 totaled 30,029, representing an increase of 28% from the 2007 total. After several years of sales activity in the 25,000 to 30,000 range, the existing home sales market appears to be improving. Resale prices had witnessed strong appreciation in the late 1990s and early 2000s, but decreased significantly in the late 2000s. The median sales price declined 31% from 2007 to 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. Home prices appear to be stabilizing.

Orange County’s new home sales activity is declining slightly due to lower supply levels when compared to 2010 and 2011. New home sales have totaled 1,740 in the twelve months ended July 31, 2012. While the median new home price has declined significantly from the peak level in 2005, new home prices should not be relied upon as the only indicator of market trends, as they can be heavily influenced by the mix of home types being sold at any given time. Resale home prices are a better indication of market trends.

Homebuilding permit activity in Orange County is slowly beginning to increase from its lowest levels in decades. The trough of the market for construction activity occurred in 2009 at just over 2,100 total homebuilding permits, constituting less than 9% of the peak permit level in the county in the late 1980s. During the twelve months ended July 31, 2012, Orange County has issued 4,383 homebuilding permits, which is lower than the demand generated by the recent improvement in employment growth. Over the 30-year period from 1982 through 2011, 53% of the homebuilding permits issued were for single-family homes. In 2011, 42% of the homebuilding permits issued were for single-family homes. The potential exists for a significant increase in homebuilding permit activity in Orange County over the next decade due to a number of large, restructured investments such as: Heritage Fields at the former El Toro Marine Corps Air Station; the former Tustin Marine Corps Air Station; Baker Ranch; Rancho Mission Viejo; and the Irvine Ranch.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 6.3, as compared to the 1.6 average ratio for the market from 1981 through 2011.

Resale listings in Orange County continue to decline as existing home sales rise, causing the resale market to become more competitive and leading to increases in prices. Through August 31, 2012, Orange County had 7,730 homes listed on the market, which represented a decline of 32% from the prior year. At their peak in mid-2007, listings reached as many as 17,500 homes on the market. The current level of listings equates to 3.1 months of supply, based on existing home sales activity over the most recent twelve months. This represents a significant drop from nearly nine months of supply in 2008, and the months of supply has remained between three and five months since the beginning of 2009.

In addition to the decline in listings, pre-foreclosure notices are trending downward, which is a positive sign for home prices in the Orange County market. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. In the twelve months ended June 30, 2012, fewer than 17,500 foreclosure notices had been issued, representing a 3% decline from the prior year and a 45% decline from the peak in 2009.

While the level of future distress is generally declining, there remains a level of distressed homes that are not yet on the market, which also puts pressure on home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 25,400 homes, or 8.1 months of supply. This is more than three times the level of listings that are currently on the market. JBREC believes most shadow inventory homes will gradually become distressed sales over the next few years, and that the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income, through July 31, 2012, affordability in Orange County is slightly better than the area’s historical median dating back to 1981. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 51%, and has ranged between 37% and 86% on an annual basis since 1981.

In summary, Orange County’s housing fundamentals are solid. Job growth significantly exceeds new construction levels, and listings are on the decline. The improvement of housing fundamentals from the downturn will allow Orange County to return to solid price appreciation and continued rental rate appreciation, and rising construction.

San Diego, CA Housing Market Overview

The San Diego-Carlsbad-San Marcos, California MSA consists of San Diego County. San Diego is the second-most populous county in the State of California, with nearly 3.2 million people and more than 1.1 million households, which is slightly larger than neighboring Orange County. The coastal county is known for its defense/military bases, high-tech industry, and tourism, as well as manufacturing and research. The majority of demand for housing is generated by growth in the region’s diverse economy, but San Diego has also attracted certain affluent second-homebuyers and retirees for quality of life reasons.

The housing fundamentals in San Diego are improving, which is a positive sign for price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The overall housing market fundamentals have improved since 2008, as housing demand has strengthened due to improved job growth and home sales activity. The supply fundamentals have strengthened as well due to low homebuilding permit levels and declining listings, and the affordability fundamentals have improved due to lower pricing and low interest rates. The risk of a substantial oversupply of residential lots and homes in this MSA are reduced relative to most other markets in the country due to a very difficult entitlement process in which it can take several years to convert a raw property into entitled and finished residential lots.

San Diego has a payroll employment level of more than 1.2 million workers, and job growth is returning to the market after witnessing a decrease in employment of 6.6% between 2008 and 2010. On a percentage basis, the San Diego metro area witnessed the smallest decrease in employment of the Southern California metro areas.

Defense/military has a large presence in San Diego’s employment, including the largest naval fleet in the world. The county is also home to a large number of research and manufacturing businesses, particularly in the wireless and biotechnology sectors, and is home to several Fortune 500 companies, including Qualcomm and Sempra Energy. The Professional and Business Services sector is the county’s largest, accounting for 17.6% of jobs, and is generally considered to be a high-income employment sector. The Government sector is nearly equal in size, accounting for 17.5% of employment, and the Trade, Transportation and Utilities sector comprises 16.1% of employment. Compared to the nation, San Diego has a higher concentration of jobs in the Professional and Business Services, Leisure and Hospitality, and Government sectors.

Population and household growth in San Diego have rebounded after slowing in the early- to mid-2000s. From 2007 to 2011, population growth averaged 39,000 people (1.3%) per year and household growth averaged 12,300 (1.2%) per year.

For 2011, the median household income in San Diego was $60,767, which is higher than the national average. After peaking above $63,500 in 2008, the median household income in San Diego declined in 2009 and 2010. Incomes are rising once again, although the 2.0% growth rate in 2011 was below the 30-year average growth rate of 3.8%.

San Diego’s existing home sales are improving. In the twelve months ended July 31, 2012, sales had reached 35,456 transactions, representing an increase of nearly 33% from the 2007 market trough of 26,715. The federal and state tax credits, as well as increased levels of distressed sales, helped to boost sales in 2008 and 2009. Sales slowed in 2010 and 2011 as the tax credits began to expire and the number of homes on the market began to decline, but sales are rising once again. Resale prices had witnessed strong appreciation from the late 1990s through 2005, but remained essentially flat in 2006 and decreased from 2007 through 2009. The median price in San Diego declined 38% from the peak in 2005 to the trough in 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. Home prices now appear to be stabilizing.

San Diego’s new home sales activity is beginning to slowly increase from trough levels in 2011, but the increase is expected to accelerate as both demand and supply return to the market. New home sales have totaled 2,757 in the twelve months ended July 31, 2012. While the median new home price is down from the peak level in 2004, new home prices should not be relied upon as the only indicator of market trends, as they can be heavily influenced by the mix of home types being sold at any given time. Resale home prices are a better indication of market trends.

Homebuilding permit activity in San Diego is rising from its lowest levels in decades, but is currently at less than one-third of the highest level during the early 2000s. The trough of the market for construction activity occurred in 2009 at just under 3,000 total homebuilding permits, which was less than 7% of the peak permit level in the county in 1986. During the twelve months ended July 31, 2012, San Diego has issued 5,392 homebuilding permits, which is much lower than the demand generated by the recent improvement in employment growth. Over the 30-year period from 1982 through 2011, 52% of the homebuilding permits issued were for single-family homes. In 2011, 42% of the homebuilding permits issued were for single-family homes. This shift is due to a lack of land zoned for traditional single-family detached homes and a resulting increase in the share of infill, attached housing.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 6.5, as compared to the 1.3 average employment growth to homebuilding permit ratio for the market from 1981 through 2011.

Resale listings in San Diego are declining, causing the resale market to become more competitive and leading to increases in prices. Through August 31, 2012, San Diego had 10,202 homes listed on the market, which represented a decline of 32% from the prior year. In late 2006 and again in late 2007, listings surpassed 22,000 homes on the market. The current level of listings equates to 3.5 months of supply, based on existing home sales activity over the most recent twelve months. This represents a significant decrease from the more than nine months of supply in 2008. In addition, the months of supply has continued to decline from 5.5 months in August 2011.

In addition to the decline in listings, pre-foreclosure notices have been trending downward, which is a positive sign for home prices in the San Diego market. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. In the twelve months ended June 30, 2012, fewer than 19,500 pre-foreclosure notices had been issued, representing a 9% decline from the prior year and a 50% decline from the peak in 2009.

While the level of future distressed home sales is generally declining, there remains a moderate level of distressed homes that are not yet on the market that will act to limit rapid appreciation of home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 27,700 homes, or 8.3 months of supply. This is nearly three times the level of listings that are currently on the market. JBREC believes that most shadow inventory homes in San Diego will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the monthly costs of owning the median-priced home with the median household income, through July 31, 2012, affordability in San Diego is much better than the area’s historical median dating back to 1981. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 43%, and has ranged between 38% and 84% on an annual basis during that time.

In summary, San Diego’s housing fundamentals are solid. Job growth exceeds the area’s new construction levels, and listings are on the decline. As the fundamentals that drive the San Diego housing market reflect a more stable environment, the market is on track to return to solid price and rental rate appreciation and rising construction.

Riverside-San Bernardino, CA Housing Market Overview

The Riverside-San Bernardino MSA, often referred to as California’s Inland Empire, is composed of Riverside and San Bernardino counties, located inland of Southern California’s coastal region. With more than 4.3 million people and 1.3 million households, the metro area represents a significant portion of the Southern California demographics. While maintaining its own economy, the Riverside-San Bernardino metro area can be considered a “bedroom” community because it provides a significant number of employees to businesses in the neighboring coastal counties of Los Angeles, Orange and San Diego. The housing recovery in the Inland Empire is likely to lag that of Southern California’s coastal markets, but solid fundamentals are in place to support the recovery in this market. However, because of the relative availability of land for traditional single-family detached lots, the Inland Empire will continue to be an important market for new single-family detached homebuilding activity in the greater Southern California region for years to come.

The Inland Empire’s housing fundamentals are continuing to improve, which bodes well for future price appreciation in this market over the next one to three years. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The overall housing market fundamentals have improved since 2008 as a result of improvement in the supply fundamentals, which is due to low permit levels and declining listings. The affordability fundamentals have improved to their most favorable levels in history due to substantial reductions in prices stemming from the recession and low interest rates. The housing demand fundamentals have also strengthened as a result of improvement in job growth and home sales activity.

Riverside-San Bernardino has a payroll employment level of more than 1.1 million workers, and job growth is positive once again after the metro area experienced a decrease in employment of 11.4%, representing more than 145,000 jobs, between 2008 and 2010. Among the Southern California markets, Riverside-San Bernardino experienced the largest overall job loss during the recession.

The two largest employment sectors in the metro area are the Trade, Transportation and Utilities sector (24.5% of total jobs), and the Government sector (18.6% of total jobs). Riverside-San Bernardino has a higher concentration of jobs in these sectors – as well as in the Construction and Leisure and Hospitality sectors – than the nation as a whole. The metro area has a lower overall concentration of jobs in the employment sectors that are considered to be higher-paying.

Growth has slowed in Riverside-San Bernardino following the boom in housing, but still remains positive. The average annual population growth from 2008 through 2011 was more than 59,000 people (1.4%), which was down from average growth levels of 2.9% from 1998 through 2007. Similarly, for the same periods the household growth has slowed to an average of just over 15,500 households (1.2%) per year following a decade of 2.6% annual growth.

For 2011, the median household income in Riverside-San Bernardino was $54,008, which is just below the national average. The median income peaked above $57,400 in 2008, and declined in 2009 and 2010. While incomes are rising once again, the 1.6% growth rate in 2011 was below the 30-year average growth rate of 3.5%.

Existing home sales activity that had been declining in recent years following a temporary increase in 2008 and 2009 stimulated by tax credits is now flattening and positioned for a rebound. In the twelve months ended July 31, 2012, sales had reached 65,028 transactions, representing a nearly 63% increase from the 2007 market trough of 39,946. Following the increase in sales activities in 2008 and 2009 referenced above, the existing home sales volume in Riverside-San Bernardino slowed in 2010 and 2011 as the tax credits began to expire and the number of homes on the market began to decline. Resale prices appreciated considerably from 1998 through 2005, but decreased sharply between 2007 and 2009 as the market weakened. The median existing home price declined nearly 58% from 2006 to 2009 as sales activity moved to the lower price points. As sales activity shifts away from distressed sales, the Riverside-San Bernardino market is poised for strong growth in the median existing home price.

The new home sales activity in Riverside-San Bernardino is slowly rising from trough levels in 2011, but is expected to further increase as both demand and supply return to the market. New home sales have totaled 4,491 in the twelve months ended July 31, 2012, and are substantially lower than the 2005 peak of more than 39,600 transactions. The median new home price is rising after two years of little to no growth. However, new home prices in this environment of compressed new home sales volume can be heavily influenced by the mix of home types being sold at any given time. As a result, resale home prices are a better indication of housing market trends in the Inland Empire.

Riverside-San Bernardino’s homebuilding permit activity has risen slightly from a trough in 2011, but is currently at less than one-tenth of the highest level of the mid-2000s. The trough of the market for construction activity occurred in 2011 at 4,736 total homebuilding permits, which was just 9% of the nearly 51,500 homebuilding permits issued in 2004. During the twelve months ended July 31, 2012, Riverside-San Bernardino has issued 5,161 homebuilding permits, which is much lower than the demand generated by the recent improvement in employment growth. Over the 30-year period from 1982 through 2011, 80% of the homebuilding permits issued were for single-family homes. In recent years, the pace of single-family construction has fallen off at a more rapid rate than multi-family, and in 2011, 71% of the homebuilding permits issued were for single-family homes.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of permits issued during that same period. The current employment growth to homebuilding permit ratio is 4.9, as compared to the 0.9 average ratio for the market from 1981 through 2011. This ratio in this market historically has been below 1.0 due to the fact that a portion of the residents who live in Riverside-San Bernardino work in the neighboring counties.

Resale listings in Riverside-San Bernardino are declining, causing the resale market to become more competitive and leading to increases in prices. Through August 31, 2012, Riverside-San Bernardino had 19,156 homes listed on the market, which represented a decline of 35% from the prior year. At their peak in 2007, listings surpassed 64,000 homes on the market. The current level of listings equates to 3.5 months of supply, based on existing home sales activity over the most recent twelve months, representing a significant drop from the more than 18 months of supply in early 2008. The months of supply has trailed off from 5.5 months in August 2011.

In addition to the decline in listings, pre-foreclosure notices generally have been trending downward, rising minimally in the most recent quarter. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. In the twelve months ended June 30, 2012, just over 47,000 pre-foreclosure notices had been issued, representing a 12% decline from the prior year and a 52% decline from the peak in 2009.

While the level of future distress is generally declining, there remains a relatively high level of distressed homes that are not yet on the market, which also puts pressure on home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 64,700 homes, or 10.7 months of supply. This is nearly three times the level of listings that are currently on the market. JBREC believes most of these shadow inventory homes will gradually become distressed sales over the next few years, and that the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

When comparing the cost of ownership dating back to 1981 with the median household income, through July 31, 2012, affordability conditions in the Riverside-San Bernardino market were very close to the historical best for the area. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 25%, and has ranged between 24% and 65% on an annual basis during that time.

In summary, Riverside-San Bernardino is one of the largest new housing markets in California and has numerous submarkets, all with unique characteristics (similar to the greater Los Angeles MSA). While this housing market has been impacted significantly by the distress of the recent downturn and is likely to lag the neighboring Southern California housing markets in the recovery, the longer term prospects for homebuilders in the Inland Empire are positive due to excellent affordability, recent low levels of new supply, availability of land, and returning job growth.

San Francisco, CA Housing Market Overview

The San Francisco metropolitan division consists of San Francisco, San Mateo and Marin counties. The three-county area is home to 1.8 million people and more than 720,000 households. The metro division is the leading financial center of Northern California, which is reflected in the area’s large concentration of jobs in the higher-paying employment sectors. The market is land-constrained due to strong local environmental concerns and a lengthy and difficult entitlement process. However, higher density, infill opportunities exist in this area.

San Francisco’s housing fundamentals are improving, which bodes well for home price appreciation in the metro division. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The market has strong supply fundamentals due to low homebuilding permit levels and declining listings of resale homes. The demand fundamentals are also improving as job growth and home sales volumes are rising. The affordability fundamentals in San Francisco are close to their historical median levels.

The San Francisco metro division currently has an employment level of nearly 980,000 jobs, and current employment growth is strong, gaining 40,900 jobs (4.4%) in the twelve months ended July 31, 2012. San Francisco is making progress in recovering the 64,800 (or 6.5%) jobs lost in 2009 and 2010. The recent downturn in the economy resulted in fewer losses than the downturn caused by the “dot com” bust in the early 2000s, when San Francisco lost a total of 142,000 jobs (13.1%) between 2001 and 2004.

San Francisco has a high concentration of jobs in the employment sectors that are considered to be higher-income: the Financial Activities, Information and Professional and Business Services sectors account for a combined 34.6% of jobs in the metro division, as compared to 21.3% for the nation. The Professional and Business Services sector is the largest in San Francisco, comprising 22.3% of total jobs. As a result of the large concentration of jobs in these higher-paying sectors, San Francisco has a lower concentration of jobs in most other sectors, with the exception of the Leisure and

Hospitality and Other Services sectors. A number of Fortune 500 companies are headquartered in the San Francisco metro division, including McKesson, Wells Fargo, Oracle and PG&E Corp.

Unlike the downturn of the early 2000s, San Francisco did not see a loss in population or households during the period of job losses in 2009 and 2010. Growth has slowed slightly, but remains positive. From 2007 through 2011, San Francisco added an average of more than 18,000 people (1.0% growth) per year, and an average of 6,600 households (1.0%) per year in that time.

For 2011, the median household income in San Francisco was $77,864, which is much higher than the national average, due to the large share of high-paying jobs. The median household income peaked above $78,500 in 2008, and then declined slightly in 2009 and 2010. Incomes are rising once again, although the 1.9% growth rate in 2011 was approximately one-half of the average annual growth rate of 4.3% over the last 30 years.

Existing home sales in the San Francisco metro division have continued to improve each year since the market trough in 2008, when home sales fell below even the lowest levels of the early 1990s. In the twelve months ended July 31, 2012, existing home sales for the area had reached 15,955 transactions, which is up more than 27% from the 2008 sales of 12,514 transactions. Along with an increase in sales volume, home prices are beginning to rise once again in San Francisco, following a drop in 2008 and 2009. The median existing home sales price declined a total of 22% in those two years, which is a lesser decline than in other Bay Area markets.

New home sales activity in the San Francisco metro division continues to decline, falling to its lowest level since 2001. New home sales for the San Francisco metro division totaled 738 transactions in the twelve months ended July 31, 2012. The median new home price is increasing once again after declining from 2008 through 2010. However, the median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, given the fact that the current resale volume outpaces new home sales volume by 21 to 1.

Construction activity rebounded in San Francisco in 2011, with a significant increase in multi-family homebuilding permits from the very low levels in 2009 and 2010. In particular, multi-family construction fell from more than 3,000 permits in 2008 to fewer than 600 permits in 2009 and 869 permits in 2010. In 2011, multi-family units rose to 2,376 units, and continue to increase. Single-family homebuilding permits remain very low, but are slowly beginning to rise. Over the twelve months ended July 31, 2012, there were 396 single-family homebuilding permits issued. Single-family homebuilding permits represent just 12.5% of the total construction activity over the last twelve months, as compared to an approximate 35% share over the 30 years from 1982 through 2011. The share of single-family homebuilding permits has generally declined since 2003.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 12.8; a normal range for this ratio in San Francisco would be closer to 1.0.

Resale listings in San Francisco are very low and are declining year-over-year, which is creating a greater level of competition in the resale market and may lead to increasing prices. Through August 31, 2012, there were 4,130 homes listed on the market, which represented a decline of 23% from one year prior. By comparison, listings had approached 7,300 homes on the market in early 2010. The current level of listings translates to 3.1 months of supply, based on existing home sales activity over the most recent twelve months. This is well below the 6.3 months of supply in early 2010. The months of supply of resale homes in San Francisco is currently higher than in neighboring Oakland and San Jose.

Pre-foreclosure notices continue to trend downward, which is good news for home prices in the San Francisco market. In the twelve months ended

June 30, 2012, fewer than 5,900 foreclosure notices had been issued, representing a 15% decline from one year prior and a 36% decline from the peak in 2009.

While the number of homes falling into the status of pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 8,500 homes, or 5.6 months of supply. This is approximately two times the very low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

Affordability conditions in the San Francisco metro division are better than their median historical level when comparing the monthly costs of owning the median-priced home with the median household income dating back to 1981. Affordability conditions had not corrected as much in the San Francisco market as they had in many other markets due to less of a home price decline in San Francisco. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 68% in San Francisco; the historical median is 74%.

In summary, the housing fundamentals in the San Francisco metro division are solid and improving. Strong job growth outpaces construction activity, and listings are declining. San Francisco is expected to return to solid home price appreciation and rising construction.

Oakland, CA Housing Market Overview

The Oakland metropolitan division consists of Alameda and Contra Costa counties, and represents a sizeable portion of the greater Bay Area, accounting for 2.6 million people and more than 940,000 households. This area, also known as the East Bay, represents a more affordable alternative for single-family detached homes than the coastal markets in the greater Bay Area.

The housing fundamentals in Oakland are excellent and are among the most improved in the Bay Area markets. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals in recent years has resulted from improvement in all three fundamentals categories: demand, supply and affordability. The demand fundamentals are improving as job growth and home sales activity is rising. The supply fundamentals are strong due to very low levels of listings and permits that are low in relation to history. The affordability fundamentals are very strong in Oakland, due to today’s very low mortgage rates and the price declines that have occurred.

There are more than 955,000 payroll jobs in the Oakland metro division, which is down from peak levels in the early 2000s. Year-over-year employment growth is once again positive, however, and the market has added 19,800 jobs (2.1%) in the twelve months ended July 31, 2012. Oakland showed employment losses of 100,300 jobs between 2008 and 2011, for a loss of 9.6% from the 2007 peak. Oakland did not experience nearly as many job losses as the other major Bay Area markets in the “dot com” bust in the early 2000s, losing 31,100 jobs (2.9%) between 2002 and 2004.

The Oakland market has a diverse employment distribution that closely resembles that of the United States, with some slight variations. The largest employment sector in the metro division is Trade, Transportation and Utilities, which accounts for more than 18% of the total payroll jobs. The next-largest sector is the high-paying Professional and Business Services sector, which accounts for more than 16% of jobs in Oakland, and represents a higher concentration of jobs than the rest of the United States in this sector. The Oakland market has a slightly lower concentration of jobs than the rest of the United States in most other sectors, with the exception of Construction and Information. Among the Fortune 500 companies headquartered in the Oakland metro division are Chevron, Safeway and Synnex.

Population and household growth has been solid in the Oakland area in recent years, adding an average of more than 30,000 people (1.1% growth) and 10,000 households (1.2% growth) per year from 2007 through 2011. The region witnessed slight losses in population and households from 2003 through 2005 in the wake of the job losses around that time.

The median household income in Oakland in 2011 was $71,745, which is higher than the national average, but the lowest of the major Bay Area markets. Oakland’s median household income peaked at nearly $74,300 in 2008, and then declined slightly in 2009 and 2010. Incomes are rising once again, although the 2.0% growth rate in 2011 was approximately one-half of the average annual growth rate of 3.9% over the last 30 years.

Oakland’s existing home sales volume is rising once again, and is up more than 8% from one year prior. Existing home sales hit a trough of 24,396 transactions in 2007, and rose in 2008 and 2009, owing in part to increased levels of distressed sales activity, which further lowered prices. After dipping slightly lower in 2010 and 2011, sales activity is rising once again, with 32,672 transactions in the twelve months ended July 31, 2012. Among the three major Bay Area markets, Oakland has shown the strongest recovery in sales volume in percentage terms. Along with an increase in sales volume, home prices are also beginning to rise, following a notable drop in 2008 and 2009. The median existing home sales price declined a total of 53% in Oakland in those two years, due to a shift away from the highest price points and a loss in value. The Oakland market had a high percentage of distressed sales, which contributed to the decline in the median price.

Oakland’s new home sales activity is also beginning to rise once again from trough levels in 2011. The 2,103 new home transactions in 2011 were even lower than new home sales in this market in 1993, which was the previous trough. New home sales in Oakland totaled 2,473 in the twelve months ended July 31, 2012. The Oakland metro division accounted for approximately 55% of the Bay Area new home sales during that time, and has historically accounted for 57% of the new home sales among the three major local markets (Oakland, San Francisco and San Jose) over the last 20 years. The median new home price continues to decline from the peak level in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. Resale home prices are a better indication of market trends, particularly given that new home sales activity is currently very small in comparison to existing home sales.

Homebuilding permits are beginning to rise in the Oakland metro division, although construction activity remains very low in comparison to the peak levels of the mid-1980s and even the more recent peak during the mid-2000s. Total homebuilding permit issuance in the twelve months ended July 31, 2012 was 3,860 units, which is 50% higher than the market trough of 2,568 units in 2009. By comparison, the Oakland market averaged more than 10,000 total units per year from 1997 through 2006. The Oakland market had a relatively high percentage of single-family homebuilding permits, accounting for 64% of the total residential construction during the last 30 years. More recently, single-family construction has slowed faster than multi-family construction, and single-family permits accounted for 51% of the total in 2011.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 5.1, as compared to the 30-year average for this market of 0.9.

Oakland’s supply of resale listings is very low in comparison to sales activity, which could lead to further increases in resale prices in this market as it becomes increasingly competitive. Resale listings in Oakland have declined 54% year-over-year to just 3,540 homes on the market as of August 31, 2012. By comparison, listings had topped 16,000 homes five years earlier. The current level of listings equates to a very low 1.3 months of supply, which is well below the level of 8.4 months of supply in mid-2008.

Pre-foreclosure notices in Oakland continue to decline, which is a positive sign for home prices in this market. In the twelve months ended June 30, 2012, approximately 19,600 pre-foreclosure notices had been issued, representing a 16% decline from one year prior and a 44% decline from the peak in 2009.

While the number of homes falling into the status of pre-foreclosure is declining, there is a relatively high level of potential distressed homes that are not yet on the market and could limit upward movement for home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 32,800 homes, or 9.2 months of supply, which is significantly higher than the level of listings that are currently on the market. Oakland exhibited a higher level of distress than the other major Bay Area markets, which contributes to the higher level of shadow inventory. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

Affordability conditions in Oakland are near their historical best when comparing the monthly costs of owning the median-priced home with the median household income dating back to 1981. Oakland’s affordability conditions are among the best in the Bay Area, due largely to the greater decline in home prices in this market. JBREC’s estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 38% in Oakland, compared to the area’s historical median of 50%.

In summary, the housing fundamentals in Oakland are strong and improving. Oakland’s supply fundamentals are very favorable, with historically low homebuilding permit activity and existing home listings that are also very low. The foregoing factors are creating a more competitive resale environment, characterized by a shift in the balance of power from buyers to sellers. Job growth is returning, and home sales activity is rising at a time when affordability conditions are among the most favorable this market has seen in more than 30 years.

San Jose, CA Housing Market Overview

The San Jose MSA consists of Santa Clara and San Benito counties. With nearly 1.9 million people and 636,000 households, San Jose is one of the larger markets in the state of California. Widely regarded as a leading technology center, the metro area is home to many of the world’s foremost technology companies. The job growth from this South Bay market has a ripple effect on regional housing demand. The mix of housing in San Jose is shifting from a fairly balanced split between attached homes and single-family detached homes to a more attached-dominated market as the availability of land for detached housing is diminished.

San Jose’s housing fundamentals have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals is due to the combination of significantly improved demand fundamentals as a result of improving job growth and rising sales activity, and improved supply fundamentals as a result of low homebuilding permit and listings levels. While the affordability fundamentals in San Jose are improved from 2005, affordability conditions are near their historical median due to the fact that prices did not decline in this market as significantly as in many other markets.

There are more than 900,000 jobs in the San Jose metro area, and employment growth is once again positive after job losses in 2009 and 2010. The metro area lost 59,700 jobs (6.5%) from the 2008 peak before returning with positive growth of 23,000 jobs (2.7% growth) in 2011. The recent downturn in the economy resulted in fewer losses than the downturn caused by the “dot com” bust in the early 2000s, when San Jose lost 182,300 jobs between 2001 and 2004, or 17.5% of the market total.

Because of its dominance in the technology industry, San Jose has a very high concentration of employment in related job sectors when compared to the nation as a whole. The largest sector is the higher-paying Professional and Business Services sector, which accounts for nearly 20% of the payroll jobs in the metro area. The next largest sector is Manufacturing, which accounts for 18% of the jobs in San Jose – twice the national average. The Information sector, at nearly 6% of all jobs, is three times the concentration of the nation, and is also considered to be a higher-paying sector. Technology companies dominate the Fortune 500 companies in San Jose, which include Hewlett-Packard, Apple, Google, SanDisk and Intel, among many others.

Unlike the years that followed the job losses from the technology sector decline in the early 2000s, San Jose has not witnessed a drop in population or households in the recent downturn. Growth has remained strong, with an average of 23,900 people (1.3% growth) added each year from 2007 through 2011, and an average of 8,400 households (1.4% growth) added annually.

For 2011, the median household income in the San Jose metro area was $85,550, which is the highest among the major Bay Area markets, driven by the presence of the technology industry. The San Jose median household income peaked above $87,300 in 2008, declining in 2009 and 2010. Incomes are rising once again, although the 2.4% growth rate in 2011 was lower than the average annual growth rate of 4.0% over the last 30 years.

Existing home sales in San Jose are rising after remaining relatively flat in 2010 and 2011. In the twelve months ended July 31, 2012, existing home sales for the area had reached 19,334 transactions, constituting an increase of nearly 28% from the 15,130 transactions in 2008. This also constitutes a return to the existing home sales levels prevalent in the mid-1990s. Home prices also continue to rise in San Jose. The total decline in the median existing home price of nearly 37% between 2008 and 2009 was a result of sales activity shifting to lower price points, as well as a loss of value. The median price increased 12% year-over-year in 2010.

San Jose’s new home sales activity is slowly rising from 2011, but remains historically low for this market. New home sales transactions totaled 1,256 for the twelve months ended July 31, 2012. The San Jose market has historically accounted for 28% of the new home sales activity among the three major Bay Area markets (San Jose, San Francisco and Oakland) over the last 20 years and, in 2011, San Jose made up 27% of the total. The median new home price is flattening after declining from the peak level in 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given that the new home sales volume in this market is considerably lower than the existing home sales volume.

A surge in multi-family construction has homebuilding permits on the rise once again in San Jose, and single-family construction is also growing from trough levels in 2009. Construction activity in

]

2009 had fallen to just 1,094 total homebuilding permits, which was the lowest level of construction activity in at least 30 years. Single-family homebuilding permits had fallen to 642 units, while multi-family homebuilding permits had decreased to 452 units.

Over the twelve months ended July 31, 2012, single-family homebuilding permit issuances had risen to 1,323, while multi-family homebuilding permits had risen to 4,190. The area has a high proportion of multi-family construction: 53% of the permits issued in the 30-year period from 1982 to 2011 were for multi-family residences.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 5.5. Historically, the ratio has been closer to 1.2 jobs added for every homebuilding permit issued.

Resale listings in San Jose are very low and declining rapidly, which could lead to more competitiveness and increasing prices in the resale market. Through August 31, 2012, San Jose had 3,721 homes listed on the market, which represented a decline of 41% from one year prior. By comparison, listings exceeded 10,000 homes on the market in August 2008. The current level of listings translates to a very low 2.3 months of supply, based on existing home sales activity over the most recent twelve months. This is well below the level of more than 8.5 months of supply when listings had peaked.

Pre-foreclosure notices are once again declining in the San Jose market after flattening in 2011. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended June 30, 2012, approximately 8,200 notices had been issued, representing a 14% decline from one year prior and a 51% decline from the peak in 2009.

While the number of homes falling into the status of pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 12,100 homes, or 6.1 months of supply. This is approximately three times the very low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

San Jose’s affordability conditions are close to their historical median when comparing the monthly costs of owning the median-priced home with the median household income. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 53% in San Jose, which is also the median value for this ratio over the period 1981 to 2012.

In summary, the housing fundamentals in San Jose are improving. The combination of recent solid job growth and a high-income employment base are positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation.

Denver, CO Housing Market Overview

The Denver-Aurora-Broomfield MSA covers ten counties in north-central Colorado. With more than 2.6 million people and more than one million households, it is the most populous metropolitan area in the state.

The housing fundamentals in the Denver market are continuing to improve and could be a leading indicator for future price appreciation. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The overall housing market fundamentals have improved since 2009 as housing demand has strengthened due to improved job growth and home sales activity. Supply fundamentals have improved as well due to low homebuilding permit levels in recent years and declining resale home listings. Further, affordability fundamentals have improved from 2008 due to home price declines and lower mortgage interest rates. The JBREC affordability calculations show that affordability levels in Denver are currently near their long-term historical median.

Job growth is strong in the Denver market, with a net increase of 36,600 jobs (3.0%) in the twelve months ended July 31, 2012. Denver’s employment declined by just 59,600 jobs (4.8%) between 2009 and 2010, and Denver is now beginning to recover those jobs. The metro area has a payroll employment level of 1.2 million workers.

The Denver metro area has a diverse employment base, with a strong concentration of jobs in the employment sectors that are considered to be higher-income. The combination of these high-income sectors of Professional and Business Services, Financial Activities and Information account for 28.5% of the metro area’s jobs, compared to 21.3% for the nation. The largest sector is the Trade, Transportation and Utilities sector, which accounts for 19.1% of the jobs in the metro area. The Government sector is also large, comprising 13.7% of the metro area’s jobs. Fortune 500 companies headquartered in the Denver metro area include Arrow Electronics, DISH Network, Liberty Interactive, Newmont Mining and Liberty Global.

The Denver metro area has experienced strong population and household growth in recent years, improved from the early 2000s when growth slowed following the bust in the technology sector, which resulted in deep job losses in this market in 2002 and 2003. From 2006 through 2011, Denver averaged population growth in excess of 44,000 people annually (1.8% growth) and household growth of 18,700 households annually (1.9% growth).

For 2011, the median household income in the Denver metro area was $59,802, which is higher than the national average. The median income in Denver approached $61,000 in 2008 and declined slightly in 2009 and 2010. Household incomes are rising once again in Denver, and the 2.6% growth rate in 2011 was just below the 30-year average growth rate of 2.9%.

Existing home sales in Denver are rising from the trough of the market in 2010, when sales activity dipped to 36,656 transactions, marking the fifth consecutive year of declining sales. Existing home sales during the twelve months ended July 31, 2012 totaled 41,649, representing an increase of nearly 14% from the 2010 total. The median resale price in Denver did not experience the same level of decline during the recent downturn in the housing market that many other major markets did. However, Denver also did not experience the same level of positive price appreciation in the mid-2000s that many other markets experienced. Prices in Denver had risen earlier, with double-digit appreciation annually from 1999 through 2001. The median existing home price declined a total of 13% from the 2006 peak to the 2009 trough. A diminishing supply of homes on the market and improving demand is causing prices to rise once again.

The new home sales activity in Denver is slowly increasing from trough levels in 2011, but remains well below the market peak. Denver averaged more than 16,500 new home transactions annually from 1999 through 2006, but experienced a drop to just over 4,000 homes in 2011. New home sales have begun to rise, however, and totaled 4,255 transactions in the twelve months ended July 31, 2012. The median new home price has also risen from the trough in this cycle in 2009. However, new home prices can be heavily influenced by the mix of home types being sold at any given time, particularly when new home sales volume is far below historical levels. Resale home prices in Denver are a better indication of the broader housing market trends given that the existing (resale) home market is ten times the current size of the new housing market.

Denver’s homebuilding permit activity is rebounding quickly from historically low levels. During the twelve months ended July 31, 2012, Denver has issued 10,217 homebuilding permits, or nearly 2.5 times the level at the market trough of 4,112 units in 2009. The low level for homebuilding permits in 2009 was even lower than the previous low in 1990, and just 15% of the peak level of homebuilding permits in this cycle in 2001. Over the 30-year period from 1982 through 2011, 68% of the homebuilding permits issued were for single-family homes. In 2011, 54% of the homebuilding permits issued were for single-family homes, which remained flat from 2010 while multi-family permits doubled.

Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended July 31, 2012 significantly higher than the number of homebuilding permits issued in that same time. The current employment growth to homebuilding permit ratio is 3.6, as compared to the 1.0 average ratio for the Denver market from 1991 through 2011.

Resale listings in Denver have flattened, but at a level that is lower than the prior year. As listings decrease and the volume of existing home sales rises, the resale market becomes more competitive and is shifting power to sellers versus buyers, leading to increases in prices. Through August 31, 2012, Denver had 14,900 homes listed on the market, which represented a decline of 21% from the prior year. At their peak in mid-2006, listings had neared 32,000 homes on the market. The current level of listings equates to 4.3 months of supply, based on existing home sales activity over the most recent twelve months. Months of supply in the Denver market has ranged between four and eight months of supply dating back to at least 2003.

Pre-foreclosure notices are also flattening in Denver at a level that is significantly reduced from the peak of the market. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. Denver was one of the earlier markets to show the beginning signs of distress in the market, and pre-foreclosure notices peaked in 2007. In the twelve months ended June 30, 2012, slightly more than 16,100 pre-foreclosure notices had been issued, representing a 17% decline from the prior year and a 59% decline from the peak in 2007.

While the level of future distress is generally declining, there remains an inventory of distressed homes that are not yet on the market, which could reduce home prices. As of June 30, 2012, the shadow inventory amounted to an estimated 27,100 homes, or 7.0 months of supply. This is nearly two times the level of listings that are currently on the market. However, JBREC believes most shadow inventory homes will gradually be converted to distressed sales over the next few years and that the pace of these distressed sales should be slow enough that home prices will not be significantly negatively affected. To date, banks have been judicious and this is expected to continue. Banks are also experiencing strong demand from the investor community for REO homes which has helped to support pricing.

When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions in Denver are slightly better than their historical median dating back to 1981. This estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. The ratio of ownership cost to income is currently 30%, and has ranged between 25% and 50% on an annual basis dating back to 1981. Because prices did not decline as much in Denver during this cycle as in many other markets across the country, affordability conditions did not correct as noticeably either.

In summary, the housing fundamentals in Denver are strong. The demographic growth is solid, and employment growth exceeds new construction levels. Denver is poised to return to solid price and rental rate appreciation, and is already experiencing an increase in construction activity, which is expected to continue.

OUR BUSINESS

Our Company

We are engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout Southern and Northern California. Our company was founded in April 2009, towards the end of an unprecedented downturn in the national homebuilding industry, by our current management team with over a century of collective industry experience. Our business initially focused primarily on fee building projects in Southern California, in which we built, marketed and sold homes for independent third-party property owners, typically marketed under the TRI Pointe Homes brand name. Commencing with the investment in us by the Starwood Fund in September 2010, our business evolved into primarily building, marketing and selling homes for our own account. We also expanded into Northern California and, recently, Colorado. Since our formation, we have grown from our three founders (Messrs. Bauer, Mitchell and Grubbs) to over 50 employees.

As a “next generation” regional homebuilder, we are focused on taking advantage of opportunities in selected markets in California and are prudently evaluating opportunities in other Southwestern states with improving local market conditions. Unburdened by underperforming assets or legacy issues, our growth strategy generally seeks to capitalize on high demand in selected “core” markets with favorable population and employment growth as a result of proximity to job centers or primary transportation corridors. As of September 30, 2012, our operations consisted of 13 communities, eight of which are actively selling, containing 695 lots under various stages of development (including three communities, one of which is actively selling, containing 143 lots for our fee building projects, as described below) in Southern and Northern California.

Our company was founded by the members of our management team, who have worked together for over 20 years. They have firmly established our company’s core values of quality, integrity and excellence, which are the driving forces behind our innovative designs and strong customer commitment. Given our relative size and regional focus, our management team employs a disciplined, hands-on approach, leveraging strong local market relationships and established reputation to source acquisitions, achieve land entitlements (which provide basic development rights to the owner) and deliver quality homes on budget and on schedule.

Prior to this offering, we have operated our business through TRI Pointe Homes, LLC, which, prior to the completion of this offering, will be converted into a Delaware corporation and renamed TRI Pointe Homes, Inc. The members of TRI Pointe Homes, LLC, which members include the Starwood Fund, the members of our management team and a third-party investor, will receive an aggregate of 21,597,907 shares of our common stock in connection with our conversion into a corporation.

Since our formation, we have sold over 350 homes (including fee building projects), a number of which are located in prestigious master planned communities in California, and we have forged relationships with several leading national land developers. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, including entry-level, move-up and higher income customers. As a result, we build across a variety of price points, ranging from approximately $300,000 to $1,500,000, and home sizes, ranging from approximately 1,250 to 4,300 square feet. Cutting edge product development as well as exemplary customer service are key components of the lifestyle connection we seek to establish with each individual homebuyer. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

In September 2010, we received an equity commitment of $150 million from a fund affiliated with Starwood Capital Group, a private equity firm founded and controlled by Barry Sternlicht, the chairman of our board. Starwood Capital Group is a key strategic partner, providing access to acquisition opportunities within our markets as well as a wide range of knowledge in all aspects of real estate finance and operations. As of

September 30, 2012, the Starwood Fund had contributed the entire $150 million of its commitment to us, and it has no further obligation to contribute capital to us. The Starwood Fund’s investment has enabled us to acquire or control, through options or non-binding letters of intent, 1,436 lots in 20 current and future communities.

Our home sales revenue has grown rapidly from $4.1 million in 2010 to $26.5 million in the twelve months ended September 30, 2012 and our business mix has shifted away from fee building. We have experienced losses since we were founded in 2009, including losses of $3.9 million and $4.6 million for the nine months ended September 30, 2012 and the year ended December 31, 2011, respectively. As of September 30, 2012, we owned 552 lots and controlled 841 lots (689 lots that are under land option contracts or purchase contracts, 91 lots that are under non-binding letters of intent and 61 additional lots that are under an option contract executed in October 2012), representing approximately two to three years of supply to support our current growth plan. We seek to invest only in land inventory that we can efficiently develop over a 24 to 36 month horizon in order to maximize our returns on capital and minimize our exposure to market risk. We continually evaluate new communities and have an attractive pipeline of land acquisition opportunities.

In Southern California, our owned and controlled land totaled 769 lots as of September 30, 2012. In October 2012, we entered into an option contract to acquire an additional 61 lots in Southern California. We plan to open sales locations at five new communities in 2013 in the following cities (counties): La Habra (Orange County), San Diego (San Diego County), Rancho Mission Viejo (Orange County), Azusa (Los Angeles County) and Irvine (Orange County). Lots under option contracts include two attractive infill development sites (which are new homes constructed on vacant or under-utilized lots among existing properties in established communities) in Huntington Beach (Orange County), which are projected to begin sales in 2014. In addition to our owned projects, we are managing three fee building projects for a total of 143 homes (including one project to build 57 homes pursuant to a non-binding letter of intent).

In Northern California, our owned and controlled land totaled 475 lots as of September 30, 2012. These lots are all in the highly desirable Bay Area, contiguous to Silicon Valley. We plan to open sales locations at two new communities located in Mountain View (Santa Clara County) and San Mateo (San Mateo County) in 2013. Lots under option contracts include three new projects in a well-located new community in Alameda (Alameda County), which are projected to open in 2014.

In Colorado, our controlled land totaled 149 lots as of September 30, 2012. We plan to begin sales in this community located south of Denver in Castle Rock (Douglas County) in 2013.

Net new home orders for our owned projects for the nine months ended September 30, 2012 and for the year ended December 31, 2011 were 129 and 42, respectively. For the nine months ended September 30, 2012, we delivered 55 homes from our owned projects for total home sales revenue of $22.3 million. For the year ended December 31, 2011, we delivered 36 homes from our owned projects for total home sales revenue of $13.5 million. The cancellation rate of buyers for our owned projects who contracted to buy a home but did not close escrow (as a percentage of overall orders) was approximately 17% during the nine months ended September 30, 2012 and 13% during the year ended December 31, 2011. The dollar amount of our backlog of homes sold but not closed for our owned projects as of September 30, 2012 and December 31, 2011 was approximately $46.1 million and $3.4 million, respectively.

Through our relationship with Starwood Capital Group, our management team has drawn upon the deep real estate knowledge base of Starwood Capital Group’s personnel and its established track record of investing in real estate operating companies. Starwood Capital Group has invested in most major classes of real estate, including residential land and communities, multi-family condominiums and apartments, office, industrial, retail, hotel, senior housing, mixed-use, health clubs, resorts and golf courses. As of September 30, 2012, Starwood Capital Group had approximately $21.2 billion of real estate-related assets under management and had invested approximately $13.2 billion of equity in real estate across the capital structure since its inception. We believe that our relationship with Starwood Capital Group gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the investing and operational expertise of Starwood Capital Group. Affiliates of Starwood Capital Group may make available to us for purchase, at market prices, certain of their owned residential land holdings. We intend to use a portion of the net proceeds from this offering to acquire 92 entitled lots located in Castle Rock, Colorado from an entity managed by an affiliate of Starwood Capital Group for a purchase price of approximately $5.4 million. We acquired 57 lots located in Castle Rock, Colorado from this entity in December 2012 for a purchase price of approximately $3.2 million.

Our Competitive Strengths

We believe the following strengths will provide us with a significant competitive advantage in implementing our business strategy:

Experienced and Proven Leadership

Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer, have worked together for over 20 years and have a successful track record of managing and growing a public homebuilding company. Their combined real estate industry experience includes land acquisition, financing, entitlement, development, construction, marketing and sales of single-family detached and attached homes in communities in a variety of markets. Prior to forming our company in 2009, Messrs. Bauer, Mitchell and Grubbs worked together for 17 years at William Lyon Homes from its formation in 1992, ultimately serving as its President and Chief Operating Officer, Executive Vice President and Senior Vice President and Chief Financial Officer, respectively. William Lyon Homes was formed with a nominal investment, and listed its shares on the New York Stock Exchange in 1999 until the company was taken private in 2006. During their tenure at William Lyon Homes, the company focused its operations in California, Arizona and Nevada. During its public operating period, the company delivered over 2,800 homes per year on average, generated revenues averaging over $1.0 billion per year and increased shareholders’ equity from $53 million to over $600 million. We believe that our management team’s prior experience, extensive relationships and strong local reputation provide us with a competitive advantage in being able to secure projects, obtain entitlements, build quality homes and complete projects on schedule.

Upon the completion of this offering, the members of our management team will collectively beneficially own 2,979,019 shares of our common stock (excluding grants of restricted stock units and options to purchase shares of our common stock), which will represent 9.4% of our common stock outstanding immediately after this offering (based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on February 1, 2013). See “Principal and Selling Stockholders.” In addition, the members of our management team and other officers and employees will be granted an aggregate of 169,999 restricted stock units (based upon the midpoint of the price range set forth on the cover page of this prospectus), and the members of our management team will be granted options to purchase an aggregate of 320,196 shares of our common stock (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus), in each case upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

Focus on High Growth Core Markets in California and Other Southwestern States

Our business is well-positioned to capitalize on the broader national housing market recovery. We are focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in Southern and Northern California and, more recently, in Colorado. Additionally, we plan to evaluate expansion opportunities on an opportunistic basis in other markets in the Southwestern United States. According to JBREC, the Southwestern region represents some of the largest single family housing markets in the country, as defined by sales, starts and building permits. In Southern California, we principally operate in the counties of Los Angeles, Orange, San Diego, Ventura and Riverside-San Bernardino, and in Northern California, we principally operate in the counties of Santa Clara, San Mateo and Alameda. In Colorado, we anticipate that we will principally operate in the counties of Douglas, Denver, Arapahoe and Jefferson. These markets are generally characterized by high job growth and increasing populations, creating strong demand for new housing, and we believe they represent attractive homebuilding markets with opportunities for long-term growth. Moreover, our management team has deep local market knowledge of the California and Colorado homebuilding and development industries. We believe this experience and strong relationships with local market participants enable us to efficiently source, entitle and close on land.

Attractive Land Positions to Support Future Growth

We believe that we have strong land positions strategically located within our core markets, all of which have been acquired since 2010. We select communities with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics that we believe will support long-term growth. Our Southern California assets are well located along key transportation corridors in major job centers in our submarkets. In Northern California, our assets are located within and around the Silicon Valley, a major employment center. Additionally, our planned project in Castle Rock, Colorado is conveniently located near the hub of the Denver Tech Center, a major employment center in Denver, with a concentration of larger technology and communications companies and excellent schools.

As of September 30, 2012, we owned 552 lots in California in which we had commenced development, held options or were under contract to acquire an additional 689 lots in eight new communities in California and Colorado and had entered into non-binding letters of intent to acquire an additional 91 lots in one new and one existing community in Southern California. In October 2012, we entered into an option contract to acquire an additional 61 lots in Southern California. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land. See “—Pending Acquisitions” below.

Strong Operational Discipline and Controls

Our management team possesses significant operating expertise, including running a much larger public homebuilder. The perspective gained from that experience has helped shape the strict discipline and hands-on approach with which our company is managed. From monthly “dashboard” updates on each project to quarterly operating committee review and financial accountability at the project management level, our strict operating discipline is a key part of our strategy to maximize returns while minimizing risk.

Our Relationship with Starwood Capital Group

We believe that our relationship with Starwood Capital Group, which has approximately $20 billion of real estate-related assets under management, gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the investing and operational expertise of Starwood Capital Group. Additionally, Barry Sternlicht, the Chairman and Chief Executive Officer of Starwood Capital Group, is also the chairman of our board. As a former Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., a Fortune 500 company, and current Chairman and Chief Executive Officer of Starwood Property Trust, Inc., a commercial real estate finance company, Mr. Sternlicht brings a unique perspective on building a world class real estate operating business to the chairman position. The Starwood Fund will have the right to designate two members of our board for as long as the Starwood Fund owns 25% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member for as long as it owns at least 10%. Messrs. Bauer, Mitchell and Grubbs will agree to vote all shares of our common stock that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10%.

Through our relationship with Starwood Capital Group, our management team has drawn upon the deep real estate knowledge base of Starwood Capital Group’s personnel and its established track record of investing in real estate operating companies. Starwood Capital Group’s executive team consists of a group of seasoned investment professionals that has largely worked together for more than 15 years through all stages of the real estate investment cycle. The team has executed large corporate transactions, demonstrating a sophisticated capital markets and operational expertise that sets them apart from most traditional real estate investors. On behalf of funds sponsored by Starwood Capital Group, members of its executive team have created or taken public three successful companies, including Starwood Hotels & Resorts Worldwide, Inc., Starwood Property Trust, Inc. and iStar Financial, Inc. They also participated in the formation of Equity Residential Properties Trust, one of the premier U.S. multi-family REITs. Starwood Capital Group has invested in most major classes of real estate and built successful operating businesses in various real estate-related sectors, including residential land, senior housing, hotels, resorts, office, industrial, multi-family condominiums and apartments, mezzanine debt, golf, retail, mixed use and health clubs. Starwood Capital Group invests at different levels of capital structures, including equity, preferred equity, mezzanine debt and senior debt, depending on the asset risk profile and return expectation. We believe the breadth of experience and the relationships that Starwood Capital Group has fostered since its inception, particularly in the residential land business, will provide us with competitive advantages in acquiring land and developing homes. Over the past five years, affiliates of Starwood Capital Group have purchased over 19,400 residential lots in targeted markets. As of September 30, 2012, affiliates of Starwood Capital Group controlled more than 21,100 residential lots across the United States, including approximately 9,600 lots in California, Arizona and Colorado. Affiliates of Starwood Capital Group may make available to us for purchase, at market prices, certain of their owned residential land holdings.

Upon the completion of this offering, the Starwood Fund will beneficially own 16,326,019 shares of our common stock, which will represent 51.7% of our common stock outstanding immediately after this offering, or 14,571,019 shares of our common stock, which will represent 46.1% of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on February 1, 2013). See “Principal and Selling Stockholders.” The Starwood Fund is managed by an affiliate of Starwood Capital Group.

No Legacy Issues

Given our recent formation in 2009 and that our current land inventory was accumulated following the Starwood Fund’s investment in us in September 2010, we do not have distressed legacy assets or liabilities to manage, unlike many competitors that were affected by the unprecedented downturn in the real estate markets that resulted from the recession of 2008 – 2009. As a result, all of our real estate assets as well as those we have under option contracts, purchase contracts or non-binding letters of intent are located in markets that we targeted after the downturn commenced, whereas many of our competitors continue to own legacy properties in economically stagnant locations or land options either on undesirable properties or with unfavorable terms. The absence of legacy issues has also allowed us to hire experienced and talented real estate development personnel who became available during the downturn. We believe that our strong balance sheet and absence of legacy issues enables us to focus on future growth, as opposed to having resources diverted to manage troubled assets.

Our Business Strategy

Our business strategy is focused on the design, construction and sale of innovative single-family detached and attached homes in planned communities in major metropolitan areas in Southern and Northern California and, more recently, Colorado, as well as the eventual entry into other Southwestern markets. Our business strategy is driven by the following:

Acquire Attractive Land Positions While Reducing Risk

We believe that our reputation and extensive relationships with land sellers, master plan developers, financial institutions, brokers and other builders, as well as our relationship with Starwood Capital Group, will enable us to continue to acquire well-positioned land parcels in our target markets in Southern and Northern California, Colorado and other Southwestern markets and provide us access to a greater number of acquisition opportunities. We believe our expertise in land development and planning enables us to create desirable communities that meet or exceed our target customer’s expectations, while operating at competitive costs. We also believe that our strategy of holding an inventory of land that will provide us with a two to three year supply of developed lots and focusing on the development of entitled parcels that we can complete within approximately 24 to 36 months from the start of sales allows us to limit exposure to land development and market cycle risk while pursuing attractive returns on our capital. We also seek to minimize our exposure to land risk through disciplined management of entitlements, as well as the use of land options and other flexible land acquisition arrangements.

Increase Market Position in Growth Markets

We believe that there are significant opportunities to profitably expand in our existing and target markets, and we continually review our selection of markets based on both aggregate demographic information and our own operating results. We use the results of these reviews to re-allocate our investments to those markets where we believe we can maximize our profitability and return on capital over the next several years. While our primary growth strategy will focus on increasing our market position in our existing markets, we may, on an opportunistic basis, explore expansion into other markets through organic growth or acquisition.

Provide Superior Design and Homeowner Experience and Service

We consider ourselves a “progressive” homebuilder driven by exemplary customer experience, cutting-edge product development and exceptional execution. Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process, tailoring our product to the buyer’s lifestyle needs and enhancing communication, knowledge and satisfaction. We believe that the new generation of home buying families has different ideas about the kind of home buying experience it wants. As a result, our selling process focuses on the homes’ features, benefits, quality and design in addition to the traditional metrics of price and square footage. In addition, we devote significant resources to the research and design of our homes to better meet the needs of our buyers. Through our “TRI-e3 Green” platform, we provide homes that we believe are earth-friendly, enhance homeowners’ comfort, promote a healthier lifestyle and deliver tangible operating cost savings versus less efficient resale homes. Collectively, we believe these steps enhance the selling process, lead to a more satisfied homeowner and increase the number of buyers referred to our communities.

Offer a Diverse Range of Products

We are a builder with a wide variety of product lines that enable us to meet the specific needs of each of our core markets, which we believe provides us with a balanced portfolio and an opportunity to increase market share. We have demonstrated expertise in effectively building homes across product offerings from entry-level through first-time and second-time “move-up” housing. We spend extensive time studying and designing our products through the use of architects, consultants and homeowner focus groups for all levels and price points in our target markets. We believe our diversified product strategy enables us to best serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk. Within each of our core markets we determine the profile of buyers we hope to address and design neighborhoods and homes with the specific needs of those buyers in mind.

Focus on Efficient Cost Structure and Target Attractive Returns

We believe that our homebuilding platform, which carries no legacy assets or liabilities, and our focus on controlling costs position us well to generate attractive returns for our investors. Our experienced management team is vigilant in maintaining its focus on controlling costs. We competitively bid each phase of development while maintaining strong relationships with our trade partners by managing production schedules closely and paying our vendors on time.

We combine decentralized management in those aspects of our business where we believe detailed knowledge of local market conditions is critical (such as governmental processing, construction, land development and sales and marketing), with centralized management in those functions where we believe central control is required (such as approval of land acquisitions, financial, treasury, human resources and legal matters). We have also made significant investments in systems and infrastructure to operate our business efficiently and to support the planned future growth of our company as a result of executing our expansion strategy.

Utilize Prudent Leverage

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. At that date, our aggregate loan commitments consisted of a $20 million secured revolving credit facility, which provides financing for several real estate projects, two project-specific revolving loans and several other loan agreements related to the acquisition and development of lots and the construction of model homes and homes for sale. We amended our secured revolving credit facility in December 2012 to increase the maximum amount that can be borrowed thereunder to $30 million. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized.

Project Sales by Market

The following table sets forth home sales revenue and units delivered by market for our owned projects, in which we built and sold the homes for our own account, during the nine months ended September 30, 2012 and the preceding two calendar years. In addition, the following table sets forth units delivered by market for our fee building projects, in which we built the homes for independent third-party property owners. In our fee building business, we receive management fees for homes we build for independent third-party property owners and do not record the home sales revenue from the homes sold.

	Nine Months Ended September 30, 2012		Year Ended December 31,
			2011		2010(1)
	Home Sales	Units Delivered	Home Sales	Units Delivered	Home Sales	Units Delivered
	(dollars in thousands)
Southern California
Owned Projects
Riverside County:
Amberview, Riverside	$4,412	10	$—	—	$—	—
Topazridge, Riverside	3,481	8	—	—	—	—
Sagebluff, Riverside	4,946	14	—	—	—	—
Castlerock, Riverside	—	—	7,117	21	2,728	8
San Diego County:
Eagle Ridge, Oceanside	4,970	12	6,408	15	1,415	3
Los Angeles County:
Los Arboles, Simi Valley	4,468	11	—	—	—	—

Total—Owned Projects	$22,277	55	$13,525	36	$4,143	11

Fee Building Projects
Orange County:
Andalucia, Irvine(2)		—		—		3
Sonoma, Irvine(2)		—		19		76
San Marino, Irvine(3)		16		20		—
San Diego County:
Patria, Chula Vista(2)		—		29		23

Total—Fee Building Projects		16		68		102

Total—Company		71		104		113

(1)

Included in the table for the year ended December 31, 2010 are 46 units related to fee building projects completed prior to the Starwood Fund’s investment in us on September 24, 2010. Since the Starwood Fund’s investment in us, we have focused primarily on building and selling homes for our own account.

(2)

We entered into a construction management agreement to build, sell and market homes in this community for an independent third-party property owner. This project is marketed under the TRI Pointe Homes brand name.

(3)

We entered into a construction management agreement to only build homes in this community for an independent third-party property owner. This project is marketed under the independent third-party property owner’s name.

Description of Completed Projects and Communities under Development

Our homebuilding projects usually take approximately 24 to 36 months to complete from the start of sales. The following table presents project information relating to each of our markets as of September 30, 2012 and includes information for all completed projects from our inception and current projects under development where we are building and selling homes for our own account and all completed projects from our inception and current projects under development where we are acting as a fee builder.

County, Project, City	Year of First Delivery(1)	Total Number of Homes(2)	Cumulative Units Closed as of September 30, 2012	Backlog at September 30, 2012(3)(4)	Lots as of September 30, 2012(5)	Sales Price Range (in 000’s)(6)	Home Size Range (sq. ft.)
Owned Projects
Southern California
Orange County:
Brio, La Habra	2013	91	—	—	91	$410–$445	1,744–2,259
San Diego County:
Eagle Ridge, Oceanside	2010	30	30	—	—	$425–$435	2,362–2,495
Candera, San Marcos	2012	50	—	22	50	$297–$357	1,524–2,014
Candera, San Marcos	2012	8	—	5	8	$440–$490	2,361–2,929
Civita, San Diego	2013	45	—	—	45	$570–$630	1,615–2,017
Riverside County:
Castlerock, Riverside	2010	29	29	—	—	$315–$335	2,336–2,661
Amberview, Riverside	2012	11	10	1	1	$390–$440	2,713–4,291
Topazridge, Riverside	2012	68	8	5	60	$390–$440	2,567–3,773
Sagebluff, Riverside	2012	47	14	9	33	$350–$380	2,866–3,206
Los Angeles County:
Los Arboles, Simi Valley	2012	43	11	12	32	$385–$420	1,300–1,521
Tamarind Lane, Azusa	2012	62	—	6	62	$425–$450	2,015–2,098

Southern California Total		484	102	60	382

Northern California
Santa Clara County:
Chantrea, San Jose	2012	38	—	13	38	$1,245–$ 1,465	3,390–4,250
Ironhorse South, Morgan Hill	2012	37	—	9	37	$ 500–$676	1,818–2,672
Ironhorse North, Morgan Hill	2013	32	—	—	32	$ 500–$676	1,818–2,672
San Mateo County:
Amelia, San Mateo	2013	63	—	—	63	$ 690–$1,030	1,256–2,521

Northern California Total		170	—	22	170

Company Total—Owned Projects		654	102	82	552

Fee Building Projects
Southern California
Orange County:
Andalucia, Irvine(7)	2010	3	3	—	—	$849–$1,028	1,961–2,596
Sonoma, Irvine(7)	2010	95	95	—	—	$755–$900	2,330–2,622
San Marino, Irvine(8)	2011	39	36	—	3	N/A	2,808–3,121
San Diego County:
Patria, Chula Vista(7)	2010	52	52	—	—	$503–$553	2,687–3,341
Ventura County:
Meridian Hills, Moorpark(7)	2013	83	—	—	83	$620–$775	2,650–3,883
Lagunitas, Carpinteria(9)	2013	57	—	3	57	$450–$815	1,360–2,605

Southern California Total		329	186	3	143

Company Total—Fee Building Projects		329	186	3	143

Grand Totals:
Owned Projects		654	102	82	552
Fee Building Projects		329	186	3	143

		983	288	85	695

(1)	Year of first delivery for future periods is based upon management’s estimates and is subject to change.

(2)	The number of homes to be built at completion is subject to change, and there can be no assurance that we will build these homes.

(3)	Backlog consists of homes under sales contracts that had not yet closed, and there can be no assurance that closings of sold homes will occur.

(4)

Of the total homes subject to pending sales contracts that have not closed as of September 30, 2012, 82 represent homes completed or under construction on our owned projects and three represent homes completed on our fee building projects.

(5)	Owned lots and fee building lots as of September 30, 2012 include owned lots and fee building lots in backlog as of September 30, 2012.

(6)

Sales price range reflects base price only and excludes any lot premium, buyer incentives and buyer selected options, which may vary from project to project. Sales prices for homes required to be sold pursuant to affordable housing requirements are excluded from sales price range.

(7)

We entered into a construction management agreement to build, sell and market homes in this community for an independent third-party property owner. This project is marketed under the TRI Pointe Homes brand name.

(8)	We entered into a construction management agreement to only build homes in this community for an independent third-party property owner. This project is marketed under the third-party owner’s name.

(9)

We entered into a non-binding letter of intent to only build homes in this community for an independent third-party property owner. There can be no assurance that we will enter into a binding agreement or that we will complete this project as planned.

Pending Acquisitions

As of September 30, 2012, we had options or were under contract to acquire land for an aggregate purchase price of approximately $109.3 million (net of deposits) on which we expect to build 689 homes in eight new communities in California and Colorado. These projects are located in Rancho Mission Viejo (Orange County), Huntington Beach (Orange County) (two communities), Mountain View (Santa Clara County), Alameda (Alameda County) (three communities) and in Castle Rock (Douglas County, Colorado). As of September 30, 2012, we had paid $16.5 million in non-refundable deposits relating to these pending acquisitions. We have also entered into non-binding letters of intent, and, in October 2012, entered into an option contract, to acquire land for an aggregate purchase price of $56.0 million on which we expect to build 152 homes in two new communities and one existing community. The following table presents certain information with respect to each of these pending acquisitions as of September 30, 2012(1).

Market	Total Lots Controlled(1)	Communities	Aggregate Purchase Price, Net(2)
Southern California	387	5	$103,875,000
Northern California	305	4	52,850,000
Colorado	149	1	8,579,000

Company total	841	10	$165,304,000

(1)

Includes (i) 689 lots that are under land option contracts or purchase contracts, (ii) 91 lots that are under non-binding letters of intent and (iii) 61 lots that are under an option contract executed in October 2012. The aggregate purchase price of the lots under non-binding letters of intent and the option contract executed in October 2012 is $56.0 million. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof. There can be no assurance that we will acquire any of these land parcels on the terms or timing anticipated or at all or that we will proceed to build and sell homes on any of this land.

(2)	Includes the estimated aggregate purchase price of all the lots per region less aggregate deposits paid of $16.5 million as of September 30, 2012.

Owned and Controlled Lots

As of September 30, 2012, we owned or controlled, pursuant to option contracts, purchase contracts or non-binding letters of intent, an aggregate of 1,393 lots. The following table presents certain information with respect to our owned and controlled lots as of September 30, 2012(1).

Market	Lots Owned	Lots Controlled(1)	Lots Owned and Controlled(1)
Southern California	382	387	769
Northern California	170	305	475
Colorado	—	149	149

Company total	552	841	1,393

(1)

Includes (i) 689 lots that are under land option contracts or purchase contracts, (ii) 91 lots that are under non-binding letters of intent and (iii) 61 lots that are under an option contract executed in October 2012. With respect to the lots under non-binding letters of intent, there can be no assurance that we will enter into binding agreements or as to the terms thereof.

Acquisition Process

As of September 30, 2012, we had 13 communities containing 695 lots under various stages of development (including three communities containing 143 lots for our fee building projects). All of these lots are entitled. We believe that our current inventory of owned and controlled lots and lots under land option or purchase contracts will be adequate to supply our homebuilding operations for approximately two to three years.

Our land acquisition strategy focuses on the development of entitled parcels that we can complete within approximately 24 to 36 months from the start of sales in order to reduce development and market cycle risk while maintaining an inventory of owned lots and lots under land option or purchase contracts sufficient for construction of homes over a two to three-year period. Our acquisition process generally includes the following steps to reduce development and market cycle risk:

•	review of the status of entitlements and other governmental processing, including title reviews;

•	limitation on the size of an acquisition to minimize investment levels in any one project, which is generally less than 350 lots;

•	completion of due diligence on the land parcel prior to committing to the acquisition;

•	preparation of detailed budgets for all cost categories;

•	completion of environmental reviews and third-party market studies;

•	utilization of options, joint ventures and other land acquisition arrangements, if necessary; and

•	employment of centralized control of approval over all acquisitions through a land committee process. Upon the completion of this offering, our executive committee, which will be comprised of Barry

Sternlicht, the chairman of our board, Douglas Bauer, our Chief Executive Officer, and J. Marc Perrin, a member of our board, will replace the land committee, and will have the authority to review and consider the approval of any land acquisition with a purchase price of up to $35 million.

Before purchasing a land parcel, we also engage outside architects and consultants to help review our proposed acquisition and design our homes and communities.

We acquire land parcels pursuant to purchase agreements that are often structured as option contracts. Such option contracts require us to pay non-refundable deposits, which can vary by transaction, and entitle (but do not obligate) us to acquire the land typically at fixed prices. The term within which we can exercise our option varies by transaction and our acquisition is often contingent upon the completion of entitlement or other work with regard to the land (such as “backbone” improvements, such as the installation of main roads or sewer mains). Depending upon the transaction, we may be required to purchase all of the land involved at one time or we may have a right to acquire identified groups of lots over a specified timetable. In some transactions, a portion of the consideration that we pay for the land may be in the form of a share of the profits of a project after we receive an agreed to level of profits from the project. In limited instances such as where we acquire land from a master developer that is part of a larger project, the seller may have repurchase rights entitling it to repurchase the land from us under circumstances where we do not develop the land by an outside deadline (unless the delay is caused by certain circumstances outside our control), or where we seek to sell the land directly to a third party or indirectly through a change in control of our company. Repurchase rights typically allow the seller to repurchase the land at the price that we paid the seller to acquire the land plus the cost of improvements that we have made to the land and less some specified discount.

Homebuilding, Marketing and Sales Process

Our detached homes range in size from approximately 1,300 to 4,300 square feet, and our attached homes range in size from approximately 1,250 to 2,500 square feet. The prices of our homes also vary substantially. Base sales prices for our detached homes range from approximately $300,000 to $1,500,000 and base sales prices for our attached homes range from approximately $300,000 to $1,000,000. The average sales price of our homes delivered was approximately $405,000 and $376,000, respectively, for the nine months ended September 30, 2012 and the year ended December 31, 2011.

We typically develop communities in phases based upon projected sales, and we construct homes in each phase whether or not they have been pre-sold. We have the ability to control the timing of construction of subsequent phases in the same community based on sales activity in the prior phase, market conditions and other factors. We also will attempt to delay much of the customization of a home until a qualified buyer has been approved, so as to enable the buyer to tailor the home to such buyer’s specifications; however, we will complete the build out of any unsold homes in a particular phase where deemed appropriate for marketing purposes of such home.

The design of our homes is limited by factors such as zoning requirements, building codes and energy efficiency laws. As a result, we contract with a number of architects and other consultants in connection with the design process. Substantially all of our construction work is done by subcontractors with us acting as the general contractor. We also enter into contracts as needed with design professionals and other service providers who are familiar with local market conditions and requirements. We do not have long-term contractual commitments with our subcontractors, suppliers or laborers. We maintain strong and long-standing relationships with many of our subcontractors. We believe that our relationships have been enhanced through both maintaining our schedules and making timely payment to our subcontractors. By dealing fairly, we are able to keep our key subcontractors attentive to our projects.

Sales and Marketing

In connection with the sale and marketing of our homes, we make extensive use of advertising and other promotional activities, including our website (www.tripointehomes.com), mass-media advertisements, brochures, direct mail and the placement of signboards in the immediate areas of our developments. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

We sell our homes through our own sales representatives and through independent real estate brokers. Our in-house sales force typically works from sales offices located in model homes close to or in each community. Sales representatives assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, tours of model homes and the selection of options. Sales personnel are licensed by the applicable real estate bodies in their respective markets, are trained by us and generally have had prior experience selling new homes in the local market. Our personnel, along with subcontracted marketing and design consultants, carefully design exteriors and interiors of each home to coincide with the lifestyles of targeted homebuyers.

As of September 30, 2012, we owned 26 model homes. Generally, we build model homes at each project and have them professionally decorated to display design features. We believe that model homes play a significant role in helping homebuyers understand the efficiencies and value provided by each floor plan type. Interior decorations vary among our models and are selected based upon the lifestyles of our targeted homebuyers. Structural changes in design from the model homes are not generally permitted, but homebuyers may select various other optional construction and design amenities. In addition to model homes, customers can gain an understanding of the various design features and options available to them using third-party design centers. At each design center, customers can meet with a designer and are shown the standard and upgraded selections available to them.

We typically sell homes using sales contracts that include cash deposits by the purchasers. Before entering into sales contracts, we pre-qualify our customers. However, purchasers can generally cancel sales contracts if they are unable to sell their existing homes, if they fail to qualify for financing, or under certain other circumstances. Although cancellations can delay the sale of our homes, they have historically not had a material impact on our operating results. The cancellation rate of buyers who contracted to buy a home but did not close escrow (as a percentage of overall orders) was approximately 17% during the nine months ended September 30, 2012 and 13% during the year ended December 31, 2011. Cancellation rates are subject to a variety of factors beyond our control such as adverse economic conditions and increases in mortgage interest rates. Our inventory of completed and unsold homes was six homes as of September 30, 2012.

Customer Financing

We seek to assist our homebuyers in obtaining financing by arranging with mortgage lenders to offer qualified buyers a variety of financing options. Substantially all homebuyers utilize long-term mortgage financing to purchase a home and mortgage lenders will usually make loans only to qualified borrowers.

Quality Control and Customer Service

We pay particular attention to the product design process and carefully consider quality and choice of materials in order to attempt to eliminate building deficiencies. The quality and workmanship of the subcontractors we employ are monitored and we make regular inspections and evaluations of our subcontractors to seek to ensure that our standards are met.

We maintain quality control and customer service staff whose role includes providing a positive experience for each customer throughout the pre-sale, sale, building, closing and post-closing periods. These employees are also responsible for providing after sales customer service. Our quality and service initiatives include taking customers on a comprehensive tour of their home prior to closing and using customer survey results to improve our standards of quality and customer satisfaction.

Warranty Program

Our company currently provides a limited one year warranty covering workmanship and materials. In addition, our limited warranty (generally ranging from a minimum of two years up to the period covered by the applicable statute of repose) covers certain defined construction defects. The limited warranty covering construction defects is transferable to subsequent buyers not under direct contract with us and requires that homebuyers agree to the definitions and procedures set forth in the warranty, including the submission of unresolved construction-related disputes to binding arbitration. We reserve up to 1.0% of the sales price of each home we sell to provide the customer service to our homebuyers. We believe that our reserves are adequate to cover the ultimate resolution of our potential liabilities associated with known and anticipated warranty and construction defect related claims and litigation.

We subcontract our homebuilding work to subcontractors who generally provide us with an indemnity and a certificate of insurance prior to receiving payments for their work and, therefore, claims relating to workmanship and materials are generally the primary responsibility of our subcontractors.

There can be no assurance, however, that the terms and limitations of the limited warranty will be effective against claims made by homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building related claims or that claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Seasonality

We have experienced seasonal variations in our quarterly operating results and capital requirements. We typically take orders for more homes in the first half of the fiscal year than in the second half, which creates additional working capital requirements in the second and third quarters to build our inventories to satisfy the deliveries in the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Raw Materials

Typically, all the raw materials and most of the components used in our business are readily available in the United States. Most are standard items carried by major suppliers. However, a rapid increase in the number of homes started could cause shortages in the availability of such materials or in the price of services, thereby leading to delays in the delivery of homes under construction. We continue to monitor the supply markets to achieve the best prices available.

Fee Building Services

Although, since the investment by the Starwood Fund in 2010, our primary business focus is building and selling homes for our own account, we also selectively provide construction services whereby we build, market and sell homes for independent third-party property owners with whom we have revenue sharing agreements on projects typically marketed under the TRI Pointe Homes brand name (“fee building projects”). Our services with respect to fee building projects may include design, development, construction and sale of the homes, and we may take a project at any stage of development through its completion and sale. We earn revenue on our fee building projects either as a flat fee for the project or as a percentage of the cost or revenue of the project depending upon the terms of the agreement with our customer. For the nine months ended September 30, 2012, we delivered 16 homes at our fee building projects. For the year ended December 31, 2011, we delivered 68 homes at our fee building projects.

As of September 30, 2012, we had three communities containing 143 lots under various stages of development for our fee building projects (including one project to build 57 homes pursuant to a non-binding letter of intent). Net new home orders for our fee building projects for the nine months ended September 30, 2012 and for the year ended December 31, 2011 were 22 and 12, respectively.

Our Financing Strategy

We intend to employ both debt and equity as part of our ongoing financing strategy, coupled with redeployment of cash flows from continuing operations, to provide us with the financial flexibility to access capital on the best terms available. In that regard, we expect to employ prudent levels of leverage to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us and we anticipate that future indebtedness will likewise be recourse. As of September 30, 2012, we had approximately $86.0 million of aggregate loan commitments, of which $46.4 million was outstanding. At that date, our aggregate loan commitments consisted of a $20 million secured revolving credit facility, which provides financing for several real estate projects, two project-specific revolving loans and several other loan agreements related to the acquisition and development of lots and the construction of model homes and homes for sale. We amended our secured revolving credit facility in December 2012 to, among other things, increase the maximum amount that can be borrowed thereunder to $30 million. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and our company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our charter does not contain a limitation on the amount of debt we may incur and our board of directors may change our target debt levels at any time without the approval of our stockholders.

We intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common and preferred equity, secured and unsecured corporate level debt, property-level debt and mortgage financing and other public, private or bank debt.

Our Formation Transactions and Structure

Prior to this offering, we have operated our business through TRI Pointe Homes, LLC. Prior to the completion of this offering, we will engage in the following formation transactions:

•	TRI Pointe Homes, LLC will be converted from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc.

•

In connection with the conversion, the common and incentive units of TRI Pointe Homes, LLC will be automatically converted into shares of our common stock and, as a result, the members of TRI Pointe Homes, LLC, which members include the Starwood Fund, the members of our management team and a third-party investor, will receive an aggregate of 21,597,907 shares of our common stock. We will allocate such 21,597,907 shares of our common stock among the members of TRI Pointe Homes, LLC in the manner described in footnote (1) below.

See “Description of Capital Stock” for additional information regarding the terms of our common stock and the terms of our charter and bylaws as will be in effect following our formation transactions. Concurrently with the completion of our formation transactions, the operating agreement of TRI Pointe Homes, LLC will be terminated. Following the completion of our formation transactions, TRI Pointe Homes, Inc., which is the issuer of the shares of our common stock offered by this prospectus, will own the assets and conduct the business described in this prospectus.

We carry out our business generally through a number of project-specific, wholly-owned subsidiaries. Our fee building business is conducted primarily through TRI Pointe Contractors, LP, and TRI Pointe Communities, Inc. is our wholly-owned subsidiary through which we conduct real estate brokerage activities relating to our business. The following chart illustrates our expected ownership structure immediately following the completion of this offering (assuming no exercise by the underwriters of their option to purchase additional shares):

(1)

As part of our formation transactions, the members of TPH LLC will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. The members of TPH LLC include the Starwood Fund, the members of our management team and a third-party investor. In addition to their membership interests in TPH LLC, members of our management team also hold incentive units in TPH LLC and we refer to them in their capacity as holders of incentive units as “Incentive Unit Holders.” The allocation of the 21,597,907 shares of our common stock among the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders depends on a calculation of an internal rate of return to the members of TPH LLC (other than the Incentive Unit Holders) resulting from this offering, which in turn depends upon the timing of this offering and the value per share of our common stock. Under the operating agreement of TPH LLC, that value per share of our common stock is based initially upon the midpoint of the price range set forth on the cover page of this prospectus. Such value is subject to adjustment following the completion of this offering such that the number of shares that are allocated to the members of TPH LLC (other than the Incentive Unit Holders), on the one hand, may increase or decrease and the number of shares that are allocated to the Incentive Unit Holders, on the other hand, may correspondingly decrease or increase in an amount limited to up to 1.0% of the aggregate number of shares of our common stock outstanding immediately following the completion of this offering. Although the allocation of shares of our common stock among the members of TPH LLC and the Incentive Unit Holders is subject to a minor adjustment based on the foregoing, the number of shares of our common stock received by the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders in the aggregate will not change as a result of such adjustment. For a more detailed discussion regarding the numbers of shares of our common stock that will be received by the members of TPH LLC (other than the Incentive Unit Holders), on the one hand, and the Incentive Unit Holders, on the other hand, see “Principal and Selling Stockholders.”

(2)

Excludes: (i) an aggregate of 180,667 restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (based upon the midpoint of the price range set forth on the cover page of this prospectus); and (ii) options to purchase an aggregate of 320,196 shares of our common stock to be granted to the members of our management team upon the completion of this offering pursuant to our

2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering.

Government Regulation and Environmental Matters

We are subject to numerous local, state, federal and other statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements, the result of which is to limit the number of homes that can be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local governments also have broad discretion regarding the imposition of development fees and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development.

We are also subject to a variety of local, state, federal and other statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to multiple factors, including the site’s location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas. In addition, in those cases where an endangered or threatened species is involved, environmental rules and regulations can result in the restriction or elimination of development in identified environmentally sensitive areas. From time to time, the EPA and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. California is especially susceptible to restrictive government regulations and environmental laws.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, and for investigation and clean-up costs incurred by such parties in connection with the contamination. A mitigation system may be installed during the construction of a home if a cleanup does not remove all contaminants of concern or to address a naturally occurring condition such as methane. Some buyers may not want to purchase a home with a mitigation system.

Competition

Competition in the homebuilding industry is intense, and there are relatively low barriers to entry into our business. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials and skilled labor. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, a number of our primary competitors are significantly larger, have a longer operating history and may have greater resources or lower cost of capital than ours; accordingly, they may be able to compete more effectively in one or more of the markets in which we operate. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. We also compete for sales with individual resales of existing homes and with available rental housing.

Employees

As of September 30, 2012, we had 53 employees, 31 of whom were executive, management and administrative personnel, 11 of whom were sales and marketing personnel and 11 of whom were involved in field construction. Although none of our employees are covered by collective bargaining agreements, certain of the subcontractors engaged by us are represented by labor unions or are subject to collective bargaining arrangements. We believe that our relations with our employees and subcontractors are good.

Legal Proceedings

We are not involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Our Offices

Our principal executive offices are located at 19520 Jamboree Road, Suite 200, Irvine, California 92612. Our main telephone number is (949) 478-8600. Our internet website is www.tripointehomes.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

MANAGEMENT

Officers, Directors and Director Nominees

Upon the completion of this offering, our board of directors will consist of seven directors. Of these seven directors, we believe that four, constituting a majority, will be considered “independent,” with independence being determined in accordance with the listing standards established by the New York Stock Exchange. Our directors will serve for one-year terms and until their successors are duly elected and qualified. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to each of our seven directors will be elected by a plurality of the votes cast at that meeting. Pursuant to an investor rights agreement that we will enter into with the Starwood Fund prior to the completion of this offering, the Starwood Fund will have the right to designate two members of our board for as long as the Starwood Fund owns 25% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member for as long as it owns at least 10%. Messrs. Bauer, Mitchell and Grubbs will agree to vote all shares of our common stock that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10%.

Set forth below are the names, ages and positions of our directors and officers as of the date of this prospectus, after giving effect to our formation transactions, and the persons who have agreed to become directors upon the completion of this offering, whom we refer to as our director nominees.

Name	Age	Position with the Company
Mr. Barry S. Sternlicht	52	Chairman of our Board of Directors
Mr. Douglas F. Bauer	51	Chief Executive Officer and Director
Mr. Thomas J. Mitchell	52	President, Chief Operating Officer and Secretary
Mr. Michael D. Grubbs	54	Chief Financial Officer and Treasurer
Mr. Jeffrey D. Frankel	38	Senior Vice President and Division President-Northern California
Mr. Matthew P. Osborn	42	Senior Vice President and Division President-Colorado
Mr. J. Marc Perrin	44	Director
Mr. Richard D. Bronson*	67	Independent Director Nominee
Mr. Wade H. Cable*	64	Independent Director Nominee
Mr. Steven J. Gilbert*	65	Independent Director Nominee
Mr. Thomas B. Rogers*	73	Independent Director Nominee

*	This individual has agreed to become a member of our board of directors upon the completion of this offering and is expected to be an independent director.

Biographical Information

The following is a summary of certain biographical information concerning our directors, our officers and our director nominees.

Barry S. Sternlicht.    Mr. Sternlicht serves as the chairman of our board of managers and, following our formation transactions, will serve as the chairman of our board of directors. Mr. Sternlicht has been the Chairman and Chief Executive Officer of Starwood Capital Group since its formation in 1991. He also has been the Chairman of the Board of Directors and the Chief Executive Officer of Starwood Property Trust, Inc., a New York Stock Exchange-listed company (NYSE: STWD), since its formation in 2009. Over the past 21 years, Mr. Sternlicht has structured investment transactions with an asset value of more than $50 billion. From 1995 through early 2005, he was the Chairman and Chief Executive Officer of Starwood Hotels & Resorts Worldwide, Inc., a New York Stock Exchange-listed company he founded in 1995. Mr. Sternlicht is the Chairman of the Board of Société du Louvre and Baccarat. He also serves on the Board of Directors of The Estée Lauder Companies (NYSE: EL), Restoration Hardware Holdings, Inc. (NYSE: RH), Mammoth Mountain, Ellen Tracy, Field & Stream and National Golf. Mr. Sternlicht is a Trustee of Brown University. He serves as Vice Chairman of Robin Hood and is on the boards of the Pension Real Estate Association (PREA), the Dreamland Film & Performing Arts Center, Juvenile Diabetes Research Foundation’s National Leadership Advocacy Program and the Business Committee for the Arts. Mr. Sternlicht is a member of the Real Estate Roundtable, the Committee to Encourage Corporate Philanthropy, the Young Presidents Organization, and the Urban Land Institute. Mr. Sternlicht received his B.A., magna cum laude, with honors from Brown University. He later earned his M.B.A. with distinction from Harvard Business School.

Douglas F. Bauer.    Mr. Bauer serves as our Chief Executive Officer and as a member of our board of managers and, following our formation transactions, will serve in the same capacity on our board of directors. Prior to forming our company in April 2009, from 1989 to 2009, Mr. Bauer served in several capacities, including most recently the President and Chief Operating Officer, for William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the New York Stock Exchange from 1999 until the company was taken private in 2006. His prior titles at William Lyon Homes also included Chief Financial Officer and, prior thereto, President of its Northern California Division. Prior to his 20-year tenure at William Lyon Homes, Mr. Bauer spent seven years at Security Pacific National Bank in Los Angeles, California in various financial positions. Mr. Bauer has more than 25 years of experience in the real estate finance, development and homebuilding industry. Mr. Bauer has been actively involved in both legislative efforts and community enhancement programs through his involvement in the California Building Industry Association and HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness and crisis pregnancy. Mr. Bauer received his B.A. from the University of Oregon and later received his M.B.A. from the University of Southern California.

Thomas J. Mitchell.    Mr. Mitchell serves as our President, Chief Operating Officer and Secretary. Prior to forming our company in April 2009, from 1988 to 2009, Mr. Mitchell served in several capacities, including most recently Executive Vice President, for William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the New York Stock Exchange from 1999 until the company was taken private in 2006. Through his various roles within that company, Mr. Mitchell developed a broad background and experience in all aspects of residential construction and land development. Prior to his 20-year tenure at William Lyon Homes, Mr. Mitchell spent over two years with The Irvine Company in their community development group and over two years with Pacific Savings Bank. Throughout his career, Mr. Mitchell has obtained significant experience in land acquisition, land entitlement, land development, project planning, product design, construction operations, project and company finance, sales and marketing, customer satisfaction, and warranty service. Mr. Mitchell served as a member of the board of managers of TPH LLC since 2010. Mr. Mitchell has more than 25 years of experience in the real estate development and homebuilding industry. His accomplishments have been recognized by, among other things, his being awarded the Outstanding Home Design and National Home of the Year awards and being identified by Home Builder Executive as a Top 100 President. In 2004, Mr. Mitchell was awarded the BIA Inland Empire Builder of the Year. Mr. Mitchell received his B.A. from California State University of Long Beach.

Michael D. Grubbs.    Mr. Grubbs serves as our Chief Financial Officer and Treasurer. Prior to forming our company in April 2009, from 1992 to 2009, Mr. Grubbs served in several capacities, including most recently the Senior Vice President and Chief Financial Officer, for William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the New York Stock Exchange from 1999 until the company was taken private in 2006. Prior to his 17-year tenure at William Lyon Homes, Mr. Grubbs spent five years at Kenneth Leventhal & Company where he specialized in real estate accounting and over five years at J.C. Penney Company Construction and Real Estate Division which built retail facilities throughout the Western United States. Mr. Grubbs has more than 25 years of experience in residential real estate and homebuilding finance. Mr. Grubbs is a member (inactive) of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Grubbs is also a former member of the Board of Directors for HomeAid Orange County, a charitable organization with the mission of building or renovating shelters for the temporarily homeless, which serves individuals and families who find themselves without shelter due to such factors as domestic violence, job loss, catastrophic illness and crisis pregnancy. He served as

Treasurer and committee chair for the Finance Focus Group. Mr. Grubbs received his B.S., magna cum laude, with honors from Arizona State University.

Jeffrey D. Frankel.    Mr. Frankel serves as our Senior Vice President and Division President—Northern California. Mr. Frankel joined our company in November 2010 to form our Northern California Division. Since joining our company, Mr. Frankel has acquired over 225 lots, and placed under option or non-binding letter of intent more than 320 lots, in the Greater Bay Area and has assembled a team of 15 building professionals. He currently leads his team in all facets of homebuilding, including land acquisition and development, new home construction, purchasing and customer care. To date, his team has successfully opened two new communities in the Northern California area. Prior to joining our company, Mr. Frankel worked for William Lyon Homes, Bank of America and Comerica Bank, serving in various capacities over his 15 year career in the real estate industry. Mr. Frankel was a Vice President for both Bank of America and Comerica Bank prior to joining William Lyon Homes in 2003, where his focus was primarily on land acquisition and project management. His key responsibilities included pre-development activities, such as acquisition, entitlements, site planning and product development. Mr. Frankel has extensive experience with both single-family and multi-family developments. Mr. Frankel received his B.S. from Santa Clara University.

Matthew P. Osborn.    Mr. Osborn serves as our Senior Vice President and Division President—Colorado. Mr. Osborn joined our company in August 2012 to lead the startup of our Colorado Division. Prior to joining us, Mr. Osborn was the President and Chief Operating Officer of Village Homes, a Colorado community builder, since its inception in January 2010. Prior to his role with Village Homes, Mr. Osborn served for over 15 years in various capacities for Village Homes of Colorado, Inc., including Planning Director, Vice President of Marketing Operations, Senior Vice President of Home Building Operations, and President, and served as one of its Directors from 2004 to October 2012. During his management tenure at Village Homes of Colorado, Inc., the organization was recognized locally and nationally for its outstanding business practices, expanded its operations into Northern Colorado and several markets in the Mountains and Western Slope of Colorado and was awarded Community of the Year five consecutive years, from 2002 to 2006. In 2009, Village Homes of Colorado, Inc. filed for protection from creditors under the U.S. Bankruptcy Code. Mr. Osborn also was instrumental in the formation of the new homebuilding entity operating under the Village Homes name. He was a member of the Board of Directors of the Home Builders Association of Metropolitan Denver from 2004 to 2009 and was President of the Association in 2008. He has previously been a member of the Urban Land Institute and was the Assistant Chair of the Residential Neighborhood Development Council (Gold Flight) from 2006 to 2008. Mr. Osborn received his B.A. from Boston College and his M.B.A. from the University of Denver.

J. Marc Perrin.    Mr. Perrin serves as a member of our board of managers and, following our formation transactions, will serve in this same capacity on our board of directors. Mr. Perrin is a Managing Director in Starwood Capital Group’s west coast office, which he opened in August of 2000. He supervises the firm’s investments on the West Coast, co-heads its U.S. investing and is a member of the firm’s Investment Committee and Executive Committee. In these roles he is responsible for originating, structuring, underwriting and closing investments in all property types. Prior to joining Starwood Capital Group, Mr. Perrin was with Salomon Brothers Inc. from 1995 to 1997, where he worked on debt, equity and strategic advisory assignments for real estate industry clients. Prior to his time with Salomon Brothers Inc., Mr. Perrin worked for Bramalea Limited from 1990 to 1993, at the time one of the largest developers in Canada, working in its Southern California residential land development and homebuilding business. Mr. Perrin’s responsibilities included land acquisitions and divestitures as well as entitlements and forward planning. Mr. Perrin serves as a Director of Mammoth Mountain Ski Area. He is a Trustee of the Urban Land Institute and a Policy Advisory Board Member of the Fisher Center for Real Estate and Urban Economics at the University of California at Berkeley. Mr. Perrin received his B.A. from the University of California at Berkeley and his M.B.A. from The Anderson School at UCLA.

Richard D. Bronson.    Mr. Bronson will serve as a member of our board of directors effective upon the completion of this offering. Mr. Bronson is Chairman of The Bronson Companies, LLC, a real estate development and investment entity based in Beverly Hills, California and has served in this capacity since the company’s founding in 2001. With involvement in more than 100 shopping centers, casinos, offices, hospitality and residential projects, The Bronson Companies, LLC has partnered with the world’s largest realty interests. Among the company’s signature developments is Hartford, Connecticut’s CityPlace, the tallest office building between Boston and Manhattan. Mr. Bronson served as one of two inside directors of Mirage Resorts, a New York Stock Exchange-listed company, until it was sold in 2000. Prior to that, Mr. Bronson was President of New City Development, an affiliate of Mirage Resorts, where he oversaw many of the company’s new business initiatives and activities outside Nevada. In 2010, Mr. Bronson co-founded US Digital Gaming, an online gaming technology provider based in Beverly Hills, California, for which he also serves as Chairman. Mr. Bronson serves as Lead Director on the Board of Directors of Starwood Property Trust, Inc., a New York Stock Exchange-listed company (NYSE: STWD), and has been a Director since the company’s inception in 2009. Mr. Bronson has also served as Vice President of the International Council of Shopping Centers, an association representing 50,000 industry professionals in more than 80 countries and is a member of the Western Real Estate Business Editorial Board. Mr. Bronson has served on the boards of trustees of numerous organizations including the Forman School in Litchfield, Connecticut and Mt. Sinai Hospital in Hartford, Connecticut. Currently, Mr. Bronson is on the Board of the Neurosurgery Division at UCLA Medical Center and he is a past Chairman of the Board of the Archer School for Girls in Los Angeles.

Wade H. Cable.    Mr. Cable will serve as a member of our board of directors effective upon the completion of this offering. Mr. Cable is a retired Director, President and Chief Operating Officer of William Lyon Homes, an internally managed homebuilding company whose common stock was listed on the New York Stock Exchange from 1999 until the company was taken private in 2006. He retired from William Lyon Homes in 2007 and has more than 30 years of experience leading and managing organizations throughout the United States. Prior to his time with William Lyon Homes, he served as Chief Executive Officer, President and Director of The Presley Companies from 1985 to 1999. During his tenure, Mr. Cable took the company public and issued the company’s first bond offering of $200 million in senior subordinated debt. He also acquired the assets of William Lyon Homes and merged the two operations under the William Lyon Homes name. Prior to 1985, Mr. Cable held senior executive leadership positions with Pacific Lighting Real Estate Group and its associated subsidiaries. While there, he led the development of millions of square feet of office, industrial and apartment space throughout the United States while simultaneously leading the acquisition team that acquired The Presley Companies. Following his retirement, Mr. Cable has been a Principal in Cable Capital Ventures, which invests in real estate and other investment opportunities. He has served as a member of the University of Southern California’s Executive Committee for the Lusk Center for Real Estate Development, Chairman of the National Association of Home Builders Multi-Family Council, Chairman of the Board of the Construction Industries Alliance of the City of Hope, Treasurer of the California Coast Chapter of Young Presidents Organization and Director of the Harvard Business School Association of Orange County. He formerly sat on the Board of Directors for the Tiger Woods Learning Center. Mr. Cable received his B.A. from California State University of Long Beach and has completed the Advanced Management program at Harvard Business School.

Steven J. Gilbert.    Mr. Gilbert will serve as a member of our board of directors effective upon the completion of this offering. Mr. Gilbert is Chairman of the Board of Gilbert Global Equity Partners, L.P., a billion dollar private equity fund and has served in this capacity since 1998. He is Vice Chairman of MidOcean Equity Partners, LP, and served as the Vice Chairman of Stone Tower Capital from January 2007 until April 2012 and as the Senior Managing Director and Chairman of Sun Group (USA) until 2009. From 1992 to 1997 he was a Founder and Managing General Partner of Soros Capital L.P., the principal venture capital and leveraged transaction entity of the Quantum Group of Funds, and a principal Advisor to Quantum Industrial Holdings Ltd. From 1988 to 1992, he was the Managing Director of Commonwealth Capital Partners, L.P., a private equity investment firm. Prior to that, from 1984 to 1988, Mr. Gilbert was the Managing General Partner of Chemical Venture Partners (now J. P. Morgan Capital Partners), which he founded. Mr. Gilbert was admitted to the Massachusetts Bar in 1970 and practiced law at Goodwin Procter & Hoar in Boston, Massachusetts. He was an associate in corporate finance at Morgan Stanley & Co. from 1972 to 1976, a Vice President at Wertheim & Co., Inc. from 1976 to 1978 and a Managing Director at E. F. Hutton International from 1978 to

1980. Mr. Gilbert was recently Chairman of the Board of Dura Automotive Systems, Inc., Chairman of CPM Holdings, True Temper Sports and a Director of J. O. Hambro Capital Management Group and the Asian Infrastructure Fund. He is also Senior Advisor to Continental Grain and a Director of MBIA, Inc., a New York Stock Exchange-listed company (NYSE: MBI), and is a Director Nominee of Empire State Realty Trust, Inc. Previously, Mr. Gilbert has been a Director of numerous companies, including Monteplier Re, Olympus Trust, Office Depot, Inc., Funk & Wagnalls, Inc., Parker Pen Limited, Piggly Wiggly Southern, Inc., Coast Community News, Inc., GTS-Duratek, Magnavox Electronic Systems Company, UroMed Corporation, Star City Casino Holdings, Ltd., Katz Media Corporation, Airport Group International, Batavia Investment Management, Ltd., Affinity Financial Group, Inc., ESAT Telecom, Ltd., Colep Holding, Ltd., NFO Worldwide, Terra Nova (Bermuda) Holdings, Limited and Veritas-DCG. He was the principal owner, Chairman and Chief Executive Officer of Lion’s Gate Films from 1980 to 1984. Mr. Gilbert is a member of the Council on Foreign Relations and the Global Agenda Council on Capital Flows of the World Economic Forum, a Trustee of the New York University Langone Medical School and a member of the Board of Governors of the Lauder Institute. Mr. Gilbert received his B.A. from the Wharton School at the University of Pennsylvania, his J.D. from the Harvard Law School and his M.B.A. from the Harvard Graduate School of Business.

Thomas B. Rogers.    Mr. Rogers will serve as a member of our board of directors effective upon the completion of this offering. Until his retirement in January 2009, Mr. Rogers served as Executive Vice President in charge of City National Bank’s Southern Region. In that position, he oversaw the delivery of commercial banking, private client and wealth management services to clients throughout Orange County, the greater San Diego area and the Inland Empire. Before joining City National Bank in 2000, Mr. Rogers served for eight years as Senior Vice President and Treasurer of The Irvine Company. Prior to that, Mr. Rogers spent more than 25 years with two major financial institutions. Specifically, he served as Executive Vice President and Division Administrator of Security Pacific National Bank’s Real Estate Industries Group, Southern Division, and prior to that was Senior Vice President and Chief Credit Officer for Security Pacific’s California Corporate Group. His previous banking career also included 15 years with the National Bank of Detroit in corporate lending assignments. In his retirement, Mr. Rogers serves as Chairman of the Board of Directors of Plaza Bank, a community business bank located in Irvine, California. He was appointed to the board of Plaza Bank in June 2009 and elected Chairman in December 2009. Mr. Rogers received his B.A. in Business Administration from Eastern Michigan University, attended graduate school at Wayne State University in Detroit, and completed the curriculum of the Graduate School of Banking at the University of Wisconsin in Madison and the National Commercial Lending School at the University of Oklahoma.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board of Directors

The number of members of our board of directors will be determined from time-to-time by action of our board of directors. Immediately following the completion of this offering, our board of directors will consist of seven persons. After the completion of this offering, we expect our board of directors to determine that four of our directors, constituting a majority, satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act.

However, if the Starwood Fund’s beneficial ownership of our common stock exceeds 50%, we may elect to be treated as a “controlled company” for purposes of the New York Stock Exchange, which would allow us to opt out of certain corporate governance requirements, including requirements that a majority of the board of directors consist of independent directors and that the compensation committee and nominating committee be composed entirely of independent directors. We do not currently rely on the controlled company exemptions; however, to the extent we qualify, we may choose to take advantage of these exemptions in the future.

Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from three of its standing committees to be established upon the completion of this offering, our audit committee, our compensation committee and our nominating and corporate governance committee, each of which will address risks specific to its respective areas of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

Following the completion of this offering, our board will establish four committees: our audit committee, our compensation committee, our nominating and corporate governance committee and our executive committee. Each of these committees will consist of three members, which members, with the exception of the members of the executive committee, satisfy the New York Stock Exchange’s independence standards.

Audit Committee

Upon the completion of this offering, our board of directors will establish an audit committee, which will be comprised of three independent directors, Messrs. Cable, Gilbert and Rogers. We expect that our board of directors will determine that each of these members will be “financially literate” under the rules of the New York Stock Exchange. Mr. Rogers will serve as the chairperson of the audit committee. Our audit committee, pursuant to its written charter, will, among other matters, oversee (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee will also include the following:

•	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

•	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	review with the independent auditors the plans and results of the audit engagement;

•	evaluate the qualifications, performance and independence of our independent auditors;

•	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	review the adequacy of our internal accounting controls;

•	meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions; and

•	prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

We expect that Mr. Rogers will be designated by our board of directors as our audit committee financial expert, as that term is defined in the rules of the SEC.

Compensation Committee

Upon the completion of this offering, our board of directors will establish a compensation committee, which will be comprised of three independent directors, Messrs. Bronson, Cable and Gilbert. Mr. Cable will serve as the chairperson of our compensation committee. The compensation committee, pursuant to its written charter, will, among other matters:

•	assist our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

•	administer, review and make recommendations to our board of directors regarding our compensation plans, including our 2013 Long-Term Incentive Plan;

•

annually review and approve our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluate each executive officer’s performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

•	provide oversight of management’s decisions regarding the performance, evaluation and compensation of other officers;

•

review our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and to review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers’ compensation;

•	assist management in complying with our proxy statement and annual report disclosure requirements;

•	discuss with management the compensation discussion and analysis required by SEC regulations; and

•	prepare a report on executive compensation to be included in our annual proxy statement.

Our compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation.

Nominating and Corporate Governance Committee

Upon the completion of this offering, our board of directors will establish a nominating and corporate governance committee, which will be comprised of three independent directors, Messrs. Bronson, Gilbert and Rogers. Mr. Gilbert will serve as the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee, pursuant to its written charter, will, among other matters:

•

identify individuals qualified to become members of our board of directors and ensure that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

•	develop, and recommend to our board of directors for its approval, qualifications for director candidates and periodically review these qualifications with our board of directors;

•	review the committee structure of our board of directors and recommend directors to serve as members or chairs of each committee of our board of directors;

•	review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;

•

develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, review such guidelines and recommend changes to our board of directors for approval as necessary; and

•	oversee the annual self-evaluations of our board of directors and management.

Executive Committee

Upon the completion of this offering, our board of directors will establish an executive committee, which will be comprised of Messrs. Sternlicht, Bauer and Perrin. Mr. Sternlicht will serve as the chairperson of our executive committee. Our executive committee will have the authority to review and consider the approval of any land acquisition with a purchase price of up to $35 million, as well as the exercise of any other duties that may be delegated to our executive committee from time to time by our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics that will apply to our officers, directors and any employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote the following:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the SEC, and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the code of business conduct and ethics for our executive officers, directors or any employees may be made only by our nominating and corporate governance committee and will be promptly disclosed as required by law and New York Stock Exchange regulations.

Limitations on Liabilities and Indemnification of Directors and Officers

For information concerning limitations of liability and indemnification applicable to our directors and officers, see “Description of Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance.”

Director Compensation

For a discussion of our director compensation arrangements, see “Executive and Director Compensation—Director Compensation.”

EXECUTIVE AND DIRECTOR COMPENSATION

Fiscal 2012 Summary Compensation Table

The following table summarizes information regarding the compensation awarded to, earned by or paid to Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer. We refer to these individuals in this section as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Mr. Douglas F. Bauer	2012	300,000	150,000	155,334	8,535	(2)	613,869
Chief Executive Officer
Mr. Thomas J. Mitchell	2012	300,000	150,000	155,333	—		605,333
President, Chief Operating Officer and Secretary
Mr. Michael D. Grubbs	2012	300,000	150,000	155,333	1,920	(3)	607,253
Chief Financial Officer and Treasurer

(1)

Represents compensation expense recognized for the year ended December 31, 2012, related to the amortization of the fair value of the equity based incentive units granted on September 24, 2010. For a discussion of the assumptions relating to the valuation of the equity based incentive units, please see note 9 of the notes to our consolidated financial statements appearing elsewhere in this prospectus.

(2)	Represents the amount paid by TPH LLC in 2012 for club membership dues for the named executive officer.

(3)	Represents the premium paid by TPH LLC in 2012 for an automobile insurance policy for the named executive officer.

Narrative to Summary Compensation Table

The framework for the compensation set forth in the 2012 Summary Compensation Table was established pursuant to the senior officer employment and equity agreements that our named executive officers entered into with TPH LLC upon the Starwood Fund’s investment in us in September 2010. As discussed below under “—Employment Agreements,” upon the completion of this offering, we will enter into amended and restated employment agreements with each of our named executive officers.

Employment Agreements

Effective upon the completion of this offering, we will enter into amended and restated employment agreements with each of Messrs. Bauer, Mitchell and Grubbs. The employment agreements will have an initial term expiring on the third anniversary of the effective date of the employment agreement. Each employment agreement will provide for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 60 days’ prior written notice of non-renewal. The employment agreements will require each named executive officer to dedicate his full business time and attention to the affairs of our company.

The employment agreements will provide for, among other things:

•	an annual base salary of $410,000, $400,000 and $400,000, respectively, for Messrs. Bauer, Mitchell and Grubbs;

•	eligibility for annual cash performance bonuses equal to a target bonus based on the satisfaction of performance goals to be established by our compensation committee;

•	within ten business days after the completion of this offering, each of Messrs. Bauer, Mitchell and Grubbs will receive a one-time cash bonus equal to $100,000;

•	participation in our 2013 Long-Term Incentive Plan and any subsequent equity incentive plans approved by our board of directors; and

•

participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers, including life insurance coverage with an aggregate death benefit equal to $3 million.

The employment agreements will contain customary non-competition provisions that apply until September 24, 2015 and non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment if their employment is terminated by us for “cause” (as defined in the employment agreements) or if they terminate their employment without “good reason” (as defined in the employment agreements) or one year after the termination of their employment if we terminate their employment without cause of if they terminate their employment for good reason or due to disability. The employment agreements also will contain standard confidentiality provisions that apply during the term of the agreements and for three years after the termination of their employment.

Pursuant to his employment agreement, each of our named executive officers will agree that, for a period of 36 months following the completion of this offering, during any calendar quarter, he will not sell shares of our common stock in an amount exceeding the greater of (1) 10% of the shares of our common stock owned by him on the date of the completion of this offering and (2) the percentage of shares of our common stock that has been sold or otherwise disposed of by the Starwood Fund during such calendar quarter.

We may terminate the employment of a named executive officer at any time with or without cause, and the executive may terminate his employment with or without good reason. If we terminate a named executive officer’s employment for cause, or if the named executive officer resigns without good reason, the named executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination. In addition, any outstanding awards granted to the named executive officer under our 2013 Long-Term Incentive Plan or any subsequent equity incentive plan approved by our board of directors will vest, terminate or become exercisable, as the case may be, in accordance with their terms.

If we terminate a named executive officer’s employment without cause or if the named executive officer terminates his employment agreement for good reason or due to disability or death, the named executive officer will be entitled to the severance benefits described below. The severance benefits include the following:

•

in each case, the named executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination;

•	in each case, we shall reimburse the COBRA premium under our health and dental plans; and

•

if the termination is not due to disability or death, the named executive officer will be entitled to receive a cash payment in an amount equal to the sum of (1) the named executive officer’s 12 months’ annual base salary, plus (2) the average actual bonus earned by the named executive officer during the two previous calendar years; provided that, for Mr. Bauer, such sum shall be multiplied by 1.5.

Outstanding Equity Awards as of December 31, 2012

The following table provides information regarding the incentive units in TPH LLC held by our named executive officers as of December 31, 2012. None of our named executive officers held any options that were outstanding as of December 31, 2012.

	Incentive Units(1)
Name	Number of Units That Have Not Vested(#)(2)	Fair Value of Units That Have Not Vested($)
Mr. Douglas F. Bauer	38.5	754,495
Mr. Thomas J. Mitchell	38.5	754,495
Mr. Michael D. Grubbs	38.5	754,495

(1)

Pursuant to the senior officer employment and equity agreements that our named executive officers entered into with TPH LLC and upon their entry into the operating agreement of TPH LLC on September 24, 2010, each of our named executive officers was issued an aggregate of 66 2/3 incentive units in TPH LLC. As Incentive Unit Holders, our named executive officers have the right to receive certain distributions, if any, from TPH LLC following distributions by TPH LLC to the common members of TPH LLC of all of their prior capital contributions plus a specified return on such capital contributions. As described under “Principal and Selling Stockholders,” the members of TPH LLC, including our named executive officers (in their capacities as common unit members and Incentive Unit Holders), will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC, the allocation of which depends upon a calculation of an internal rate of return to the members of TPH LLC (other than the Incentive Unit Holders) resulting from this offering, which in turn depends upon the timing of this offering and the value per share of our common stock. See “Principal and Selling Stockholders.”

(2)

Represents the aggregate number of unvested incentive units held by such named executive officer. The vesting terms of the incentive units are as follows: (1) 18.75% of such units vested on the date following the first-year anniversary of the date of such officer’s senior officer employment and equity agreement; (2) 56.25% of such units vest in equal quarterly installments between the first and fourth-year anniversary of the date of such officer’s senior officer employment and equity agreement; and (3) 25% of such units will be converted into a number of shares of restricted stock prior to the completion of this offering. Such shares of restricted stock will vest upon the earlier of (A) the Starwood Fund or its affiliates selling 75% or more of the shares of our common stock to non-affiliates, (B) the Starwood Fund or its affiliates owning less than 25% of the total outstanding shares of our common stock, (C) our dissolution and (D) (x) subject to certain vesting limitations provided in the employment agreement of our executive officers, the sale by the Starwood Fund or its affiliates of 25% or more of their shares of our common stock to non-affiliates or (y) the disposition of substantially all of our assets to non-affiliates. Each of the foregoing vesting provisions is subject to the recipient’s continued employment through the applicable vesting date. As described under “Principal and Selling Stockholders,” the members of TPH LLC, including our named executive officers (in their capacities as common unit members and Incentive Unit Holders), will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. This is expected to include the shares of restricted stock referred to in this footnote. See “Principal and Selling Stockholders.”

The awards that we will grant to our named executive officers upon the completion of this offering under our 2013 Long-Term Incentive Plan are described below under “—2013 Long-Term Incentive Plan—Initial Awards.”

Director Compensation

For the fiscal year ended December 31, 2012, members of the board of managers of TPH LLC received no compensation for services rendered as such members.

Upon the completion of this offering, our board of directors will establish a compensation program for our non-employee directors. Pursuant to this compensation program, we will pay the following fees to each of our non-employee directors:

•

an annual retainer of $60,000, at least half of which will be in the form of restricted stock units (priced based upon the closing price on the date of grant) or options (priced based upon a Black-Scholes valuation), in the discretion of the directors, with such restricted stock units and/or options vesting on the one-year anniversary of the date of grant; directors may elect to receive more than 50% of their annual retainer in restricted stock units and/or options;

•

an initial grant of $40,000 of restricted stock units upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (or 2,667 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), which restricted stock units will vest in equal installments annually over three years. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock;

•	an additional annual cash retainer of $5,000 to the chair of our audit committee and an additional cash retainer of $2,500 for the other members of the audit committee;

•	an additional annual cash retainer of $2,500 to the chair of our compensation committee and an additional cash retainer of $1,250 for the other members of such committee;

•	an additional annual cash retainer of $2,500 to the chair of our nominating and corporate governance committee and an additional cash retainer of $1,250 for the other members of such committee; and

•	$500 for each in-person meeting attended (although if more than one meeting occurs on one day, directors will receive only $500).

We will also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board and committee meetings. Pursuant to our 2013 Long-Term Incentive Plan, any non-employee director elected or appointed to our board of directors for the first time following the completion of this offering will receive an initial grant of $40,000 of restricted stock units, which restricted stock units will vest in equal installments annually over three years. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock. Directors who are employees will not receive any compensation for their services as directors.

Barry Sternlicht, the chairman of our board, and J. Marc Perrin, a member of our board, have each waived receipt of the initial grant of restricted stock units referenced above. In addition, for as long as the Starwood Fund beneficially owns shares of our common stock, Mr. Sternlicht and Mr. Perrin shall waive any directors’ fees and grants that would otherwise be payable or made, as the case may be, to them in connection with their service on our board of directors. In the event that the Starwood Fund ceases to beneficially own any shares of our common stock, Messrs. Sternlicht and Perrin may elect to receive such fees and grants on a prospective basis.

Director Stock Ownership Requirement

Each of our independent directors will be required, within three years of becoming a member of our board, to own shares of our common stock equal to three times the annual retainer payable to our non-employee directors by the director’s third anniversary of joining our board.

2013 Long-Term Incentive Plan

Prior to the completion of this offering, our board will have adopted, and our stockholders will have approved, our 2013 Long-Term Incentive Plan to attract and retain directors, officers, employees and consultants.

Our 2013 Long-Term Incentive Plan provides for the grant of equity-based awards, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units and performance awards.

Administration of our 2013 Long-Term Incentive Plan and Eligibility

Our 2013 Long-Term Incentive Plan will be administered by our compensation committee, which may delegate certain of its authority under our 2013 Long-Term Incentive Plan to our board of directors or, subject to applicable law, to our Chief Executive Officer or such other executive officer as our compensation committee deems appropriate; provided, that our compensation committee may not delegate its authority under our 2013 Long-Term Incentive Plan to our Chief Executive Officer or any other executive officer with regard to the selection for participation in our 2013 Long-Term Incentive Plan of an officer, director or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, price or amount of an award to such an officer, director or other person.

Our compensation committee has the authority to make awards to eligible participants, which includes our officers, directors, employees and consultants, and persons expected to become our officers, directors, employees or consultants. Our compensation committee also has the authority to determine what form the awards will take, the amount and timing of the awards and all other terms and conditions of the awards. Our compensation committee has reserved the right to amend or replace any previously granted option or stock appreciation right without stockholder approval in a manner that is considered a repricing under stock exchange listing rules.

Share Authorization

The number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan is 2,527,833 shares, of which no more than 2,527,833 shares of our common stock in the aggregate may be issued in connection with incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)). The number of shares of our common stock available under our 2013 Long-Term Incentive Plan shall be reduced by the sum of the aggregate number of shares of common stock which become subject to outstanding options, outstanding stock appreciation rights, outstanding stock awards and outstanding performance-related awards. To the extent that shares of our common stock subject to an outstanding option, stock appreciation right, stock award or performance award granted under our 2013 Long-Term Incentive Plan or any predecessor plan are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or the settlement of such award in cash, then such shares of our common stock generally shall again be available under our 2013 Long-Term Incentive Plan.

In the event of any equity restructuring that causes the per share value of shares of our common stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, then our compensation committee will appropriately adjust the number and class of securities available under our 2013 Long-Term Incentive Plan and the terms of each outstanding award under our 2013 Long-Term Incentive Plan. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization or partial or complete liquidation, our compensation committee may make such equitable adjustments as it determines to be appropriate and equitable to prevent dilution or enlargement of rights of participants. The decision of our compensation committee regarding any such adjustment shall be final, binding and conclusive.

Stock Options

Our 2013 Long-Term Incentive Plan authorizes the grant of incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options will be granted only to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of each option will be determined by our compensation committee, provided that the price cannot be less than 100% of the fair market value of the shares of our common stock on the date on which the option is granted

(or 110% of the shares’ fair market value on the grant date in the case of an incentive stock option granted to an individual who is a “ten percent stockholder” under Sections 422 and 424 of the Code). The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a “ten percent stockholder”).

Stock Appreciation Rights

Our 2013 Long-Term Incentive Plan authorizes the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of our common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of our common stock on the date of exercise over the shares’ fair market value on the date of grant. Stock appreciation rights will become exercisable in accordance with terms determined by our compensation committee. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed, in the case of a tandem stock appreciation right, the expiration, cancellation or other termination of the related option and, in the case of a free-standing stock appreciation right, ten years from the date of grant.

Stock Awards

Our 2013 Long-Term Incentive Plan also provides for the grant of common stock, restricted stock and restricted stock units. Our compensation committee will determine the number of shares of common stock subject to a restricted stock award or restricted stock unit and the restriction period, performance period (if any), the performance measures (if any) and the other terms applicable to a restricted stock award under our 2013 Long-Term Incentive Plan. Restricted stock units confer on the participant the right to receive one share of common stock or, in lieu thereof, the fair market value of such share of common stock in cash. The holders of awards of restricted stock will be entitled to receive dividends, and the holders of awards of restricted stock units may be entitled to receive dividend equivalents.

Performance Awards

Our 2013 Long-Term Incentive Plan also authorizes the grant of performance awards. Performance awards represent the participant’s right to receive an amount of cash, shares of our common stock, or a combination of both, contingent upon the attainment of specified performance measures within a specified period. Our compensation committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance award.

Change in Control

Subject to the terms of the applicable award agreement, upon a “change in control” (as defined in our 2013 Long-Term Incentive Plan), our compensation committee may, in its discretion, determine whether some or all outstanding options and stock appreciation rights shall become exercisable in full or in part, whether the restriction period and performance period applicable to some or all outstanding restricted stock awards and restricted stock unit awards shall lapse in full or in part and whether the performance measures applicable to some or all outstanding awards shall be deemed to be satisfied. Our compensation committee may further require that shares of stock of the corporation resulting from such a change in control, or a parent corporation thereof, be substituted for some or all of our shares of common stock subject to an outstanding award and that any outstanding awards, in whole or in part, be surrendered to us by the holder, to be immediately cancelled by us, in exchange for a cash payment, shares of capital stock of the corporation resulting from or succeeding us or a combination of both cash and such shares of stock.

Termination; Amendment

Our 2013 Long-Term Incentive Plan will automatically expire on the tenth anniversary of its effective date. Our board of directors may terminate or amend our 2013 Long-Term Incentive Plan at any time, subject to any requirement of stockholder approval required by applicable law, rule or regulation. Our compensation committee may amend the terms of any outstanding award under our 2013 Long-Term Incentive Plan at any time. No amendment or termination of our 2013 Long-Term Incentive Plan or any outstanding award may adversely affect any of the rights of an award holder without the holder’s consent.

Initial Awards

Upon the completion of this offering, we will grant the following awards under our 2013 Long-Term Incentive Plan to the members of our management team, other officers and employees and our director nominees:

•

Each of Messrs. Bauer, Mitchell and Grubbs, our Chief Executive Officer, our President and Chief Operating Officer, and our Chief Financial Officer, respectively, will be granted $350,000 of restricted stock units (or 23,333 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), and options to purchase 106,732 shares of our common stock (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus), which restricted stock units and options will vest ratably over three years, and which options will expire in ten years. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

•

Certain of our other officers and employees will be granted an aggregate of $1.5 million of restricted stock units (or an aggregate of 100,000 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), which restricted stock units will vest ratably over three years. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

•

Each of our director nominees will be granted $40,000 of restricted stock units (or 2,667 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), which restricted stock units will vest ratably over three years. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock. Barry Sternlicht, the chairman of our board, and J. Marc Perrin, a member of our board, have each waived receipt of the foregoing grant of restricted stock units. In addition, for as long as the Starwood Fund beneficially owns shares of our common stock, Mr. Sternlicht and Mr. Perrin shall waive any directors’ fees and grants that would otherwise be payable or made, as the case may be, to them in connection with their service on our board of directors.

Registration Statement on Form S-8

In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan, including the restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, in each case upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not establish any such plan prior to the expiration of the lock-up agreements described under “Underwriting.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Upon the completion of this offering, our executive officers, directors, director nominees and other related parties will receive material financial and other benefits, including the following:

Employment Agreements

Douglas Bauer, Thomas Mitchell and Michael Grubbs will serve as our Chief Executive Officer, our President and Chief Operating Officer, and our Chief Financial Officer, respectively. Upon the completion of this offering, we will enter into amended and restated employment agreements with each of these officers, which employment agreements will provide for salary, bonus and other benefits, and severance upon a termination of employment under certain circumstances. We may enter into similar employment arrangements with certain executive officers that we hire in the future. See “Executive and Director Compensation—Employment Agreements” for a description of the material terms of the employment agreements.

Grants Under our 2013 Long-Term Incentive Plan

Each of Messrs. Bauer, Mitchell and Grubbs, our Chief Executive Officer, our President and Chief Operating Officer, and our Chief Financial Officer, respectively, will be granted $350,000 of restricted stock units (or 23,333 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus) and options to purchase 106,732 shares of our common stock (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus), in each case upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan, which restricted stock units and options will vest ratably over three years, and which options will expire in ten years. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

Certain of our other officers and employees will be granted an aggregate of $1.5 million of restricted stock units (or an aggregate of 100,000 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan, which restricted stock units will vest ratably over three years. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock.

Each of our director nominees will be granted $40,000 of restricted stock units (or 2,667 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus), upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan, which restricted stock units will vest ratably over three years. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering. Once vested, the restricted stock units will be settled for an equal number of shares of our common stock. Barry Sternlicht, the chairman of our board, and J. Marc Perrin, a member of our board, have each waived receipt of the foregoing grant of restricted stock units. In addition, for as long as the Starwood Fund beneficially owns shares of our common stock, Mr. Sternlicht and Mr. Perrin shall waive any directors’ fees and grants that would otherwise be payable or made, as the case may be, to them in connection with their service on our board of directors.

Indemnification Agreements

Upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See

“Description of Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance.”

Registration Rights

We will enter into a registration rights agreement with the members of TPH LLC, including the Starwood Fund, the members of our management team and a third-party investor, with respect to the shares of our common stock that they will receive as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we will grant the members of TPH LLC and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Pending Acquisition from Entity Managed by Affiliate of Starwood Capital Group

We intend to use a portion of the net proceeds from this offering to acquire 92 entitled lots located in Castle Rock, Colorado from an entity managed by an affiliate of Starwood Capital Group for a purchase price of approximately $5.4 million. We acquired 57 lots located in Castle Rock, Colorado from this entity in December 2012 for a purchase price of approximately $3.2 million. We entered into a contract to acquire these lots after participating in a competitive bidding process and Mr. Sternlicht recused himself from any aspect of the acquisition process.

Reimbursement of Expenses to Starwood Capital Group

Although we do not pay any fees to Starwood Capital Group or its affiliates, we have reimbursed Starwood Capital Group for certain due diligence expenses and for the out-of-pocket travel and lodging expenses of representatives of the Starwood Fund for their attendance at board and other meetings and in connection with site visits or other business of our company. We reimbursed Starwood Capital Group $3,966, $79,464 and $0 during the nine-month period ended September 30, 2012 and the years ended December 31, 2011 and 2010, respectively.

Investor Rights Agreement

Pursuant to an investor rights agreement that we will enter into with the Starwood Fund prior to the completion of this offering, the Starwood Fund will have the right to designate two members of our board for as long as the Starwood Fund owns 25% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member for as long as it owns at least 10%. Messrs. Bauer, Mitchell and Grubbs will agree to vote all shares of our common stock that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10%.

CONFLICTS OF INTEREST

Upon the completion of this offering, conflicts of interest may exist between our directors and officers and other related parties and our company as described below.

Upon the completion of this offering, the Starwood Fund will beneficially own 16,326,019 shares of our common stock, which will represent 51.7% of our common stock outstanding immediately after this offering, or 14,571,019 shares of our common stock, which will represent 46.1% of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on February 1, 2013). See “Principal and Selling Stockholders.” The Starwood Fund is managed by an affiliate of Starwood Capital Group. For so long as the Starwood Fund continues to beneficially own a controlling stake in us, the Starwood Fund will have the power to elect and remove all of our directors and to approve any action requiring the majority approval of our stockholders. In addition, the Starwood Fund will have the right to designate two members of our board for as long as the Starwood Fund owns 25% or more of our outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares) and one member for as long as it owns at least 10%. Messrs. Bauer, Mitchell and Grubbs will agree to vote all shares of our common stock that they own in favor of the Starwood Fund nominees in any election of directors for as long as the Starwood Fund owns at least 10%. The Starwood Fund’s interests may not be fully aligned with yours and this could lead to a strategy that is not in your best interests. In addition, the Starwood Fund’s significant ownership in us and resulting ability to effectively control us may discourage someone from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our common stock might otherwise receive a premium for your shares over the then-current market price.

In addition to the acquisition of lots in Castle Rock, Colorado from an entity managed by an affiliate of Starwood Capital Group referred to above under “Certain Relationships and Related Party Transactions,” we may in the future acquire additional land from affiliates of Starwood Capital Group. Any such acquisitions will be separately considered for approval by our independent directors.

Barry Sternlicht, the chairman of our board, is the Chairman and Chief Executive Officer, and J. Marc Perrin, a member of our board, is a Managing Director, of Starwood Capital Group. As a result of our relationship with Starwood Capital Group, there may be transactions between us and Starwood Capital Group that could present an actual or perceived conflict of interest. These conflicts of interest may lead Mr. Sternlicht and Mr. Perrin to recuse themselves from actions of our board of directors with respect to any transactions involving or with Starwood Capital Group or its affiliates, or with Starwood Property Trust, Inc., a New York Stock Exchange-listed public mortgage REIT managed by an affiliate of Starwood Capital Group. In addition, Mr. Sternlicht and Mr. Perrin will devote only a portion of their business time to their duties with our board of directors, and they will devote the majority of their time to their duties with Starwood Capital Group and other commitments.

We will enter into amended and restated employment agreements with Douglas Bauer, our Chief Executive Officer, Thomas Mitchell, our President and Chief Operating Officer, and Michael Grubbs, our Chief Financial Officer, effective upon the completion of this offering, pursuant to which they will devote their full business time and attention to our affairs. See “Executive and Director Compensation—Employment Agreements.” These employment agreements were not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with the individuals party to these agreements.

Upon the completion of this offering, we intend to adopt policies to reduce potential conflicts of interest. Generally, we expect that our policies will provide that any transaction in which any of our directors, officers or employees has an interest must be approved by a vote of a majority of our disinterested directors. We cannot assure you that these policies will be successful in eliminating the influence of conflicts of interest. These policies may be amended from time to time at the discretion of our board of directors, without a vote of our stockholders.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth the beneficial ownership of our common stock immediately prior to and immediately after the completion of this offering by (1) each of our directors and director nominees, (2) each of our executive officers, (3) all of our directors, director nominees and executive officers as a group, (4) each person known by us to be the beneficial owner of 5% or more of our outstanding common stock and (5) the selling stockholder.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 21,597,907 shares of our common stock outstanding as of the date immediately prior to the completion of this offering and 31,597,907 shares of our common stock outstanding as of the date immediately following the completion of this offering, in each case after giving effect to our formation transactions. The percentages assume no exercise by the underwriters of their option to purchase additional shares. Except as noted below, the address for all beneficial owners in the table below is 19520 Jamboree Road, Suite 200, Irvine, California 92612.

	Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering		Immediately After this Offering
Name and Address of Beneficial Owner	Shares Owned	Percentage	Shares Owned	Percentage
Directors, Director Nominees and Executive Officers:
Mr. Barry S. Sternlicht(1)(6)	18,026,019	83.5%	16,326,019	51.7%
Mr. Douglas F. Bauer(2)	586,583	2.7%	586,583	1.9%
Mr. Thomas J. Mitchell(3)	586,583	2.7%	586,583	1.9%
Mr. Michael D. Grubbs(4)	426,360	2.0%	426,360	1.3%
Mr. J. Marc Perrin(1)	—	*	—	*
Mr. Richard D. Bronson(5)	—	*	—	*
Mr. Wade H. Cable(5)	—	*	—	*
Mr. Steven J. Gilbert(5)	—	*	—	*
Mr. Thomas B. Rogers(5)	—	*	—	*
All directors, director nominees and executive officers as a group (9 persons)	19,625,545	90.9%	17,925,545	56.8%
5% or more Stockholder and Selling Stockholder:
VIII/TPC Holdings, L.L.C.(6)(7)	18,026,019	83.5%	16,326,019	51.7%

*	Represents less than 1% of the number of shares of our common stock outstanding.

(1)

Mr. Sternlicht and Mr. Perrin have each waived receipt of the restricted stock units that would have been granted to them upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan in connection with their service on our board of directors.

(2)	Includes 586,583 shares of our common stock to be received by Mr. Bauer, in his capacity as a common member and Incentive Unit Holder in TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus). Excludes (i) 198,846 shares of restricted stock to be received by Mr. Bauer, in his capacity as an Incentive Unit Holder of TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus), which shares of restricted stock will vest on the earlier of (A) the Starwood Fund or its affiliates selling 75% or more of their shares of our common stock to non-affiliates, (B) the Starwood Fund or its affiliates owning less than 25% of the total outstanding shares of our common stock, (C) our dissolution and (D) (x) subject to certain vesting limitations provided in the employment agreements of our executive officers, the sale by the Starwood Fund or its affiliates of 25% or more of their shares of our common stock to non-affiliates or (y) the disposition of substantially all of our assets to non-affiliates, (ii) 260,985 shares of restricted stock to be received by Mr. Bauer, in his capacity as an Incentive Unit Holder in TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus), which shares of restricted stock will vest in equal quarterly installments through September 24, 2014, (iii) $350,000 of restricted stock units to be granted to Mr. Bauer upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (or 23,333 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus) and (iv) options to purchase 106,732 shares of our common stock to be granted to Mr. Bauer upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. See “Executive and Director Compensation—Outstanding Equity Awards as of December 31, 2012” for additional information regarding the shares of restricted stock.

(3)

Includes 586,583 shares of our common stock to be received by Mr. Mitchell, in his capacity as a common member and Incentive Unit Holder in TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus). Excludes (i) 198,846 shares of restricted stock to be received by Mr. Mitchell, in his capacity as an Incentive Unit Holder of TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus), which shares of restricted stock will vest on the earlier of (A) the Starwood Fund or its affiliates selling 75% or more of their shares of our common stock to non-affiliates, (B) the Starwood Fund or its affiliates owning less than 25% of the total outstanding shares of our common stock, (C) our dissolution and (D) (x) subject to certain vesting limitations provided in the employment agreements of our executive officers, the sale by the Starwood Fund or its affiliates of 25% or more of their shares of our common stock to non-affiliates or (y) the disposition of substantially all of our assets to non-affiliates, (ii) 260,985 shares of restricted stock to be received by Mr. Mitchell, in his capacity as an Incentive Unit Holder in TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus), which shares of restricted stock will vest in equal quarterly installments through September 24, 2014, (iii) $350,000 of restricted stock units to be granted to Mr. Mitchell upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (or 23,333 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus) and (iv) options to purchase 106,732 shares of our common stock to be granted to Mr. Mitchell upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. See “Executive and Director Compensation—Outstanding Equity Awards as of December 31, 2012” for additional information regarding the shares of restricted stock.

(4)

Includes 426,360 shares of our common stock to be received by Mr. Grubbs, in his capacity as a common member and Incentive Unit Holder in TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus). Excludes (i) 198,846 shares of restricted stock to be received by Mr. Grubbs, in his capacity as an Incentive Unit Holder of TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus), which shares of restricted stock will vest on the earlier of (A) the Starwood Fund or its affiliates selling 75% or more of their shares of our common stock to non-affiliates, (B) the Starwood Fund or its affiliates owning less than 25% of the total outstanding shares of our common stock, (C) our dissolution and (D) (x) subject to certain vesting limitations provided in the employment agreements of our executive officers, the sale by the Starwood Fund or its affiliates of 25% or more of their shares of our common stock to non-affiliates or (y) the disposition of substantially all of our assets to non-affiliates, (ii) 260,985 shares of restricted stock to be received by Mr. Grubbs, in his capacity as an Incentive Unit Holder in TPH LLC, as part of our formation transactions (based upon the midpoint of the price range set forth on the cover page of this prospectus), which shares of restricted stock will vest in equal quarterly installments through September 24, 2014, (iii) $350,000 of restricted stock units to be granted to Mr. Grubbs upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (or 23,333 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus) and (iv) options to purchase 106,732 shares of our common stock to be granted to Mr. Grubbs upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus). The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. See “Executive and Director Compensation—Outstanding Equity Awards as of December 31, 2012” for additional information regarding the shares of restricted stock.

(5)

Excludes $40,000 of restricted stock units (or 2,667 restricted stock units based upon the midpoint of the price range set forth on the cover page of this prospectus) to be granted to the director nominee upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan. The actual number of restricted stock units will be based upon the price at which the shares are sold to the public in this offering.

(6)

VIII/TPC Holdings, L.L.C. is one of the wholly-owned subsidiaries that constitutes the Starwood Fund. The Starwood Fund is managed by an owned affiliate of Starwood Capital Group. Barry Sternlicht is the controlling partner of Starwood Capital Group, and may be deemed to share voting power and investment control over the shares of our common stock held by the Starwood Fund. Mr. Sternlicht disclaims beneficial ownership of the shares of our common stock held by the Starwood Fund except to the extent of any pecuniary interest therein.

(7)

VIII/TPC Holdings, L.L.C., which is one of the wholly-owned subsidiaries that constitutes the Starwood Fund, will sell 1,700,000 shares of our common stock as a selling stockholder in this offering, or 3,455,000 shares of our common stock if the underwriters exercise their option to purchase additional shares in full. As described in “Our Business—Our Company” and elsewhere in this prospectus, in September 2010, we received an equity commitment of $150 million from the Starwood Fund, all of which has been contributed as of September 30, 2012. We have been advised that the Starwood Fund is an affiliate of a broker-dealer. We have also been advised that the Starwood Fund acquired its investment in us in the ordinary course of business, not for resale, and that it did not have, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the common stock.

Special Note on Ownership of Our Common Stock

As part of our formation transactions, the members of TPH LLC will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. The members of TPH LLC include the Starwood Fund, the members of our management team and a third-party investor. In addition to their membership interests in TPH LLC, members of our management team also hold incentive units in TPH LLC and we refer to them in their capacity as holder of incentive units as “Incentive Unit Holders.”

The allocation of the 21,597,907 shares of our common stock among the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders depends upon a calculation of an internal rate of return to the members of TPH LLC (other than the Incentive Unit Holders) resulting from this offering, which in turn depends upon the timing of this offering and the value per share of our common stock. Under the operating agreement of TPH LLC, that value per share of our common stock is based initially upon the midpoint of the price range set forth on the cover page of this prospectus. Such value is subject to adjustment following the completion of this offering such that the number of shares that are allocated to the members of TPH LLC (other than the Incentive Unit Holders), on the one hand, may increase or decrease and the number of shares that are allocated to the Incentive Unit Holders, on the other hand, may correspondingly decrease or increase in an amount limited to up to 1.0% of the aggregate number of shares of our common stock outstanding immediately following the completion of this offering. The adjustment is based upon (1) the average of the closing price of the shares of our common stock on the New York Stock Exchange for the ten trading-day period initially following this offering and (2) the number of shares of our common stock outstanding on the date of the completion of this offering. Although the allocation of shares of our common stock among the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders is subject to a minor adjustment based on the foregoing, the number of shares of our common stock received by the members of TPH LLC and the Incentive Unit Holders in the aggregate will not change as a result of such adjustment.

Based upon the foregoing, assuming this offering closes on February 1, 2013, the initial allocation of the shares of our common stock that will be received by the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders will be as follows:

Name of Member of TPH LLC	Initial Number of Shares to be Received	Percentage of Outstanding Shares
The Starwood Fund(1)	18,026,019	57.1%
Mr. Douglas F. Bauer(2)	1,046,414	3.3%
Mr. Thomas J. Mitchell(2)	1,046,414	3.3%
Mr. Michael D. Grubbs(2)	886,191	2.8%
Other Member(1)	592,869	1.9%

Total(1)	21,597,907	68.4%

(1)

Includes 1,700,000 shares of our common stock (or 3,455,000 shares of our common stock if the underwriters exercise their option to purchase additional shares in full) which the selling stockholder is selling in this offering. Giving effect to the sale of these shares, the Starwood Fund will own 51.7% of our common stock outstanding immediately after this offering, or 46.1% if the underwriters exercise their option to purchase additional shares in full.

(2)

459,831, 459,831 and 459,831 of the shares that will be received by Messrs. Bauer, Mitchell and Grubbs, respectively, will be shares of restricted stock. See “Executive and Director Compensation—Outstanding Equity Awards as of December 31, 2012” for additional information regarding these shares of restricted stock.

Following the completion of this offering, an adjustment will be made to the allocation of shares received by the members of TPH LLC (other than the Incentive Unit Holders), on the one hand, and the Incentive Unit Holders, on the other, if the average closing price on the New York Stock Exchange for the ten trading days following this offering is greater than (in which case shares would be reallocated from the members of TPH LLC (other than the Incentive Unit Holders) to the Incentive Unit Holders) or less than (in which case shares would be reallocated from the Incentive Unit Holders to the members of TPH LLC (other than the Incentive Unit Holders)) the midpoint of the price range set forth on the cover page of this prospectus. The range of shares resulting from this adjustment that the members of TPH LLC (other than the Incentive Unit Holders) and the Incentive Unit Holders would be allocated would be as follows (assuming this offering closes on February 1, 2013):

Name of Member of TPH LLC	Final Allocation Range of Shares	Range of Percentages of Outstanding Shares
The Starwood Fund(1)	17,729,542 — 18,322,496	56.1% — 58.0%
Mr. Douglas F. Bauer(2)	1,147,612 — 945,216	3.7% — 3.0%
Mr. Thomas J. Mitchell(2)	1,147,612 — 945,216	3.7% — 3.0%
Mr. Michael D. Grubbs(2)	990,024 — 782,359	3.1% — 2.5%
Other Member	583,117 — 602,620	1.8% — 1.9%

Total(1)	21,597,907 — 21,597,907	68.4% — 68.4%

(1)

Includes 1,700,000 shares of our common stock (or 3,455,000 shares of our common stock if the underwriters exercise their option to purchase additional shares in full) which the selling stockholder is selling in this offering. Giving effect to the sale of these shares, the Starwood Fund will own between 50.7% and 52.6% of our common stock outstanding immediately after this offering, or between 45.2% and 47.1% if the underwriters exercise their option to purchase additional shares in full.

(2)

520,723 — 398,939, 520,723 — 398,939 and 520,723 — 398,939 of the shares that will be received by Messrs. Bauer, Mitchell and Grubbs, respectively, will be shares of restricted stock. See “Executive and Director Compensation—Outstanding Equity Awards as of December 31, 2012” for additional information regarding these shares of restricted stock.

DESCRIPTION OF CAPITAL STOCK

The following description is intended as a summary of our certificate of incorporation (which we refer to as our “charter”) and our bylaws, which will become effective prior to the completion of this offering and which will be filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

General

Prior to the completion of this offering, TRI Pointe Homes, LLC will be converted from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc. and the members of TPH LLC will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. Upon the completion of this offering and our formation transactions, our authorized capital stock will consist of 500,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock. Immediately prior to this offering, after giving effect to our formation transactions, there are 21,597,907 shares of our common stock outstanding. Upon the completion of this offering, as a result of the issuance of 10,000,000 shares in this offering by us, there will be 31,597,907 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Shares of our common stock have the following rights, preferences and privileges:

•

Voting Rights.    Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote.

•

Dividends.    Subject to the rights of the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if dividends are declared by our board of directors out of assets legally available for the payment of dividends. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant.

•

Liquidation.    In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

•

Rights and Preferences.    Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

•	Merger. In the event we merge or consolidate with or into another entity, holders of each share of common stock will be entitled to receive the same per share consideration.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “TPH.”

Preferred Stock

Our charter provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 50,000,000 shares of preferred stock in one or more classes or series and to fix for each class or series the powers, rights, preferences and privileges of each series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the completion of this offering. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Charter, Our Bylaws and Delaware Law

Some provisions of Delaware law and our charter and our bylaws, as will be in effect upon the completion of this offering, contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

Our Charter and Bylaws

Our charter and/or bylaws include anti-takeover provisions that:

•

authorize our board of directors, without further action by the stockholders, to issue up to 50,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights and other terms of that series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	allow our directors to establish the size of our board of directors by action of our board, subject to a minimum of three members;

•

provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	do not give the holders of our common stock cumulative voting rights with respect to the election of directors; and

•	prohibit us from engaging in certain business combinations with any “interested stockholder” unless specified conditions are satisfied as described below under “—Business Combinations.”

Business Combinations

We have opted out of Section 203 of the DGCL, which regulates corporate takeovers. However, our charter contains provisions that are similar to Section 203 of the DGCL. Specifically, our charter provides that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the person became an interested stockholder, unless:

•

prior to the time that person became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the person becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to the time the person became an interested stockholder, the business combination is approved by our board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, consolidation, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an interested stockholder is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. However, in the case of our company, the Starwood Fund and any of its affiliates and subsidiaries and any of their respective permitted transferees receiving 15% or more of our voting stock will not be deemed to be interested stockholders regardless of the percentage of our voting stock owned by them. This provision could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Corporate Opportunity

Our charter provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may be from time to time presented to the Starwood Fund or any of its affiliates and subsidiaries (other than us and our subsidiaries), officers, directors, agents, stockholders, members, partners or employees and that may be a business opportunity for the Starwood Fund or any of its affiliates and subsidiaries, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless, in the case of any such person who is our director or officer, any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. Neither the Starwood Fund nor any of its affiliates or subsidiaries has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

These provisions will continue to apply until no person who is our director or officer is also a director, officer, member, partner or employee of the Starwood Fund or any of its affiliates or subsidiaries (other than us and our subsidiaries).

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our charter and bylaws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be.

Our charter and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification provisions in our charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability and indemnification provisions in our charter and bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for the shares of our common stock will be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

General

Upon the completion of this offering, we will have outstanding 31,597,907 shares of our common stock.

Of these shares, the 11,700,000 shares sold in this offering (13,455,000 shares if the underwriters’ option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, except that (1) any shares held or acquired by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, will be subject to the volume limitations and other restrictions of Rule 144 described below and (2) any person buying shares through the directed share program must agree that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares purchased in the program. The remaining 19,897,907 shares of our common stock issued as part of our formation transactions (18,142,907 shares if the underwriters’ option to purchase additional shares is exercised in full) will be “restricted shares” as defined in Rule 144 of the Securities Act.

Prior to this offering there has been no market for shares of our common stock. Although our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “TPH,” an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this offering. No assurance can be given as to (1) the likelihood that an active market for common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock.”

Rule 144

After giving effect to our formation transactions and this offering, 19,897,907 shares of our outstanding common stock (18,142,907 shares if the underwriters’ option to purchase additional shares is exercised in full) will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the shares of our common stock then outstanding, which will equal approximately 315,979 shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

2013 Long-Term Incentive Plan

We have adopted an equity incentive plan. The number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan is 2,527,833 shares. Upon the completion of this offering, we expect to grant an aggregate of 180,667 restricted stock units to the members of our management team, other officers and employees and our director nominees (based upon the midpoint of the price range set forth on the cover page of this prospectus), as well as options to purchase an aggregate of 320,196 shares of our common stock to the members of our management team (with a strike price based upon the midpoint of the price range set forth on the cover page of this prospectus), in each case pursuant to our 2013 Long-Term Incentive Plan. The actual number of restricted stock units and the strike price and the number of shares of common stock subject to options will be based upon the price at which the shares are sold to the public in this offering. We expect to have 2,026,970 shares of our common stock reserved for future issuance under our 2013 Long-Term Incentive Plan. For a description of our 2013 Long-Term Incentive Plan and the initial awards to be made pursuant to such plan, see “Executive and Director Compensation—2013 Long-Term Incentive Plan.”

In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2013 Long-Term Incentive Plan, including the restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, in each case upon the completion of this offering pursuant to our 2013 Long-Term Incentive Plan.

Registration Rights

We will enter into a registration rights agreement with the members of TPH LLC, including the Starwood Fund, the members of our management team and a third-party investor, with respect to the shares of our common stock that they will receive as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we will grant the members of TPH LLC and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, demand registration rights to have the registrable shares registered for resale, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

Lock-Up Agreements

In connection with this offering, we, our officers and directors, the Starwood Fund and the third-party investor in TPH LLC have agreed that, and purchasers of our shares through the directed share program must agree that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See “Underwriting.”

Other Limitations on Sales by our Management Team

Pursuant to his employment agreement, each member of our management team will agree that, for a period of 36 months following the completion of this offering, during any calendar quarter, he will not sell shares of our common stock in an amount exceeding the greater of (1) 10% of the shares of our common stock owned by him on the date of the completion of this offering and (2) the percentage of shares of our common stock that has been sold or otherwise disposed of by the Starwood Fund during such calendar quarter. Any sales of shares of our common stock made pursuant to the foregoing will be subject to the restrictions imposed by the lock-up agreements referenced above and by applicable law. See “—Lock-Up Agreements” and “—Rule 144.”

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership and disposition of shares of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, nor does it address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, or be interpreted differently, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or in the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor a partnership.

Taxation of U.S. Holders

Distributions on Shares of Our Common Stock

If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates if such U.S. holders meet certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Distributions in excess of our current and accumulated earnings and profits, as determined under United States federal income tax principles, will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sale or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock

If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information reporting will generally apply to a U.S. holder with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock unless the U.S. holder is an exempt recipient. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock

Distributions that are treated as dividends (see “—Taxation of U.S. Holders—Distributions on Shares of Our Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions in excess of our current and accumulated earnings and profits and in excess of a non-U.S. holder’s tax basis in its shares of our common stock may be subject to U.S. federal income tax as gain realized on the sale or other disposition of the shares of our common stock as described under “—Sale or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sale or Other Taxable Dispositions of Shares of Our Common Stock

Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of the common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “United States real property interest” (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (“FIRPTA”) by reason of our status as a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes.

Gain described in the first bullet point above will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States).

With respect to the third bullet point above, because of our anticipated holdings of United States real property interests following the completion of our formation transactions, we believe we will be and will remain a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests, it is possible we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market (such as the New York Stock Exchange), such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies. A non-U.S. holder also will be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to U.S. federal income tax.

Backup Withholding Tax and Information Reporting

We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividends on, and gross proceeds from the sale or other disposition of, shares of our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The IRS has issued administrative guidance providing that the withholding provisions described above will generally apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of stock on or after January 1, 2017.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of shares of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and FBR Capital Markets & Co. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase from us and the selling stockholder, and we and the selling stockholder have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
FBR Capital Markets & Co.
Moelis & Company LLC
JMP Securities LLC

Total	11,700,000

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us and the selling stockholder that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, the selling stockholder has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,755,000 additional shares at the public offering price less the underwriting discount. To the extent the underwriters’ option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares sold under the underwriters’ option will be sold on the same terms and conditions as the other shares that are the subject of this offering.

We, our officers and directors, the Starwood Fund and the third-party investor in TPH LLC have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if we cease to be an emerging growth company at any time prior to the completion of the 180-day restricted period referred to in this paragraph, then if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

At our request, the underwriters have reserved up to 5% of the shares for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Except for certain of our officers, directors and employees who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying shares through the directed share program must agree that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock with respect to shares purchased in the program. For certain officers, directors and employees purchasing shares through the directed share program, the lock-up agreements contemplated in the immediately preceding paragraph shall govern with respect to their purchases. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholder and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

Our common stock has been approved for listing on the New York Stock Exchange, subject to official notice of issuance, under the symbol “TPH.”

The following table shows the underwriting discount that we and the selling stockholder are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Paid by the Selling Stockholder
	Paid by TRI Pointe Homes, Inc.	No Exercise	Full Exercise
Per Share	$	$	$
Total	$	$	$

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $2.2 million. The underwriters have agreed to reimburse us and the selling stockholder for certain of our expenses associated with this offering, including a fee of $                , or approximately $                 if the underwriters exercise their option to purchase additional shares in full, to be paid to Moelis & Company LLC for advisory services, as referenced below.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•

Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the underwriters’ option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Moelis & Company LLC is acting as our financial advisor in connection with this offering. For its services as financial advisor, we will pay Moelis & Company LLC a fee equal to $                , or approximately $                 if the underwriters exercise their option to purchase additional shares in full.

We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411–2, D.411–1, D.411–2, D.734–1, D.744–1, D.754–1 and D.764–1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411–2–II–1°–or–2°–or 3° of the French Code monétaire et financier and article 211–2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411–1, L.411–2, L.412–1 and L.621–8 through L.621–8–3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Sidley Austin LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of and for the year ended December 31, 2011 and for the period from September 24, 2010 through December 31, 2010, and for our predecessor group of entities for the period from January 1, 2010 through September 23, 2010, as set forth in its report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on its authority as an expert in accounting and auditing.

Unless otherwise indicated, all statistical and economic market data included in this prospectus, and in particular in the sections entitled “Summary,” “Market Opportunity” and “Our Business,” is derived from market information prepared for us by JBREC, a nationally recognized independent research provider and consulting firm, and is included in this prospectus in reliance on JBREC’s authority as an expert in such matters. We have paid JBREC a fee of $24,600 for its services, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with its services.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.tripointehomes.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

TRI Pointe Homes, LLC and TRI Pointe Homes, LLC Predecessor:
Historical Financial Statements:

Report of Independent Auditors	F-2

Consolidated Balance Sheets as of September 30, 2012 (unaudited), December 31, 2011 and 2010	F-3

Consolidated Statements of Operations for the Nine Months Ended September  30, 2012 and 2011 (unaudited), for the Year Ended December 31, 2011, from September 24, 2010 (Inception) through December 31, 2010, and from January 1, 2010 through September 23, 2010

F-4

Consolidated Statements of Members’ Equity for the Nine Months Ended September  30, 2012 (unaudited), for the Year Ended December 31, 2011 and from September 24, 2010 (Inception) through December 31, 2010

F-5

Consolidated Statement of Members’ Equity from January 1, 2010 through September 23, 2010	F-6

Consolidated Statements of Cash Flows for the Nine Months Ended September  30, 2012 and 2011 (unaudited), for the Year Ended December 31, 2011, from September 24, 2010 (Inception) through December 31, 2010, and from January 1, 2010 through September 23, 2010

F-7

Notes to Consolidated Financial Statements for the Nine Months Ended September  30, 2012 (unaudited), for the Year Ended December 31, 2011 and from September 24, 2010 (Inception) through December 31, 2010, and from January 1, 2010 through September 23, 2010

F-8

REPORT OF INDEPENDENT AUDITORS

To the Members

TRI Pointe Homes, LLC

We have audited the accompanying consolidated balance sheets of TRI Pointe Homes, LLC (the “Company”), as of December 31, 2011 and 2010, and the related consolidated statements of operations, members’ equity and cash flows for the year ended December 31, 2011, for the period from September 24, 2010 (inception) through December 31, 2010, and for the predecessor group of entities of TRI Pointe Homes, LLC (TRI Pointe Homes Predecessor) for the period from January 1, 2010 through September 23, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TRI Pointe Homes, LLC as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the year ended December 31, 2011, for the period from September 24, 2010 (inception) through December 31, 2010, and for the predecessor group of entities of TRI Pointe Homes, LLC (TRI Pointe Homes Predecessor) for the period from January 1, 2010 through September 23, 2010 in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

Irvine, CA

November 6, 2012

TRI POINTE HOMES, LLC

CONSOLIDATED BALANCE SHEETS

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Assets
Cash and cash equivalents	$45,242,000	$10,164,000	$11,744,000
Real estate inventories	148,468,000	82,023,000	14,108,000
Contracts and accounts receivable	223,000	71,000	2,106,000
Contracts intangible, net	146,000	244,000	930,000
Other assets	1,435,000	1,274,000	1,208,000

	$195,514,000	$93,776,000	$30,096,000

Liabilities and members’ equity
Accounts payable and accrued liabilities	$6,488,000	$4,412,000	$1,776,000
Notes payable	46,436,000	6,873,000	3,462,000

	52,924,000	11,285,000	5,238,000
Commitments and contingencies (Note 8)

Common units subject to redemption (Notes 1 and 12)	37,000,000	—	—

Members’ equity	105,590,000	82,491,000	24,858,000

	$195,514,000	$93,776,000	$30,096,000

See accompanying notes.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

CONSOLIDATED STATEMENTS OF OPERATIONS

				Period From September 24, 2010 (Inception) Through December 31,	Predecessor
	Nine Months Ended September 30,		Year Ended December 31,		Period From January 1, 2010 Through September 23, 2010
	2012	2011	2011	2010
	(unaudited)
Revenues:
Home sales	$22,277,000	$9,279,000	$13,525,000	$4,143,000	$—
Fee building	244,000	5,635,000	5,804,000	14,844,000	19,853,000

	22,521,000	14,914,000	19,329,000	18,987,000	19,853,000

Expenses:
Cost of home sales	19,663,000	8,408,000	12,075,000	3,773,000	—
Fee building	206,000	5,437,000	5,654,000	14,030,000	17,188,000
Sales and marketing	2,351,000	1,062,000	1,553,000	408,000	136,000
General and administrative	4,155,000	3,112,000	4,620,000	1,875,000	1,401,000

	26,375,000	18,019,000	23,902,000	20,086,000	18,725,000

Income (loss) from operations	(3,854,000)	(3,105,000)	(4,573,000)	(1,099,000)	1,128,000
Organizational costs	—	—	—	(1,061,000)	—
Other income (expense), net	(86,000)	(41,000)	(20,000)	(15,000)	(43,000)

Net income (loss)	$(3,940,000)	$(3,146,000)	$(4,593,000)	$(2,175,000)	$1,085,000

Unaudited pro forma loss per share (Note 11)
Basic	$(0.18)		$(0.36)

Diluted	$(0.18)		$(0.36)

See accompanying notes.

TRI POINTE HOMES, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

	VIII/TPC Holdings, L.L.C.	Minority Members	Management Incentive Units	Total Members’ Equity
Balance at September 24, 2010 (inception)	$—	$—	$—	$—
Contributions	20,000,000	9,867,000	—	29,867,000
Financial advisory fee paid on capital raised (Note1)	(1,975,000)	(975,000)	—	(2,950,000)
Amortization of equity based incentive units (Note 9)	—	—	116,000	116,000
Net loss	(1,456,000)	(719,000)	—	(2,175,000)

Balance at December 31, 2010	16,569,000	8,173,000	116,000	24,858,000
Contributions	64,000,000	—	—	64,000,000
Financial advisory fee paid on capital raised (Note 1)	(2,669,000)	429,000	—	(2,240,000)
Amortization of equity based incentive units (Note 9)	—	—	466,000	466,000
Net loss	(4,135,000)	(458,000)	—	(4,593,000)

Balance at December 31, 2011	73,765,000	8,144,000	582,000	82,491,000
Contributions (unaudited)	29,000,000	—	—	29,000,000
Financial advisory fee paid on capital raised (Note 1) (unaudited)	(2,253,000)	(57,000)	—	(2,310,000)
Amortization of equity based incentive units (Note 9)	—	—	349,000	349,000
Net loss (unaudited)	(3,645,000)	(295,000)	—	(3,940,000)

Balance at September 30, 2012 (unaudited)	$96,867,000	$7,792,000	$931,000	$105,590,000

See accompanying notes.

TRI POINTE HOMES PREDECESSOR

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

Total Members’ Equity
Balance at January 1, 2010	$9,604,000
Net income	1,085,000

Balance at September 23, 2010	$10,689,000

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period From September 24, 2010 (Inception) Through December 31,	Predecessor
	Nine Months Ended September 30,		Year Ended December 31,		Period From January 1, 2010 Through September 23,
	2012	2011	2011	2010	2010
	(unaudited)
Operating activities
Net income (loss)	$(3,940,000)	$(3,146,000)	$(4,593,000)	$(2,175,000)	$1,085,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Amortization of contracts intangible	98,000	666,000	686,000	1,529,000	—
Depreciation	93,000	46,000	72,000	13,000	29,000
Amortization of equity based incentive units	349,000	349,000	466,000	116,000
Changes in operating assets and liabilities:
Real estate inventories	(66,445,000)	(61,642,000)	(67,915,000)	(2,537,000)	(7,438,000)
Contracts and accounts receivable	(152,000)	534,000	2,035,000	(1,514,000)	(1,208,000)
Other assets	(152,000)	58,000	170,000	256,000	(287,000)
Accounts payable and accrued liabilities	781,000	420,000	2,636,000	192,000	609,000

Net cash used in operating activities	(69,368,000)	(62,715,000)	(66,443,000)	(4,120,000)	(7,210,000)

Investing activities
Purchases of furniture and equipment	(102,000)	(156,000)	(308,000)	(26,000)	(50,000)

Net cash used in investing activities	(102,000)	(156,000)	(308,000)	(26,000)	(50,000)

Financing activities
Cash contributions from member	29,000,000	64,000,000	64,000,000	20,000,000	—
Financial advisory fee paid on capital raised	(1,015,000)	(2,240,000)	(2,240,000)	(2,950,000)	—
Cash from common units subject to redemption	37,000,000	—	—	—	—
Borrowings from notes payable	63,253,000	435,000	6,981,000	1,085,000	4,494,000
Repayments of notes payable	(23,690,000)	(3,897,000)	(3,570,000)	(2,638,000)	—
Cash contributed at formation	—	—	—	393,000	—

Net cash provided by financing activities	104,548,000	58,298,000	65,171,000	15,890,000	4,494,000

Net increase (decrease) in cash and cash equivalents	35,078,000	(4,573,000)	(1,580,000)	11,744,000	(2,766,000)
Cash and cash equivalents – beginning of period	10,164,000	11,744,000	11,744,000	—	8,795,000

Cash and cash equivalents – end of period	$45,242,000	$7,171,000	$10,164,000	$11,744,000	$6,029,000

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—	$—

Supplemental disclosure of noncash transactions
Assets contributed and liabilities assumed at formation of the Company (Note 1):
Real estate projects held for development and sale	$—	$—	$—	$11,571,000	$—

Contracts intangible and other assets	$—	$—	$—	$4,501,000	$—

Accounts payable and accrued liabilities	$—	$—	$—	$(1,583,000)	$—

Notes payable secured by real estate projects	$—	$—	$—	$(5,015,000)	$—

See accompanying notes.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Summary of Significant Accounting Policies

Organization

TRI Pointe Homes, LLC (the “Company”), a Delaware limited liability company, and its subsidiaries are primarily engaged in all aspects of residential real estate development, including acquiring land and designing, constructing and selling single-family homes located in California.

Our predecessor was not a legal entity but rather a combination of certain real estate entities, specializing in homebuilding, which included construction management to provide fee building services.

The Company intends to file a Registration Statement on Form S-1 with the Securities and Exchange Commission with respect to an initial public offering (the” Offering”). Prior to the consummation of the Offering, which is expected to be completed in 2013, the Company will engage in certain formation transactions pursuant to which the Company will be reorganized from a Delaware limited liability company into a Delaware corporation and renamed TRI Pointe Homes, Inc.

The Company commenced operations on September 24, 2010, concurrently with the execution of the Limited Liability Company Operating Agreement (the “Operating Agreement”) and the following capital contributions:

The investors in our predecessor (collectively, the “Minority Members”) contributed assets and transferred liabilities in exchange for $9,867,000 of common units. The net assets contributed by the Minority Members had a fair value of $9,867,000, and consisted primarily of two real estate projects, two construction management agreements, working capital and fixed assets, as noted below:

Cash	$393,000
Real estate inventories	11,571,000
Contracts intangible and other assets	4,501,000
Notes payable	(5,015,000)
Accounts payable and accrued liabilities	(1,267,000)
Warranty reserves	(316,000)

Net assets contributed by the Minority Members	$9,867,000

VIII/TPC Holdings, L.L.C. (the “Starwood Fund”) contributed cash of $20,000,000 in exchange for $20,000,000 of common units and control of the Company. In accordance with the Operating Agreement, the Starwood Fund was permitted to elect to make additional capital contributions to the Company in exchange for additional common units, such that the Starwood Fund’s total capital contributions may aggregate up to $150,000,000 at a fixed price (the “Option”), with a potential common unit percentage interest in the Company of 93.83%. As of September 30, 2012, the Starwood Fund had fully funded the maximum aggregate capital contributions permitted under the Option.

The Company accounted for the Option as a freestanding equity instrument with a fair value at the date of issuance of $5,000,000. The Option was classified within the Company’s consolidated statement of members’ equity and specifically attributed to the Starwood Fund’s capital account.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

During the period ended September 30, 2012 (unaudited) and the year ended December 31, 2011, the Starwood Fund made additional capital contributions of $29,000,000 (excluding the $37,000,000 contingently redeemable contribution described below) and $64,000,000, respectively, in exchange for $29,000,000 and $64,000,000, respectively, of common units. As of September 30, 2012 (unaudited) and December 31, 2011, the Starwood Fund’s cumulative capital contributions to the Company totaled $113,000,000 (excluding the $37,000,000 contingently redeemable contribution described below) and $84,000,000, respectively.

As of September 30, 2012 (unaudited), the Starwood Fund’s common unit percentage interest in the Company was 91.97%, and the Minority Members’ aggregate common unit percentage interest in the Company was the remaining 8.03%. As of December 31, 2011, the Starwood Fund’s common unit percentage interest in the Company was 89.49%, and the Minority Members’ aggregate common unit percentage interest in the Company was the remaining 10.51%. As of December 31, 2010, the Starwood Fund’s common unit percentage interest in the Company was 66.96%, and the Minority Members’ aggregate common unit percentage interest in the Company was the remaining 33.04%.

In connection with the commitment from the Starwood Fund, the Company paid a financial advisory fee to a third-party investment firm equal to 5% of the aggregate capital contributed. The Company incurred financial advisory fees of $2,310,000, $2,240,000, and $2,950,000, respectively, which have been included as a reduction of members’ equity in the accompanying consolidated financial statements. At September 30, 2012 (unaudited), $1,295,000 of the financial advisory fees was included in accounts payable. No amounts were outstanding at December 31, 2011 and 2010 related to the financial advisory fees. All financial advisory fees paid were reallocated among the members, on a cumulative basis, in proportion with each member’s respective common unit percentage in the Company at the end of each reporting period.

During the period ended September 30, 2012 (unaudited), the Starwood Fund made a contribution of $37,000,000 in exchange for $37,000,000 of common units. Concurrent with this capital contribution, the Company amended its Operating Agreement whereby the $37,000,000 must be returned to the Starwood Fund if the Offering does not close by February 28, 2013, or is cancelled prior to February 28, 2013 without the written consent of the Starwood Fund. Accordingly, the Company has deemed this capital contribution as a contingently redeemable instrument and classified it in the mezzanine section of the financial statements. In November 2012, the Company further amended its Operating Agreement to remove the redemption feature of the $37,000,000 Starwood Fund capital contribution (Note 12).

Net income and net losses are allocated among the members such that each member’s Adjusted Capital Account, as defined, is, as nearly as possible, proportionately equal to the distributions that would be made to each member if the Company were dissolved pursuant to the provisions of the Operating Agreement.

Distributions to the members are made pursuant to the Operating Agreement. Through September 30, 2012 (unaudited) and December 31, 2011 and 2010, no distributions had been made.

Each member’s liability is limited in accordance with the provisions of the Delaware Limited Liability Company Act for limited liability companies. The term of the Company shall continue until it is dissolved or its affairs are wound up in accordance with the Operating Agreement.

Basis of Presentation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated upon consolidation. Subsequent events have been evaluated through the date the financial statements were issued.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) as contained within the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC).

Unless the context otherwise requires, the terms “we”, “us”, “our” and “the Company” refer to the Company and its predecessor.

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies. Accordingly, actual results could differ materially from these estimates.

Cash and Cash Equivalents and Concentration of Credit Risk

We define cash and cash equivalents as cash on hand, demand deposits with financial institutions, and short term liquid investments with an initial maturity date of less than three months. The Company’s cash balances exceed federally insurable limits. The Company monitors the cash balances in its operating accounts and adjusts the cash balances as appropriate; however, these cash balances could be impacted if the underlying financial institutions fail or are subject to other adverse conditions in the financial markets. To date, the Company has experienced no loss or lack of access to cash in its operating accounts.

Real Estate Inventories and Cost of Sales

We capitalize pre-acquisition, land, development and other allocated costs, including interest, during development and home construction. Applicable costs incurred after development or construction is substantially complete are charged to selling, general and administrative, and other expenses as appropriate. Pre-acquisition costs, including non-refundable land deposits, are expensed to other income (expense) when we determine continuation of the respective project is not probable.

Land, development and other common costs are typically allocated to inventory using a methodology that approximates the relative-sales-value method. Home construction costs per production phase are recorded using the specific identification method. Cost of sales for homes closed includes the allocation of construction costs of each home and all applicable land acquisition, land development and related common costs (both incurred and estimated to be incurred) based upon the relative-sales-value of the home within each community. Changes to estimated total development costs subsequent to initial home closings in a community are generally allocated on a relative-sales-value method to remaining homes in the community. Inventory is stated at cost, unless the carrying amount is determined not to be recoverable, in which case inventory is written down to fair value. We review our real estate assets at each community for indicators of impairment. Real estate assets include projects actively selling and projects under development or held for future development. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption rates, costs in excess of budget, and actual or projected cash flow losses.

If there are indications of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the community are more or less than the asset’s carrying value. If the undiscounted cash flows are more than the asset’s carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset’s carrying

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

value, the asset is deemed impaired and is written down to fair value. These impairment evaluations require us to make estimates and assumptions regarding future conditions, including timing and amounts of development costs and sales prices of real estate assets, to determine if expected future undiscounted cash flows will be sufficient to recover the asset’s carrying value.

When estimating undiscounted cash flows of a community, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs expended to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property.

Many assumptions are interdependent and a change in one may require a corresponding change to other assumptions. For example, increasing or decreasing sales absorption rates has a direct impact on the estimated per unit sales price of a home, the level of time sensitive costs (such as indirect construction, overhead and carrying costs), and selling and marketing costs (such as model maintenance costs and advertising costs). Depending on the underlying objective of the community, assumptions could have a significant impact on the projected cash flow analysis. For example, if our objective is to preserve operating margins, our cash flow analysis will be different than if the objective is to increase sales. These objectives may vary significantly from community to community and over time. If assets are considered impaired, impairment is determined by the amount the asset’s carrying value exceeds its fair value. Fair value is determined based on estimated future cash flows discounted for inherent risks associated with real estate assets. These discounted cash flows are impacted by expected risk based on estimated land development, construction and delivery timelines; market risk of price erosion; uncertainty of development or construction cost increases; and other risks specific to the asset or market conditions where the asset is located when assessment is made. These factors are specific to each community and may vary among communities. For the nine months ended September 30, 2012 (unaudited) and the years ended December 31, 2011 and 2010, no impairment adjustments relating to real estate inventories were recorded.

Revenue Recognition

Home Sales and Profit Recognition

In accordance with ASC 360, Property, Plant, and Equipment, revenues from home sales and other real estate sales are recorded and a profit is recognized when the respective units are closed. Home sales and other real estate sales are closed when all conditions of escrow are met, including delivery of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled “—Real Estate Inventories and Cost of Sales.”

Fee Building

The Company enters into construction management agreements to provide fee building services whereby it will build, market and sell homes on behalf of independent third-party property owners. The independent third-

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

party property owner funds all project costs incurred by the Company to build and sell the homes. The Company primarily enters into cost plus fee contracts where it charges independent third-party property owners for all direct and indirect costs plus a negotiated management fee. For these types of contracts, the Company recognizes revenue based on the actual total costs it has expended and the applicable management fee. The management fee is typically a fixed fee based on a percentage of the cost or home sales revenue of the project depending on the terms of the agreement with the independent third-party property owner. In accordance with ASC 605, Revenue Recognition, revenues from construction management services are recognized over a cost-to-cost approach in applying the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred, divided by total costs expected to be incurred. The total estimated cost plus the management fee represents the total contract value. The Company recognizes revenue based on the actual labor and other direct costs incurred, plus the portion of the management fee it has earned to date. In the course of providing its services, the Company routinely subcontracts for services and incurs other direct costs on behalf of its clients. These costs are passed through to clients and, in accordance with industry practice and GAAP, are included in the Company’s revenue and cost of revenue. Under certain agreements, the Company is eligible to receive additional incentive compensation, as certain financial thresholds defined in the agreement are achieved. The Company recognizes revenue for any incentive compensation when such financial thresholds are probable of being met and such compensation is deemed to be collectible, generally at the date the amount is communicated to us by the independent third-party property owner.

The Company also enters into fee building contracts where it does not bear risks for any services outside of its own. For these types of contracts, the Company recognizes revenue as services are performed. The Company does not recognize any revenue or costs related to subcontractors’ cost since it does not bear any risk related to them.

Warranty Reserves

Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related homebuilding revenues are recognized. Amounts accrued are based upon historical experience rates. Indirect warranty overhead salaries and related costs are charged to the reserve in the period incurred. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary. Our warranty accrual is included in accrued liabilities in the accompanying consolidated balance sheets. Changes in our warranty accrual are detailed in the table set forth below:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Warranty reserves, beginning of period	$985,000	$731,000	$316,000	(1)
Warranty reserves accrued	226,000	470,000	485,000
Warranty expenditures	(165,000)	(216,000)	(70,000)

Warranty reserves, end of period	$1,046,000	$985,000	$731,000

(1)	Contributed at formation of the Company on September 24, 2010

Acquired Intangible Assets

Upon consummation of a business combination as defined in ASC 805, Business Combinations, the Company performs an assessment to determine the value of the acquired company’s tangible and identifiable intangible assets and liabilities. In its assessment, the Company determines whether identifiable intangible assets exist, which typically include backlog and customer relationships. The identified intangible assets are amortized over their respective calculated term.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Variable Interest Entities

The Company accounts for variable interest entities in accordance with ASC 810, Consolidation (“ASC 810”). Under ASC 810, a variable interest entity (“VIE”) is created when: (a) the equity investment at risk in the entity is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties, including the equity holders; (b) the entity’s equity holders as a group either (i) lack the direct or indirect ability to make decisions about the entity, (ii) are not obligated to absorb expected losses of the entity or (iii) do not have the right to receive expected residual returns of the entity; or (c) the entity’s equity holders have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of the equity holder with disproportionately few voting rights. If an entity is deemed to be a VIE pursuant to ASC 810, the enterprise that has both (i) the power to direct the activities of a VIE that most significantly impact the entity’s economic performance and (ii) the obligation to absorb the expected losses of the entity or right to receive benefits from the entity that could be potentially significant to the VIE is considered the primary beneficiary and must consolidate the VIE. In accordance with ASC 810, we perform ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE. As of September 30, 2012 (unaudited), December 31, 2011 and 2010, the Company did not have any investment that was deemed to be a VIE.

Under ASC 810, a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity’s expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to takedown. Such costs are classified as inventories owned, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a VIE may have been created. As of September 30, 2012 (unaudited), December 31, 2011 and December 31, 2010, the Company was not required to consolidate any VIEs nor did the Company write off any costs that had been capitalized under lot option contracts. In accordance with ASC 810, we perform ongoing reassessments of whether we are the primary beneficiary of a VIE.

Stock-Based Compensation

We account for share-based awards in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”). ASC 718 requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. ASC 718 requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees.

Sales and Marketing Expense

Sales and marketing costs incurred to sell real estate projects are capitalized if they are reasonably expected to be recovered from the sale of the project or from incidental operations and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. All other selling expenses and other marketing costs are expensed in the period incurred.

Organizational Costs

Organizational costs include legal, accounting and other expenditures incurred in connection with the formation of the Company, which were expensed in their entirety during the period ended December 31, 2010.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Income Taxes

The Company is a limited liability company and the Company’s predecessor includes a limited partnership and a limited liability company, all of which are treated as partnerships for income tax purposes and are subject to certain minimal taxes and fees; however, income taxes on taxable income or losses realized by the Company are the obligation of the members. The Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements, nor has the Company been assessed interest or penalties by any major tax jurisdictions. The Company’s evaluation was performed for the tax years ended December 31, 2011 and 2010.

The Company’s predecessor has a subsidiary that is treated as a C Corporation. Federal and state income taxes are provided for these entities in accordance with the provisions of ASC 740, Income Taxes. The provision for, or the benefit from, income taxes is calculated using the asset and liability method, under which deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are evaluated to determine whether a valuation allowance should be established based on its determination of whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets depends primarily on the generation of future taxable income during the periods in which those temporary differences become deductible. Judgment is required in determining future tax consequences of events that have been recognized in the consolidated financial statements and/or tax returns. Differences between anticipated and actual outcomes of these future tax consequences could have a material impact on the consolidated financial position or results of operations.

The Company’s predecessor followed certain accounting guidance with respect to how uncertain tax positions should be accounted for and disclosed in the consolidated financial statements. The guidance requires the assessment of tax positions taken or expected to be taken in the tax returns and to determine whether the tax positions are “more-likely-than-not” of being sustained upon examination by the applicable taxing authority. Tax positions deemed to meet the more-likely-than-not criteria would be recorded as a tax benefit or expense in the current year. We are required to assess open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain states. Open tax years are those that are open for examination by taxing authorities. We have no examinations in progress and believe that there are no uncertain tax positions that do not meet the more-likely-than-not level of authority.

Recently Issued Accounting Standards

In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, Fair Value Measurements (“ASC 820”), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our consolidated financial statements.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment (“ASU 2011-08”), which amends the guidance in ASC 350-20, Intangibles – Goodwill and Other – Goodwill. Under ASU 2011-08, entities have the option of performing a qualitative assessment before calculating the fair value of the reporting unit when testing goodwill for impairment. If the fair value of the reporting unit is determined, based on qualitative factors, to be more likely than not less than the carrying amount of the reporting unit, then entities are

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

required to perform the two-step goodwill impairment test. ASU 2011-08 will be effective for our fiscal year beginning December 1, 2012, with early adoption permitted. The adoption of ASU 2011-08 is not expected to have a material effect on our consolidated financial statements.

Unaudited Interim Information

The financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

2.     Real Estate Inventories

Real estate inventories consisted of the following:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Inventories owned:
Deposits and pre-acquisition costs	$18,961,000	$12,124,000	$335,000
Land held and land under development	73,434,000	58,434,000	4,643,000
Homes completed or under construction	45,047,000	8,918,000	8,000,000
Model homes	11,026,000	2,547,000	1,130,000

	$148,468,000	$82,023,000	$14,108,000

Model homes, homes completed, and homes under construction include all costs associated with home construction, including land, development, indirects, permits, and vertical construction. Land under development includes costs incurred during site development such as land, development, indirects, and permits. Land is classified as held for future development if no significant development has occurred.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Interest Capitalization

Interest is capitalized on inventory during development and other qualifying activities. Interest capitalized as cost of inventory is included in cost of sales as related units are closed. For the nine months ended September 30, 2012 (unaudited), the year ended December 31, 2011, the period from September 24, 2010 (inception) through December 31, 2010 and the period from January 1, 2010 through September 23, 2010, interest incurred, capitalized, and expensed was as follows:

					Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2011	Period From September 24, 2010 (Inception) Through December 31, 2010	Period From January 1, 2010 Through September 23, 2010
	2012	2011
	(unaudited)
Interest incurred	$1,297,000	$108,000	$171,000	$185,000	$160,000

Interest expensed	—	—	—	—	—

Capitalized interest in beginning inventory	$159,000	$257,000	$257,000	$160,000	$—
Interest capitalized as a cost of inventory	1,297,000	108,000	171,000	185,000	160,000
Interest previously capitalized as a cost of inventory, included in cost of sales	(211,000)	(181,000)	(269,000)	(88,000)	—

Capitalized interest in ending inventory	$1,245,000	$184,000	$159,000	$257,000	$160,000

3.    Contracts and Accounts Receivable

Contracts and accounts receivable primarily represents the fees earned but not collected, and reimbursable project costs incurred in connection with the Company’s construction management agreements. The Company periodically evaluates the collectability of its contracts and accounts receivable, and if it is determined that a receivable might not be fully collectible, an allowance is recorded for the amount deemed uncollectible. As of September 30, 2012 (unaudited), and December 31, 2011 and 2010, no allowance was recorded related to contracts and accounts receivable.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Contracts and accounts receivable consisted of the following:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Costs incurred on construction management agreement projects	$—	$5,654,000	$14,030,000
Estimated earnings	—	150,000	814,000

		5,804,000	14,844,000
Less: billings to date	—	(5,804,000)	(13,754,000)

Subtotal—contracts receivable	—	—	1,090,000

Add: accounts receivable	—	—	—
Onsite personnel project costs from construction management agreement projects and other advances	135,000	70,000	144,000
Other	88,000	1,000	17,000
Warranty reimbursements due from construction management agreement projects	—	—	605,000
Refundable land deposit for canceled contract	—	—	250,000

Subtotal—accounts receivable	223,000	71,000	1,016,000

Contracts and accounts receivable	$223,000	$71,000	$2,106,000

4.    Contracts Intangible

The formation of the Company was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. As such, the Company allocated amounts to acquired tangible and intangible assets and liabilities based upon their fair values.

Contracts intangible represents the fair value attributable to the construction services contracts contributed by the Minority Members at formation. Contracts intangible is amortized as a cost of construction services over the lives of the related fee building projects, and consisted of the following:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Contracts intangible	$2,459,000	$2,459,000	$2,459,000

Beginning accumulated amortization	(2,215,000)	(1,529,000)	—
Amortization expense	(98,000)	(686,000)	(1,529,000)

Ending accumulated amortization	(2,313,000)	(2,215,000)	(1,529,000)

Contracts intangible, net	$146,000	$244,000	$930,000

The Company expects to recognize the remaining net contract intangible in fiscal 2012.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

5.    Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Accounts payable and accrued expenses	$3,942,000	$3,223,000	$453,000
Accrued payroll liabilities	205,000	204,000	592,00
Financial advisory fee (Note 1)	1,295,000	—	—
Warranty reserves (Note 1)	1,046,000	985,000	731,000

	$6,488,000	$4,412,000	$1,776,000

6.     Notes Payable

Notes payable consisted of the following:

	September 30, 2012	December 31,
		2011	2010
	(unaudited)
Revolving credit facility	$7,152,000	$2,025,000	$—
Acquisition and development loans	19,582,000	4,848,000	—
Construction loans	19,702,000	—	3,462,000

	$46,436,000	$6,873,000	$3,462,000

As of September 30, 2012 (unaudited), the Company has a secured revolving credit facility which has a maximum loan commitment of $20.0 million, an initial maturity date of April 19, 2014 and a final maturity date of April 19, 2015. The Company may borrow under its facility in the ordinary course of business to fund its operations, including its land development and home building activities. The amount the Company may borrow is subject to applicable borrowing base provisions and concentration limitations, which may also limit the amount available or outstanding under the facility. The facility is secured by deeds of trust on the real property and improvements thereon, and the borrowings are repaid with the net sales proceeds from the sales of homes, subject to a minimum release price. Interest rates charged under the facility include LIBOR and prime rate pricing options, subject to a minimum interest rate floor. As of September 30, 2012 (unaudited), the interest rate was 5.5% per annum, and the Company had approximately $11,009,000 of availability under the facility.

The Company enters into secured acquisition and development loan agreements to purchase and develop land parcels. In addition, the Company enters into secured construction loan agreements for the construction of its model and production homes. The acquisition and development loans will be repaid as lots are released from the loans based upon a specific release price, as defined in each respective loan agreement. The construction loans will be repaid with proceeds from home closings based upon a specific release price, as defined in each respective loan agreement.

As of September 30, 2012 (unaudited), the Company had approximately $36.0 million of aggregate acquisition and development loan commitments and $30.0 million of aggregate construction loan commitments, of which $19.6 million and $19.7 million was outstanding, respectively. The loans have maturity dates ranging from May 2013 to February 2015, including the six month extensions which are at our election (subject to certain conditions) and bear interest at a rate based on LIBOR or Prime Rate pricing options, with interest rate floors ranging from 4.0% to 6.0%. As of September 30, 2012 (unaudited), the weighted average interest rate was 5.9% per annum.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

As of December 31, 2011, the Company had one secured acquisition and development loan with a $13.1 million commitment, of which $4.8 million was outstanding. The loan has a maturity date of April 2014, including the six month extension which is at our election (subject to certain conditions) and bears interest at a rate based on LIBOR or Prime Rate pricing options, with an interest rate floor of 6.0%. As of December 31, 2011, the weighted average interest rate was 6.0% per annum.

As of December 31, 2010, the Company had approximately $14.1 million of aggregate construction loan commitments, of which $3.5 million was outstanding. During March 2011, the Company repaid the two construction notes payable outstanding as of December 31, 2010. Each note had an interest rate of 12.0% per annum.

During the nine months ended September 30, 2012 (unaudited), the year ended December 31, 2011, the period from September 24, 2010 (inception) through December 31, 2010, and the period from January 1, 2010 through September 23, 2010, the Company incurred interest of $1,297,000, $171,000, $185,000, and $160,000, respectively, related to its notes payable, all of which was capitalized to real estate inventories. As of September 30, 2012 (unaudited), December 31, 2011 and 2010, accrued interest of $226,000, $33,000 and $20,000, respectively, was included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

Under the revolving credit facility and construction notes payable, the Company is required to comply with certain financial covenants, including but not limited to (i) a minimum tangible net worth; (ii) a maximum total liabilities to tangible net worth ratio; and (iii) a minimum liquidity amount. The Company was in compliance with all financial covenants as of September 30, 2012 (unaudited), and December 31, 2011 and 2010.

7.    Fair Value Disclosures

ASC 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date and requires assets and liabilities carried at fair value to be classified and disclosed in the following three categories:

•	Level 1—Quoted prices for identical instruments in active markets

•

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are inactive; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets at measurement date

•	Level 3—Valuations derived from techniques where one or more significant inputs or significant value drivers are unobservable in active markets at measurement date

At December 31, 2011 and 2010, as required by ASC 820, Financial Instruments, the following presents net book values and estimated fair values of notes:

	Liabilities at Fair Value as of December 31, 2011
	Total	Level 1	Level 2	Level 3
Revolving credit facility	$2,025,000	$—	$—	$2,025,000
Acquisition and development loans	4,848,000	—	—	4,848,000

Total liabilities measured at fair value	$6,873,000	$—	$—	$6,873,000

	Liabilities at Fair Value as of December 31, 2010
	Total	Level 1	Level 2	Level 3
Construction loans	$3,462,000	$—	$—	$3,462,000

Total liabilities measured at fair value	$3,462,000	$—	$—	$3,462,000

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Estimated fair values of the outstanding revolving credit facility, acquisition and development loans, and construction loans at December 31, 2011 and 2010 were based on cash flow models discounted at market interest rates that considered underlying risks of the debt.

Nonfinancial assets and liabilities include items such as inventory and long lived assets that are measured at fair value when acquired and resulting from impairment, if deemed necessary. During the nine months ended September 30, 2012 (unaudited) and the years ended December 31, 2011 and 2010, the Company did not record any fair value adjustments to those financial and nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

8.    Commitments and Contingencies

Lawsuits, claims and proceedings have been or may be instituted or asserted against us in the normal course of business, including actions brought on behalf of various classes of claimants. We are also subject to local, state and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices and environmental protection. As a result, we are subject to periodic examinations or inquiry by agencies administering these laws and regulations.

We record a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. We accrue for these matters based on facts and circumstances specific to each matter and revise these estimates when necessary.

In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, we generally cannot predict their ultimate resolution, related timing or eventual loss. If our evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, we will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. At September 30, 2012 (unaudited) and December 31, 2011 and 2010, the Company did not have any accruals for asserted or unasserted matters.

We obtain surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. As of September 30, 2012 (unaudited) and December 31, 2011 and 2010, the Company had outstanding surety bonds totaling $12,455,000, $7,476,000 and $1,125,000, respectively. The beneficiaries of the bonds are various municipalities. In the unlikely event that any such surety bond issued by third parties are called because the required improvements are not completed, the Company could be obligated to reimburse the issuer of the bond.

We lease certain property and equipment under non-cancelable operating leases. Office leases are for terms up to five years and generally provide renewal options for terms up to an additional five years. In most cases, we expect that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Equipment leases are typically for terms of three to four years.

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

The Company occupies office space under two operating lease agreements that expire in 2014 and 2016. As of September 30, 2012 (unaudited), future minimum lease payments under non-cancelable operating lease agreements are as follows:

2013	$397,000
2014	377,000
2015	343,000
2016	293,000
2017	—

$1,410,000

For the nine months ended September 30, 2012 and 2011 and for the years ended December 31, 2011 and 2010, rental expense was $277,000, $91,000, $167,000 and $35,000, respectively.

9.    Equity Based Incentive Units

On September 24, 2010, the Company granted equity based incentive units to management. Recipients of the equity based incentive units have the right to receive certain distributions, if any, from the Company following distributions to the common unit members of all of their prior capital contributions plus a specified return on such capital contributions. The vesting terms of the equity based incentive units are as follows: 18.75% of such units vested on the date following the first-year anniversary of the date of such officer’s employment; 56.25% of such units vest in equal quarterly installments between the first and fourth-year anniversary of the date of such officer’s employment; and 25% of such units will be converted into a number of shares of restricted stock prior to a qualified public offering or a similar liquidity event, as defined.

The fair value for equity based incentive units was established at the date of grant using an option based model. The fair value of the equity based incentive units was determined using the following assumptions:

September 24, 2010
Dividend yield	0.0%
Expected volatility	70%
Risk-free interest rate	1.03%
Term	4 years

The Company did not grant any equity based incentive units during the nine months ended September 30, 2012 (unaudited) or the year ended December 31, 2011. No equity based incentive units were cancelled or issued during the nine months ended September 30, 2012 (unaudited) or the years ended December 31, 2011 and 2010.

The grant-date fair value of the equity based incentive units granted during the period ended December 31, 2010 was $3,311,000. The Company recognized $349,000, $466,000, and $116,000 of compensation expense, net of estimated forfeitures during the nine months ended September 30, 2012 (unaudited), and for the years ended December 31, 2011 and 2010, respectively, and all such compensation expense was included in general and administrative. Unrecognized compensation expense related to equity based incentive units was $2,380,000, $2,729,000 and $3,195,000 at September 30, 2012 (unaudited), December 31, 2011 and 2010, respectively.

10.     Segment Information

The Company’s operations are organized into two reportable segments: homebuilding and construction services. In accordance with ASC 280, Segment Reporting, in determining the most appropriate reportable

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

segments, we considered similar economic and other characteristics, including product types, average selling prices, gross profits, production processes, suppliers, subcontractors, regulatory environments, land acquisition results, and underlying demand and supply.

The reportable segments follow the same accounting policies as our consolidated financial statements described in Note 1. Operational results of each reportable segment are not necessarily indicative of the results that would have been achieved had the reportable segment been an independent, stand-alone entity during the periods presented.

Financial information relating to reportable segments was as follows:

				Period From September 24, 2010 (Inception) Through December 31, 2010	Predecessor
	Nine Months Ended September 30,		Year Ended December 31, 2011		Period From January 1, 2010 Through September 23, 2010
	2012	2011
	(unaudited)
Revenues
Homebuilding	$22,277,000	$9,279,000	$13,525,000	$4,143,000	$—
Fee building	244,000	5,635,000	5,804,000	14,844,000	19,853,000

Total	$22,521,000	$14,914,000	$19,329,000	$18,987,000	$19,853,000

Gross profit
Homebuilding	$2,614,000	$871,000	$1,450,000	$370,000	$—
Fee building	38,000	198,000	150,000	814,000	2,665,000

Total	$2,652,000	$1,069,000	$1,600,000	$1,184,000	$2,665,000

Contracts intangible amortization (included in cost of sales)
Homebuilding	$—	$—	$—	$—	$—
Fee building	98,000	666,000	686,000	1,529,000	—

Total	$98,000	$666,000	$686,000	$1,529,000	$—

	September 30,	December 31,
	2012	2011	2010
	(unaudited)
Assets
Homebuilding	$194,699,000	$92,604,000	$27,296,000
Fee building	815,000	1,172,000	2,800,000

Total	$195,514,000	$93,776,000	$30,096,000

11.    Unaudited Pro Forma Loss per Share

Unaudited pro forma basic and diluted net loss per share for the nine months ended September 30, 2012 and the year ended December 31, 2011 gives effect to the conversion of the Company’s members’ equity and common units subject to redemption (Notes 1 and 12) into common stock as though the conversion had occurred

TRI POINTE HOMES, LLC AND TRI POINTE HOMES PREDECESSOR

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

as of the beginning of the period or the original date of issuance, if later. The number of shares to be converted is based on an assumed initial public offering price of $15.00 per share. In addition, the pro forma amounts give effect to reflect any income tax adjustments as if the Company was a taxable entity as of the beginning of the period. The pro forma income tax adjustments did not have any impact as the Company was in a loss position for the periods presented and any deferred tax assets associated with the losses would have a full valuation allowance applied against them.

	Nine Months Ended September 30, 2012	Year Ended December 31, 2011
Net loss as reported	$3,940,000	$4,593,000

Pro forma weighted-average shares to reflect the conversion of members’ equity but before adjustment to reflect conversion of common units subject to redemption	16,599,232	12,681,352
Pro forma adjustment to reflect conversion of common units subject to redemption	4,998,675	—

Pro forma weighted-average shares used to compute pro forma basic and diluted net loss per share	21,597,907	12,681,352

12.    Subsequent Events

As disclosed in Note 1, during the period ended September 30, 2012 (unaudited), the Starwood Fund made a contribution of $37,000,000 in exchange for $37,000,000 of common units which were deemed contingently redeemable and classified in the mezzanine section between debt and equity on the Company’s balance sheet. In November 2012, the Company obtained approval from the Starwood Fund, pursuant to an amendment of its Operating Agreement, to remove the redemption feature such that the $37,000,000 of common units were no longer redeemable outside the control of the Company. The removal of the redemption feature was not deemed to be an extinguishment because the redemption was originally deemed to be remote. Accordingly, in November 2012, the $37,000,000 of common units have been reclassified as members’ equity.

11,700,000 Shares

TRI POINTE HOMES, INC.

Common Stock

PRELIMINARY PROSPECTUS

                             , 2013

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	FBR

Lead Manager

Moelis & Company

Co-Manager

JMP Securities

Until                     , 2013 (25 days after the date of this prospectus), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Securities and Exchange Commission registration fee	$27,529
Financial Industry Regulatory Authority filing fee	30,774
New York Stock Exchange listing fee	152,000
Legal fees and expenses	1,400,000
Accountants’ fees and expenses	500,000
Printing expenses	100,000
Transfer agent and registrar fees and expenses	7,500
Blue Sky fees and expenses	5,000
Miscellaneous	17,197

Total	$2,240,000

Item 14.	Indemnification of Directors and Officers.

Delaware General Corporation Law.    Under Section 145 of the Delaware General Corporation Law, which we refer to as the “DGCL,” a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation (which we refer to as our “charter”) provides for such limitation of liability.

Our Charter.    Article X of our charter provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. We may, by action of our board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article X of our charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

Our Bylaws.    Article VII of our amended and restated bylaws (which we refer to as our “bylaws”) provides that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. We shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

Indemnification Agreements.    In addition to the provisions of our charter and bylaws described above, upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insurance.    We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.	Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, we sold unregistered securities to a limited number of persons, as described below:

•

As part of our formation transactions, the members of TRI Pointe Homes, LLC will receive an aggregate of 21,597,907 shares of our common stock in connection with the conversion of their membership interests in TPH LLC. The members of TPH LLC include a private equity fund managed by an affiliate of Starwood Capital Group Global, L.P., the members of our management team and a third-party investor. Such issuance will be exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1*	Form of Plan of Conversion of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
3.1†	Form of Certificate of Incorporation of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
3.2†	Form of Bylaws of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Common Stock Certificate of TRI Pointe Homes, Inc.
4.2*	Form of Investor Rights Agreement between TRI Pointe Homes, Inc. and VIII/TPC Holdings, L.L.C., to be effective prior to the completion of this offering
5.1*	Opinion of Sidley Austin LLP regarding the validity of the securities being registered
10.1†	Amended and Restated Revolving Line of Credit Loan Agreement by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of May 29, 2012
10.2†	First Agreement to Modify Loan Documents by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of December 21, 2012
10.3†	Form of 2013 Long-Term Incentive Plan
10.4*	Form of Registration Rights Agreement among TRI Pointe Homes, Inc. and the members of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
10.5†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Douglas F. Bauer, to be effective upon the completion of this offering
10.6†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Thomas J. Mitchell, to be effective upon the completion of this offering
10.7†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Michael D. Grubbs, to be effective upon the completion of this offering
10.8†	Form of Indemnification Agreement between TRI Pointe Homes, Inc. and each of its directors and officers, to be effective upon the completion of this offering
21.1†	List of subsidiaries of TRI Pointe Homes, Inc., upon completion of this offering
23.1	Consent of Ernst & Young LLP
23.2†	Consent of John Burns Real Estate Consulting, LLC
23.3*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)

Exhibit Number	Exhibit Description
99.1†	Consent of Richard D. Bronson to be named as an Independent Director
99.2†	Consent of Wade H. Cable to be named as an Independent Director
99.3†	Consent of Steven J. Gilbert to be named as an Independent Director
99.4†	Consent of Thomas B. Rogers to be named as an Independent Director

*	To be filed by amendment.
†	Previously filed.

(b)	Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, in the State of California, on this 16th day of January, 2013.

TRI Pointe Homes, LLC

By:	/s/ Douglas F. Bauer
Douglas F. Bauer
Chief Executive Officer and Manager

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Barry S. Sternlicht	Chairman of the Board of Managers	January 16, 2013

/s/ Douglas F. Bauer Douglas F. Bauer	Chief Executive Officer and Manager (Principal Executive Officer)	January 16, 2013

/s/ Thomas J. Mitchell Thomas J. Mitchell	President, Chief Operating Officer and Manager	January 16, 2013

/s/ Michael D. Grubbs Michael D. Grubbs	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 16, 2013

* J. Marc Perrin	Manager	January 16, 2013

* Daniel Schwaegler	Manager	January 16, 2013

*By:	/s/ Douglas F. Bauer
	Name:	Douglas F. Bauer
	Title:	Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1*	Form of Underwriting Agreement
2.1*	Form of Plan of Conversion of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
3.1†	Form of Certificate of Incorporation of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
3.2†	Form of Bylaws of TRI Pointe Homes, Inc., to be effective prior to the completion of this offering
4.1†	Specimen Common Stock Certificate of TRI Pointe Homes, Inc.
4.2*	Form of Investor Rights Agreement between TRI Pointe Homes, Inc. and VIII/TPC Holdings, L.L.C., to be effective prior to the completion of this offering
5.1*	Opinion of Sidley Austin LLP regarding the validity of the securities being registered
10.1†	Amended and Restated Revolving Line of Credit Loan Agreement by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of May 29, 2012
10.2†	First Agreement to Modify Loan Documents by and between California Bank & Trust and TRI Pointe Homes, LLC, dated as of December 21, 2012
10.3†	Form of 2013 Long-Term Incentive Plan
10.4*	Form of Registration Rights Agreement among TRI Pointe Homes, Inc. and the members of TRI Pointe Homes, LLC, to be effective prior to the completion of this offering
10.5†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Douglas F. Bauer, to be effective upon the completion of this offering
10.6†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Thomas J. Mitchell, to be effective upon the completion of this offering
10.7†	Form of Amended and Restated Senior Officer Employment Agreement by and between TRI Pointe Homes, Inc. and Michael D. Grubbs, to be effective upon the completion of this offering
10.8†	Form of Indemnification Agreement between TRI Pointe Homes, Inc. and each of its directors and officers, to be effective upon the completion of this offering
21.1†	List of subsidiaries of TRI Pointe Homes, Inc., upon completion of this offering
23.1	Consent of Ernst & Young LLP
23.2†	Consent of John Burns Real Estate Consulting, LLC
23.3*	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included in the signature page of the initial filing of this Registration Statement)
99.1†	Consent of Richard D. Bronson to be named as an Independent Director
99.2†	Consent of Wade H. Cable to be named as an Independent Director
99.3†	Consent of Steven J. Gilbert to be named as an Independent Director
99.4†	Consent of Thomas B. Rogers to be named as an Independent Director

*	To be filed by amendment.
†	Previously filed.